   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 17, 1996



                                                      REGISTRATION NO. 333-11083

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          POCKET COMMUNICATIONS, INC.
             (Exact name of Registrant as specified in its charter)
                            ------------------------

               Maryland                                4812                               52-1872888
       (State of incorporation)            (Primary Standard Industrial                (I.R.S. Employer
                                           Classification Code Number)               Identification No.)

                            ------------------------

                               2550 M Street, NW
                                   Suite 200
                              Washington, DC 20037
                                 (202) 496-4300
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                Daniel C. Riker
               Chairman of the Board and Chief Executive Officer
                          Pocket Communications, Inc.
                               2550 M Street, NW
                                   Suite 200
                              Washington, DC 20037
                                 (202) 496-4300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:


       RONALD S. SCHIMEL, ESQ.                ROGER H. KIMMEL, ESQ.                  GARY P. CULLEN, ESQ.
      Miles & Stockbridge, P.C.                  Latham & Watkins            Skadden, Arps, Slate, Meagher & Flom
        Woodmere I, Suite 400                    885 Third Avenue                   333 West Wacker Drive
       9881 Broken Land Parkway                 New York, NY 10022                    Chicago, IL 60606
       Columbia, MD 21046-1153


                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As promptly as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
---------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
---------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
                                                                         AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES                                        OFFERING        REGISTRATION
TO BE REGISTERED                                                        PRICE(1)(2)         FEE(3)
--------------------------------------------------------------------------------------------------------
Class B Common Stock,
  $.01 par value per share..........................................   $172,500,000         $59,483
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------


(1) Includes $22,500,000 relating to shares of Class B Common Stock that the Underwriters have options to purchase to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act.


(3) Previously paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED DECEMBER 17, 1996

PROSPECTUS
            , 1996
                                                 SHARES

                                     [LOGO]

                          POCKET COMMUNICATIONS, INC.

                              CLASS B COMMON STOCK


    All of the shares of Class B Common Stock offered hereby (the "Offering") are being sold by Pocket Communications, Inc. Prior to the Offering, there has been no public market for the Class B Common Stock. It is currently estimated
that the initial public offering price will be between $       and $       per
share. See "Underwriting" for information relating to the factors considered in determining the initial public offering price.



    After the Offering, the Company's issued and outstanding capital stock will consist of Class A Common Stock and Class B Common Stock. Initially, each holder of Class A Common Stock is entitled to five votes per share, and each holder of Class B Common Stock is entitled to one vote per share on all matters submitted to a vote of stockholders. Except as required by law and the Company's Articles of Incorporation, holders of the Class A Common Stock and the Class B Common Stock vote together as a single class. The holders of Class A Common Stock vote as a separate class for the election of a majority of the directors, and the holders of Class B Common Stock vote as a separate class for the election of the remainder of the directors. Shares of Class A Common Stock will be convertible into shares of Class B Common Stock on a 1-to-1 basis under certain circumstances and subject to certain limitations, including compliance with FCC requirements. Each share of Class A Common Stock and Class B Common Stock will share ratably in any dividends or other distributions, including upon the liquidation, dissolution or winding up of the Company. See
"Description of Capital Stock."



    Concurrently with the Offering, the Company is offering $    million gross
proceeds of     % Senior Discount Notes due 2007 (the "Notes") to the public
(the "Debt Offering" and, together with the Offering, the "Offerings"). The Offering is not conditioned upon completion of the Debt Offering, but the Debt Offering is conditioned upon completion of the Offering.



    Application has been made to have the Class B Common Stock quoted on the Nasdaq National Market under the symbol "PCKT."



    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION CONCERNING CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
         ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-----------------------------------------------------------------------------------------------------------
                                                    PRICE            UNDERWRITING           PROCEEDS
                                                   TO THE            DISCOUNTS AND           TO THE
                                                   PUBLIC           COMMISSIONS(1)         COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share...................................           $                   $                    $
Total(3)....................................           $                   $                    $
-----------------------------------------------------------------------------------------------------------

(1) See "Underwriting" for indemnification arrangements with the Underwriters.

(2) Before deducting expenses, estimated at $         , which will be paid by
    the Company.


(3) The Company has granted to the Underwriters a 30-day option to purchase up
    to          additional shares of Class B Common Stock at the Price to the
    Public less Underwriting Discounts and Commissions solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Public, Underwriting Discounts and Commissions, and Proceeds to
    the Company will be $         , $         and $         , respectively. See
    "Underwriting."



    The shares are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of the share certificates will be made in New York, New
York on or about            , 1997.


DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                    BEAR, STEARNS & CO. INC.


                                       COWEN & COMPANY

                                                    GOLDMAN, SACHS & CO.

                      [MAP OF POCKET MARKETS APPEARS HERE]

     IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS B COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------


     THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. AS OF THE DATE HEREOF, THE COMPANY IS IN NEGOTIATION WITH CERTAIN VENDORS AND OTHER THIRD PARTIES CONCERNING VARIOUS OF THE AGREEMENTS AND RELATED ARRANGEMENTS DESCRIBED HEREIN. SUCH AGREEMENTS ARE SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION, WHICH DOCUMENTATION MAY CONTAIN ADDITIONAL OR DIFFERENT TERMS FROM THE DESCRIPTIONS CURRENTLY SET FORTH HEREIN.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, including the Consolidated Financial Statements and the notes thereto, set forth elsewhere in this Prospectus. As used herein, the terms "Company" and "Pocket," unless otherwise indicated, refer to Pocket Communications, Inc., a Maryland corporation, and its subsidiaries. The term population equivalents ("POPs") means the Paul Kagan Associates 1995 PCS Atlas & Databook estimate of the 1995 population of a particular Major Trading Area ("MTA") or Basic Trading Area ("BTA") of the U.S. In addition, certain terms used in this Prospectus are defined in the Glossary of Terms. Unless otherwise indicated, all information in this Prospectus reflects (a) the reclassification prior to the Offering of the outstanding securities of the Company into shares of the Company's Class A Common Stock, par value $0.01 per share (the "Class A Common Stock"), and Class B Common Stock, par value $0.01 per share (the "Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") and (b) the simultaneous reverse stock split (collectively, the "Recapitalization"), to become effective upon consummation of the Offering and subject to any necessary FCC approvals. See "Description of Capital Stock." Except as otherwise specified, the information in this Prospectus assumes no exercise of the Underwriters' option
to purchase up to           additional shares of Class B Common Stock from the
Company to cover over-allotments, if any.


                                  THE COMPANY


     Pocket intends to be a leading provider of full-service wireless telecommunications services in its markets, which cover approximately 35.5 million POPs. The Company currently is the sixth largest Personal Communications Services ("PCS") licensee in the United States in terms of POPs, having acquired 43 BTA licenses, each consisting of 30 MHz of spectrum, in the FCC C Block auction, which ended on May 6, 1996. Major markets covered by the Company's PCS licenses include Chicago, Dallas-Ft. Worth, Detroit, St. Louis, New Orleans, Las Vegas, and Honolulu. More than 85% of the Company's POPs are in substantially contiguous markets located in the central region of the U.S. The Company intends to build out its PCS networks (each a "network" and collectively the "Network") rapidly using commercially established Global System for Mobile Communications ("GSM") technology, and anticipates commencing service in Las Vegas and Honolulu in the third quarter of 1997.



     The Company successfully bid $1.43 billion, net of a 25% bidding credit, for 43 BTA licenses in the FCC C Block auction. To date, the Company has paid $143 million, representing 10% of this total net bid, as a down payment (the "Downpayment"). The government financing terms for the balance of $1.28 billion include a below-market interest rate of 6.5% fixed for the 10-year term of the financing (the "Government Financing"). This Government Financing allows the Company to pay interest only on the principal balance for the first six years of the license term with payments of interest and principal amortized over the remaining four years of the license term. This favorable Government Financing significantly reduces the effective cost of these licenses to the Company on a net present value basis.



     The Company intends to position its PCS service as a "new category" of wireless telephone service aimed primarily at that segment of the mass consumer market that has not previously purchased cellular service. The Company has developed an initial marketing and advertising plan that is designed to create a new identity for the service. The Company plans to offer the mobility features of cellular, the calling features of landline and a pricing plan more similar to current local telephone service than to existing cellular. The Company will be using GSM, which is an advanced digital technology that is superior to traditional analog cellular systems in terms of voice quality, reliability, functionality and privacy while providing substantially greater capacity. The Company's marketing and distribution strategy will be based on the use of custom-designed user-friendly handsets, brand name development and unique packaging. With the increased number of wireless telecommunications services and the anticipated decrease in service rates, the Company believes that there will be a growing demand for wireless services. The Company will focus its marketing efforts to target the estimated more than 80% of the POPs in its markets who currently are not using cellular services and to attract cellular users who may be dissatisfied with the quality or cost of their existing service.

     The Company has selected GSM technology, with established commercial performance and multiple equipment suppliers, to position it to rapidly build out its PCS networks at competitive costs. Based on the announced intentions of other PCS licensees to date, the Company will be the second largest PCS licensee in the U.S. (in terms of POPs) using GSM technology. GSM permits enhanced features such as secure calling, text messaging and data and fax services. In addition, GSM permits the networking of equipment from a number of different manufacturers. The Company believes that, given the global predominance of GSM usage, the cost of GSM equipment will decrease as economies of scale in production of network equipment are realized and competition among equipment suppliers intensifies.



     Although GSM technology has only been commercially available in the United States on a limited basis, GSM is the predominant digital wireless technology in the world, serving over 26 million customers in 100 countries as of November 1996. GSM technology has been chosen by a number of other companies in the United States, which, together with Pocket's markets, are licensed to cover over 200 million POPs, or over 76% of the United States population, based on currently announced intentions. Pocket is negotiating or intends to negotiate roaming agreements with all North American GSM carriers including Pacific Bell Mobile Services Inc. ("Pacific Bell"), BellSouth Mobility DCS ("BellSouth"), Omnipoint Corporation ("Omnipoint"), InterCel, Inc. ("InterCel"), Aerial Communications, Inc. ("Aerial"), Western Wireless Corporation ("Western Wireless"), American PCS, L.P. ("APC") and Microcell Telecommunications, Inc. ("Microcell") of Canada. As of November 1996, APC, BellSouth, InterCel, Omnipoint, Pacific Bell and Western Wireless have commenced offering services utilizing GSM technology in 26 markets across the U.S. The ongoing FCC D, E and F Block PCS auctions may result in GSM technology being chosen by licensees in areas currently not having a declared GSM operator. See "Risk Factors -- GSM Technical Standard and Implications for Roaming Services."



     The Company has strategic relationships with Ericsson, Inc. ("Ericsson"), Siemens Stromberg-Carlson ("Siemens"), Northern Telecom Inc. ("Nortel"), Mitsubishi Corporation (together with certain of its affiliates, "Mitsubishi"), LCC, L.L.C. ("LCC"), Booz - Allen & Hamilton, Inc. ("Booz - Allen") and Brightpoint, Inc. ("Brightpoint"). The Company has arranged vendor financing with Ericsson and Nortel totaling $481 million for the supply of equipment and services in connection with the buildout of several of the Company's networks. In addition, the Company has reached an agreement with Siemens on the terms of additional vendor financing totaling $165 million. Under the terms of these vendor financing arrangements, Ericsson, Siemens or Nortel will be the primary network equipment supplier in their respective markets. The Company and Mitsubishi are developing a custom-designed handset and are negotiating a handset supply agreement. LCC is providing radio network design, program management (including site acquisition and construction management) and network optimization services. Booz - Allen is providing product design, information system deployment, systems integration services and management consulting. Brightpoint will provide a variety of services to the Company, including wholesale inventory management, warehousing and fulfillment. In addition, Dominion Fund IV ("Dominion Fund") will provide the Company financing for the purchase of telephone switch equipment and services in certain markets. See "Business -- Strategic Relationships."



     The key elements of the Company's business strategy are to target its products and services primarily to the mass consumer market, offer wireless products and services with superior voice quality, reliability, functionality and privacy, implement proven GSM technology, operate its business in clusters to provide a regional market focus and achieve economies of scale, and expand its market coverage through the establishment of strategic alliances with other GSM licensees and the possible acquisition of additional PCS licenses.



     - Target Mass Consumer Market. The Company's marketing strategy is to focus on the mass consumer market, targeting the estimated more than 80% of the POPs in its markets who currently are not using cellular services as well as cellular service users who may be dissatisfied with the quality or cost of their existing service. In order to attract subscribers from this potential market, the Company plans to offer service packages priced significantly below current cellular rates on a per minute basis. The Company also plans to simplify the products and services it will offer by not requiring service contracts, providing immediate service activation, offering 24-hour customer service, streamlining the customer's bill and providing user-friendly handsets. The Company plans to distribute its products and services through a variety of distribution channels, including Company-owned stores, direct marketing and retail electronics stores as well as through non-traditional channels such as supermarkets, kiosks and vending machines. Prior to launching its services, the Company plans to begin aggressively developing and marketing its brand in order to establish it in the consumer marketplace.



     - Provide Superior Products and Services. The Company plans to offer wireless products and services with superior voice quality, reliability, functionality and privacy. The Company plans to offer PCS service that will include one-way paging, voice mail, call waiting, call forwarding, conference calling and caller ID, with two-way text messaging as an option. Existing GSM technology will also enable the Company to offer personalized services such as call screening, rejection, routing and forwarding, enhanced voice mail and data transmission services such as electronic mail, facsimile and Internet access. In addition, the Company and Mitsubishi are developing a custom-designed handset that incorporates an ergonomic design with easy-to-use menus and large screens to manage handset functions and significantly longer battery life than is currently available for cellular handsets. The existing and planned GSM systems worldwide will enable the Company to offer national and international roaming in conjunction with other GSM operators.



     - Implement Proven GSM Technology. The Company believes that by building its PCS Network using commercially established GSM technology, it will minimize many risks associated with using new technology. The Company has made significant progress towards the completion of the detailed engineering and site acquisition work to build out its Las Vegas and Honolulu networks and has begun the preliminary network design and site acquisition processes in certain other service areas, including Chicago. The Company plans to begin offering services in Las Vegas and Honolulu in the third quarter of 1997, and its remaining markets in 1998, with Chicago and Detroit as the first of such markets to begin offering services. The Company plans to build out PCS networks that will be able to offer service to at least 80% of the POPs within its service areas by the end of 1998.



     - Operate in Market Clusters. The Company has organized its 43 BTAs into nine clusters to provide a regional market focus while allowing it to achieve operational efficiencies and lower infrastructure costs. The Company plans to establish management and operational teams in each of its clusters to support all of the BTAs in such clusters. Emphasis on operations at the regional market level will allow the Company to serve its customers more effectively and to build a loyal customer base. The Company also believes that this approach will allow it to customize its marketing efforts and maintain high levels of customer satisfaction. This clustering strategy is designed to facilitate network switch-sharing, allow the Company to benefit from shared resources and coordinated management and provide efficiencies in advertising, marketing and distribution within a region.


     - Expand Market Coverage. The Company currently is negotiating strategic alliances with other PCS licensees to broaden its markets. The Company also may seek to expand its markets by entering into additional strategic alliances or acquiring other PCS licenses.

                                 FINANCING PLAN


     The Company estimates that the aggregate funds required for the development, construction and deployment of PCS networks in its markets through December 31, 1997 will total approximately $805 million. This figure consists of
(i) approximately $520 million for capital expenditures, (ii) approximately $165 million in debt service requirements and (iii) approximately $120 million for operating losses and working capital needs. In addition, in conjunction with the award of its licenses, the Company has incurred the Government Financing for the balance due for its licenses. See "Description of Certain Indebtedness."



     The Company is offering            shares of Class B Common Stock in the
Offering and $   million in gross proceeds of the Notes in the concurrent Debt
Offering for estimated aggregate net proceeds to the Company of $     million
($     million if the Underwriters' over-allotment option is exercised in full).
The Company believes that the net proceeds of the Offerings in combination with available borrowings under the vendor financing, will be sufficient (i) to fund operating losses and working capital requirements, (ii) to complete the initial buildout of PCS networks and commence service in the Chicago, Las Vegas and Honolulu BTAs, (iii) to complete a significant portion of the detailed engineering and site acquisition work in Detroit, Dallas, and St. Louis, and (iv) to repay certain of the Company's debt and satisfy the Company's debt service requirements, including interest payments on the Government Financing, through 1997.



     To complete the buildout of its PCS Network and implement the Company's business strategy, the Company will require substantial additional capital, both during and after 1997, beyond amounts raised in the Offerings. The exact amount of the Company's future requirements will depend upon many factors, including the cost of development of PCS networks in each of its clusters, the extent of completion and pricing of wireless services in these clusters, the acceptance of the Company's services and the development of new consumer products. See "Risk Factors -- Significant Capital Requirements and Uncertainty of Additional Financing."


     The Company was incorporated in Maryland in 1994. The Company's principal executive offices are located at 2550 M Street NW, Suite 200, Washington, DC 20037, and its telephone number is (202) 496-4300.

                                 THE OFFERINGS


Class B Common Stock Offered
by the Company................              shares

Class B Common Stock to be
 Outstanding after the
 Offering.....................              shares (1)


Class A Common Stock to be
 Outstanding after the
 Offering.....................              shares


Total Common Stock to be
 Outstanding after the
 Offering.....................              shares (1)


Concurrent Debt Offering......   Concurrently with the Offering, the Company is
                                 offering $   million gross proceeds of   %
                                 Senior Discount Notes due 2007. Under the terms of the indenture relating to the Notes (the
                                 "Indenture"), the Company generally may not pay any dividend or make any distribution on its Common Stock unless and until the Company meets certain requirements that the Company does not expect to meet for the foreseeable future. See
                                 "Dividend Policy." The Indenture also contains covenants relating to preservation of the Company's assets, limitation on the scope of the Company's business, limitations on debt incurrence, limitations on mergers, consolidations and sales of assets of the Company, and restrictions on transactions with affiliates. The Offering is not conditioned on the consummation of the Debt Offering, but the Debt Offering is conditioned on the consummation of the Offering.



Use of Proceeds...............   The net proceeds to the Company from the
                                 Offering are estimated to be approximately
                                 $     million after deducting estimated
                                 underwriting discounts and commissions and
                                 offering expenses. This figure assumes an
                                 initial public offering price of $          per
                                 share, the midpoint of the range set forth on the cover page hereof. The Company expects to use the net proceeds of the Offering, together with the net proceeds from the Debt Offering,
                                 (i) for principal and interest payments on indebtedness (approximately $130 million), and
                                 (ii) for capital contributions to its operating subsidiaries for the buildout and operation of the PCS networks in several of its license areas, and for general corporate purposes
                                 (approximately $155 million).



Nasdaq National Market
Symbol........................   "PCKT"


---------------

(1) Includes 9,937,500 shares of Class B Common Stock assumed to be issued to holders of $72.3 million of convertible debt and term loans convertible into convertible debt, of which $7.3 million is expected to convert immediately following the consummation of the Offering and $65.0 million of which is expected to convert into convertible debt and subsequently into Class B Common Stock within 15 days following the consummation of the Offering, subject, in each case, to compliance with FCC requirements. Excludes shares reserved for issuance under the Company's stock option plans
    and grants for employees and directors, including          shares issuable
    upon exercise of outstanding options (the "Reserved Option Shares")
             shares reserved for issuance under certain circumstances to members of the Control Group to comply with certain FCC requirements (the "Control
    Group Option Shares") and          shares issuable upon the exercise of
    warrants. See "Management -- Stock Option Plans" and "-- Compensation of Directors," "Regulation of the Wireless Telecommunications Industry," "Description of Certain Indebtedness," and "Description of Capital Stock."


                                  RISK FACTORS

     Prior to making an investment in the Class B Common Stock offered hereby, prospective purchasers of the Class B Common Stock should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table sets forth summary historical financial information and operating data of the Company for the period from April 20, 1994 (inception) to December 31, 1994, the fiscal year ended December 31, 1995 and the nine-month periods ended September 30, 1995 and 1996. The information set forth below was derived from, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements of the Company (the "Consolidated Financial Statements") and notes thereto included elsewhere in this Prospectus. The financial information and operating data for the nine-month periods ended September 30, 1995 and 1996 were derived from the unaudited consolidated financial statements of the Company and, in the opinion of management, include all adjustments necessary for a fair presentation of such data. Interim results are not necessarily indicative of results to be expected for the full fiscal year.



                                                                                         NINE MONTHS
                                             FOR THE PERIOD                          ENDED SEPTEMBER 30,
                                             APRIL 20, 1994         YEAR ENDED       --------------------
                                          TO DECEMBER 31, 1994   DECEMBER 31, 1995    1995         1996
                                                                                         (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues..............................        $     --              $    --        $    --     $     --
  Operating expenses....................           1,039                7,172          4,469        8,752
                                                --------             --------        --------
  Operating loss........................          (1,039)              (7,172)        (4,469)      (8,752)
  Interest income (expense).............              --                 (221)            50       (3,921)
                                                --------             --------        --------
  Net loss..............................        $ (1,039)             $(7,393)       $(4,419)    $(12,673)
                                                ========             ========        ========
  Pro forma net loss per common
     share(1)...........................                              $                          $
  Pro forma weighted average number of
     common shares outstanding(1).......
  Ratio of pro forma as adjusted
     earnings to pro forma as adjusted
     fixed charges(2)...................



                                                                        AS OF SEPTEMBER 30, 1996
                                                                ----------------------------------------
                                                  AS OF                                     PRO FORMA
                                            DECEMBER 31, 1995    ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA
  Working capital (deficit)...............       $(2,905)       $(15,971)    $(57,655)      $
  License costs...........................        40,050          71,338      966,594
  Total assets............................        44,333         110,785      993,946
  Short-term borrowings...................         1,500           1,031       42,906
  Government Financing, net of discount...            --              --      823,918
  Long-term debt, including deferred
     interest.............................        40,400          98,847       50,214
  Total stockholders' equity (deficit)....        (2,116)        (13,526)      57,476


---------------

(1) See Note 3 of the Notes to Consolidated Financial Statements for an explanation of the pro forma loss per share and the shares used in computing pro forma loss per share.

(2) The Company's pro forma as adjusted earnings for the year ended December 31, 1995 and for the nine month period ended September 30, 1996 are insufficient to cover pro forma as adjusted fixed charges by $7.4 million and $13.2 million, respectively.


(3) Gives effect to certain events and transactions which occurred subsequent to September 30, 1996, including (i) the $57.6 million of additional borrowings under certain loan agreements and credit facilities to satisfy the balance of the Downpayment, (ii) the issuance of an $8 million promissory note as a fee in securing certain financing to satisfy the Downpayment, (iii) the conversion of approximately $72.3 million of convertible debt and term loans convertible into convertible debt into 9,937,500 shares of Class B Common Stock, of which $7.3 million is expected to convert immediately following the consummation of the Offering and $65.0 million of which is expected to convert into convertible debt and subsequently into Class B Common Stock within 15 days following the consummation of the Offering, subject, in each case, to compliance with FCC requirements, (iv) the capitalization as an intangible asset of the FCC licenses awarded to the Company and the recognition of the resulting net indebtedness to the FCC of $823.9 million and (v) the utilization of escrow funds of $15.0 million, which was applied towards the Downpayment, including $5.0 million, which was received for 625,000 shares of Class B Common Stock issued on November 8, 1996.


(4) Gives effect to the events and transactions referred to in note 3 above and
    (i) the sale by the Company of          shares of Class B Common Stock
    pursuant to the Offering (at an assumed initial public offering price of
    $    per share, the midpoint of the range stated on the cover page hereof),
    resulting in estimated aggregate net proceeds of approximately $    million,
    (ii) the Debt Offering, resulting in estimated aggregate net proceeds of
    approximately $    million and (iii) the application of the net proceeds
    therefrom to repay $    million of borrowings under certain loan and credit
    facilities.

                                  RISK FACTORS


     Purchasers of shares of Class B Common Stock should carefully consider and evaluate all of the information set forth in this Prospectus, including the risk factors listed below. In addition to the historical information contained herein, this Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from those discussed in such forward looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as those discussed elsewhere in this Prospectus.


DEVELOPMENT STAGE COMPANY; HISTORICAL AND EXPECTED FUTURE OPERATING LOSSES


     The Company was incorporated in April 1994 for the purposes of (i) acquiring broadband PCS licenses in the FCC C Block auctions, (ii) constructing and operating PCS networks in its markets and (iii) offering wireless communications services in these areas. The Company has no significant operating history and no significant operations. The Company is subject to all the risks typically associated with start-up entities, including, but not limited to, its potential inability to obtain sufficient financing, implement the Company's strategic plan and attract and retain qualified individuals. The Company has incurred net losses from inception to September 30, 1996 of approximately $21.1 million. The Company will be incurring further significant expenses in advance of generating revenues and is expected to realize net operating losses in its initial stages of operations while it develops and constructs its PCS networks and builds a customer base. Although the Company intends to commence PCS service in its Las Vegas and Honolulu markets in the third quarter of 1997, there can be no assurance that it will be able to generate revenues during that period. In addition, there can be no assurance that the Company will achieve or sustain profitability or positive cash flow from operating activities in the future, in which case it may not be able to meet its debt service or working capital requirements and the shares of Class B Common Stock may have little or no value. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


HIGH LEVERAGE; RESTRICTIVE COVENANTS; ABILITY TO SERVICE DEBT


     The Company is, and will continue to be, highly leveraged and subject to significant financial restrictions and limitations. As of September 30, 1996, on an as adjusted basis after giving effect to the Offerings and the Government
Financing, the Company's total indebtedness would have been $    billion. In
addition, the Company has entered into two vendor financing agreements, and currently is negotiating an additional vendor financing agreement, pursuant to which the Company will be entitled to draw down up to $646 million, subject to certain conditions. See "Dependence On Vendor Agreements." The Company also is entitled, subject to the restrictions in the Indenture and certain loan agreements, to incur substantial additional indebtedness. See "Description of Certain Indebtedness."



     The Company's obligations to the U.S. Government pursuant to the Government Financing is approximately $1.28 billion. Although the Company's obligation under the Government Financing is recorded on the Company's financial statements at its estimated fair market value of $823.9 million, the amount that would be owed to the U.S. Government if the Government Financing were declared immediately due and payable would be $1.28 billion plus accrued interest. The initial annual interest payments on the Government Financing will be approximately $83.5 million (at a fixed interest rate of 6.5% per annum), payable in quarterly installments commencing February 28, 1997. The Company may incur substantial financial penalties, license revocation or other enforcement measures at the FCC's discretion in the event that the Company becomes unable to make timely payments on its Government Financing. Payments are deemed untimely for such purposes if not made within 90 days after they become due. The FCC has indicated that, in the event that a C Block licensee anticipates an inability to make any required payment based upon bankruptcy, foreclosure or financial distress, there will be a presumption in favor of granting the licensee's request for a further three-month grace period before the FCC cancels its license. In the event of default by the Company, the FCC could reclaim the licenses, reauction them, and subject the Company to a penalty, which may be comprised of the difference between the price at which the Company acquired its license and the amount of the winning bid at the reauction, plus an additional penalty of 3% of the lesser of the subsequent winning bid and the defaulting bid. There can be no assurance that the Company will be able to submit all of the required payments pursuant to the Government Financing in a timely manner, or that the FCC will not require immediate repayment of all amounts due under the Government Financing or revoke the Company's licenses, if it fails to meet such obligations. In either such event, the Company will likely be unable to meet its obligations to other creditors.


     The current payment terms of the Government Financing for the PCS licenses are conditioned upon the continued compliance by the Company with certain equity ownership requirements and restrictions promulgated by the FCC for the C Block auction, which are new and have not yet been interpreted. Although the Company intends to conform its ownership structure to such requirements and restrictions, there can be no assurance that it will succeed in doing so. Failure to maintain such compliance may result in imposition of less favorable schedules for or acceleration of payments due under the license acquisition, imposition of fines or revocation of the licenses. See "-- Control Group Requirement" and "Regulation of the Wireless Telecommunications Industry."



     The Indenture for the Notes and certain vendor financing agreements will contain, and any additional financing agreements may contain, certain restrictive covenants. The Indenture and such vendor financing agreements will require the Company to comply with certain financial and operational performance covenants. Although the Company expects to remain in compliance with such covenants, there can be no assurance to that effect. The restrictions in the vendor financing agreements and the Indenture will affect, and, in some cases, will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, create liens, sell assets and engage in mergers and consolidations. In addition to such covenants, the Indenture and the vendor financing agreements will require the Company to maintain certain financial ratios. See "Description of Certain Indebtedness" for a more detailed description of the restrictive covenants and other terms of the vendor financing agreements and the Indenture. An event of default under the vendor financing agreements and the Indenture would allow the lenders thereunder to accelerate the maturity of the indebtedness. In such event, it is likely that substantially all of the Company's indebtedness, excluding the Government Financing, would become immediately due and payable. The Company is in compliance with the debt covenants contained in its financing agreements.



     For the year ended December 31, 1995 and for the nine months ended September 30, 1996, the Company's pro forma as adjusted earnings would have been insufficient to cover pro forma as adjusted fixed charges by approximately $7.4 million and $13.2 million, respectively. The successful implementation of the Company's business strategy is necessary for the Company to be able to meet its debt service requirements. The buildout of the PCS Network will require substantial additional capital beyond those funds raised in the Offerings. See "-- Significant Capital Requirements and Uncertainty of Additional Financing." In addition, the Company's ability to satisfy its obligations once the PCS Network is deployed will depend upon the Company's future performance, which is subject to a number of factors, many of which are beyond the Company's control. There can be no assurance that the Company can complete the PCS Network or that, once the PCS Network is completed, the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. In such event, the Company may need to seek additional financing and if in default on any covenants of its financing agreements, seek waivers from its lenders or vendors of which there can be no assurance that such waivers will be granted. In addition, the indebtedness under vendor financing agreements and the Notes may need to be refinanced at their maturity. There can be no assurance that any such financing or refinancing could be obtained on terms that are acceptable to the Company. In the absence of such financing or refinancing, the Company could be materially limited in its ability to build out its PCS networks or be forced to dispose of its assets under circumstances that might not result in the realization of the highest price in order to make up for any shortfall in the payments due on its indebtedness. Given that a substantial portion of the Company's assets are intangible, principally licenses granted by the FCC, the value of which depends upon a variety of factors (including the success of the Company's PCS business and the wireless telecommunications industry in general), and the transfer of which requires prior FCC approval and is subject to specific C Block transfer restrictions, there can be no assurance that the Company's assets could be sold expeditiously or for sufficient amounts to enable the

Company to meet its obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."


SIGNIFICANT CAPITAL REQUIREMENTS AND UNCERTAINTY OF ADDITIONAL FINANCING



     The Company will require substantial capital to fund the development, construction, debt service and operating costs of its PCS Network. Through December 31, 1997, the majority of the Company's requirements are expected to be met through a combination of the net proceeds from the Offerings and vendor financing. In the event that the Company completes its buildout of the PCS networks more quickly than expected, the costs are greater than anticipated or the Company takes advantage of acquisition opportunities, including those that may arise through future FCC auctions, the Company will require additional funding prior to December 31, 1997. In all circumstances, the Company will require substantial additional funding to complete the buildout and implement the Company's business strategy after December 31, 1997.



     Sources for future financing may include additional vendor financing, debt financing and equity offerings. The Company currently has no sources of revenue. There can be no assurance that such future financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and consistent with any limitations that may be contained in the vendor financing, other financing arrangements then existing or FCC regulations. Inability to obtain such financing could result in delay or reduction of the Company's development and construction plans, cause its development and construction to fall behind its competitors in providing PCS services, and result in failure to meet the FCC buildout requirements and its debt service obligations, which, individually or in the aggregate, could have a material adverse effect on the Company's financial condition and results of operation. In addition, failure to meet the buildout requirements could result in the imposition of fines by the FCC or the revocation of the Company's PCS licenses. Any future financing may also have an adverse effect on the price of the shares of Class B Common Stock. In addition, compliance with certain FCC regulations regarding equity ownership of C Block licenses may limit the Company's flexibility in obtaining additional financing.



COMPETITION



     In each of its PCS markets, the Company will potentially compete with up to five other PCS providers. A and B Block PCS licensees in the Company's service areas include, among others, AT&T Wireless Services, Inc. ("AT&T Wireless"), PrimeCo Personal Communications L.P. ("PrimeCo") and Sprint PCS ("Sprint Spectrum"). In addition, such competitors are implementing PCS networks based on a standard other than GSM, and, as a result, the Company faces competition with respect to which PCS standard will achieve greater market success in the United States. See "-- GSM Technical Standard and Implications for Roaming Services." These companies received their PCS licenses in June 1995 and have had significant lead time for the buildout of their networks, and some have begun to provide service. The FCC's auction of broadband D, E and F Block licenses began on August 26, 1996, and, accordingly, there will be additional PCS competitors in the Company's PCS markets.



     The PCS Network to be deployed by the Company will compete, directly or indirectly, with all market segments in telecommunications, including cellular, as well as landline, specialized mobile radio ("SMR") service, enhanced SMR ("ESMR") service, paging (including two-way paging) and mobile satellite systems. The principal cellular providers in the Company's PCS markets are AT&T Wireless, SBC Communications, Inc. ("SBC"), Ameritech Cellular Systems ("Ameritech") and AirTouch Communications, Inc. ("AirTouch"). PCS may also face competition for users from cable operators who expand into offering traditional communications services over their cable systems in the future. Energy utilities and local multipoint distribution service ("LMDS") providers may also seek to offer communications services over their infrastructure in the future. The Company also expects that existing cellular providers servicing the Company's PCS markets will seek to improve their networks and upgrade their technologies to provide comparable services in competition with those of the Company. Moreover, the FCC recently relaxed its limitation on cellular cross-ownership of PCS licenses in the same area, permitting existing cellular licensees to acquire up to 20 MHz of broadband PCS spectrum in overlapping markets, and certain cellular companies have sought judicial review of this 20 MHz limitation in proceedings that, if successful, could permit them to acquire 30 MHz PCS licenses in such markets. Such competition from traditional cellular providers entering the PCS industry in overlapping markets could adversely affect the Company's competitive position. Competition in telecommunications services generally, including landline services, is expected to result in declining prices that could affect the prices that the Company may be able to charge for its services. In addition, the FCC has proposed or adopted rules authorizing additional spectrum for communications services including spectrum in the 2300 MHz band which may be available for several wireless communications services that compete with PCS. Finally, the Company may face competition from technologies that may be introduced in the future. See "Business -- Competition."



     All of such competition is expected to be intense. Many of the Company's existing and potential competitors have substantially greater access than the Company to capital, experienced personnel and technical and marketing resources. There can be no assurance that the Company will be able to compete in this environment. The Company's strategy for competing against its direct competitors includes the rapid buildout of its Network infrastructure and the development of a subscriber base by implementing proven GSM technology. There can be no guarantee that the Company's strategy will be successful.



DEPENDENCE ON VENDOR AGREEMENTS



     The Company's future financial condition is highly dependent upon its ability to build out rapidly and then operate a PCS network in the markets for which it has received licenses. To do so effectively will require the timely delivery of infrastructure equipment for use in the Company's base stations and switching offices and of handsets for subscriber use. To date, the Company has entered into agreements with Ericsson and Nortel for the supply of network equipment and services. The Company and Siemens have agreed on the terms for pricing of equipment to be provided by Siemens, and a definitive agreement is being negotiated. Agreements have been entered into with Nortel and Ericsson for related vendor financing totaling $481 million. In addition, the Company has agreed with Siemens on terms for $165 million of vendor financing, with a definitive agreement to be executed. The agreements governing the vendor financing contain a number of customary representations, warranties, covenants and conditions. In addition, such agreements require the Company's subsidiaries to receive certain minimum capital contributions prior to drawing down funds under the facilities. The Company expects to satisfy a portion of such minimum capital contributions through the Offerings. Moreover, additional significant capital contributions will be required in order to access the total commitments under the vendor financing. The Company also has a letter of intent from Mitsubishi for the supply of handsets and expects to enter into additional agreements with other vendors to ensure the availability of handsets in sufficient volumes and at acceptable prices. There can be no assurance that definitive agreements will be executed with potential vendors. See
"Business -- Strategic Relationships."



     Although the Company chose its vendors based upon their experience, manufacturing expertise and servicing abilities, there can be no assurance that such vendors will be able to provide the Company with the equipment and services required to build out the Company's PCS Network in a timely and cost effective manner and for the Company to operate it at a high level of performance and subscriber satisfaction. The termination of any of the described supply agreements or the failure of any of the vendors to perform under the supply agreements could have a material adverse effect on the Company's financial condition and results of operations.



EMERGING MARKET FOR PCS SERVICE



     PCS systems have no significant operating history in the United States and there can be no assurance that these businesses will become profitable. In addition, the extent of potential demand for PCS in the Company's markets cannot be estimated with any degree of certainty. The inability of the Company to establish PCS services or to obtain appropriate equipment for its PCS business would have a material adverse effect on the Company. In addition, the Company's success in the implementation and operation of its PCS Network is subject to certain factors beyond the Company's control, including changes in general and local economic conditions, availability of equipment, communications service rates charged by others, the supply and demand for PCS and for other wireless communications services, the commercial viability of PCS networks as a result of competition from wireline and wireless operators in the same geographic region, the federal and state regulatory environment affecting the operation of PCS networks (including the enactment of new statutes and the promulgation of new rules and regulations and changes in the interpretation or enforcement of existing rules and regulations) and technology that may potentially render obsolete the PCS Network the Company plans to deploy. There can be no assurance that one or more of these factors will not have an adverse effect on the Company's financial condition and results of operations. See "-- Government Regulation."


GSM TECHNICAL STANDARD AND IMPLICATIONS FOR ROAMING SERVICES


     The Company has chosen the GSM technical standard for deployment in its PCS markets. Although GSM has been in commercial use outside the U.S. since the beginning of 1992, it was adapted to the 1900 MHz band and commercially deployed in the U.S. approximately one year ago. There can be no assurance that the Company will not experience technical problems in the deployment of GSM. Additionally, there is no assurance that equipment manufacturers will continue to produce products compatible with GSM-based technology if other digital technologies become more widely used or products for such other technologies become more cost effective to build. Furthermore, at least two other PCS technologies are competing for acceptance in the U.S., Code Division Multiple Access ("CDMA") and Time Division Multiple Access ("TDMA"), and alternative technological and service advancements could materialize in the future, none of which is required to be compatible with GSM. Such existing and potential technologies could prove both viable and competitive to the GSM-based technology chosen by the Company. Until all competing technologies, including CDMA, TDMA and GSM, are commercially deployed and operational, it is not certain which technology, or combination of technologies, will be preeminent and gain marketwide acceptance. Additionally, if in the future the PCS industry agrees to adopt a technology standard that is not compatible with GSM, the Company's GSM technology might be rendered obsolete and the Company's financial condition and results of operations would be materially adversely affected.



     The Company's selection of the GSM technology may limit its ability to provide and obtain roaming service in other, non-GSM markets in the future. Due to the current incompatibility of the various digital protocols, customers using one PCS technology can only roam in other service areas having at least one PCS provider using the same technology. Dual mode phones, which would allow users to switch between PCS technologies or between PCS and cellular services, as used in the U.S., are not yet available. Although such phones are currently in development, there is no certainty as to whether such phones would be commercially accepted on a wide scale. Therefore, the scope of roaming coverage available to GSM system users will depend on, among other things, the selection of GSM technology by certain other PCS licensees and the availability of dual mode phones. To date, 14 PCS licensees, including the Company, have announced that they intend to deploy, or have deployed, GSM-based PCS networks in the U.S. Together, these licensees represent markets with a population of over 200 million, or 76% of the U.S. population. Several major PCS providers, including PrimeCo and Sprint Spectrum, have publicly announced that they intend to deploy, or have deployed, CDMA-based PCS networks. AT&T Wireless and SBC have selected the TDMA standard. Successful bidders in the D, E and F Block auctions of PCS licenses may or may not select GSM technology. It is anticipated that together, CDMA-based PCS providers, including competitors in several of the Company's markets, will own licenses covering approximately 91% of the U.S. population (based on 1990 U.S. Census Bureau figures) and AT&T Wireless and SBC, using the TDMA standard, own PCS licenses covering approximately 45% of the U.S. population (based on 1990 U.S. Census Bureau figures). To the extent that there will be service areas with no GSM system, the roaming options of GSM system users may be limited until dual mode phones become available. Such roaming limitations may adversely affect the Company's ability to establish a PCS customer base and to compete successfully in the PCS business with those PCS operators offering greater roaming capabilities.


PCS NETWORK BUILDOUT

     The Company's proposed development and operation of its PCS Network involves a high degree of risk. The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each of the relevant BTAs within five years from the grant of the licenses (the "Five-Year Buildout Requirement"), and to at least two-thirds of the population within 10 years from the grant of the licenses (the "Ten-Year Buildout Requirement"). Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of its licenses or the imposition of fines by the FCC. See "Regulation of the Wireless Telecommunications Industry." The PCS buildout in each BTA is subject to the successful completion of network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing and the satisfactory accommodation of microwave users currently using the spectrum. There can be no assurance that the Company will be able to implement its PCS network in any particular market in accordance with its current buildout plan and schedule. It is possible that failure by the Company to meet the buildout requirement in one of its service areas might result in forfeiture or risk of forfeiture of all of the Company's PCS licenses. Accordingly, the Company must be committed to building out each of its service areas regardless of the expected return from any one service area. Delays in any of these areas or other unanticipated setbacks could have a material adverse effect on the Company's ability to complete the buildout in a timely manner.



     The successful buildout of the Company's PCS networks will depend, to a significant degree, upon the Company's ability to lease or acquire appropriate sites for the location of its base station equipment. While the Company has made significant progress in the site selection and acquisition processes in Las Vegas and Honolulu, the completion of such processes will require the successful negotiation of agreements for the use or acquisition of numerous sites and may require the Company to obtain zoning variances or other governmental or local regulatory approvals, the granting of which is beyond the Company's control. Delays in the site acquisition process, as well as construction delays and other related factors, could adversely affect the commencement of commercial service of the Company's PCS networks. See "-- Relocation of Fixed Microwave Licensees" and "Regulation of the Wireless Telecommunications Industry."



     In addition, the implementation of the PCS buildout plan is subject to the availability of the infrastructure equipment and handsets that the Company plans to use. Accordingly, there are risks associated with the completion of development, the timely manufacture and the successful deployment of this equipment in the buildout of the Company's PCS networks. The Company has entered into agreements for the supply of equipment with Ericsson and Nortel and is negotiating a similar agreement with Siemens. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," "Business -- Strategic Relationships" and "Description of Certain Indebtedness."



RISKS ASSOCIATED WITH RAPID EXPANSION



     The Company's growth may cause a significant strain on its operational and financial resources. To manage its growth effectively, the Company will be required to continue to implement and improve its operational and financial systems. The Company's success will depend in large part on a limited number of key technical, marketing and sales employees and on the Company's ability to attract and retain highly talented personnel. Competition for qualified personnel in the PCS equipment and service industries is intense. The demands of rapid expansion will require the addition of new management personnel and the development of additional expertise by existing management. The failure of the Company's management team to effectively manage growth could have a material adverse effect on the Company's financial condition and results of operations.



POTENTIAL FLUCTUATIONS IN FUTURE RESULTS



     The Company believes that its future operating results over both the short and long term will be subject to annual and quarterly fluctuations due to several factors, some of which are outside the Company's control. These factors include, among others, the buildout cost of PCS networks for all of its service areas (including any unanticipated costs associated therewith), variations in market demand for the Company's products and services, establishment of a market for PCS, competition over pricing and services, changes in the regulatory environment, and general and local economic conditions. In addition, the extent of the potential demand for PCS cannot be estimated with certainty. Moreover, no assurance can be given that the nationwide churn rate in the existing cellular subscriber base of approximately 25% per year will not translate into a similar churn rate in the Company's targeted PCS subscriber base. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RAPID CHANGE IN WIRELESS TELECOMMUNICATIONS INDUSTRY



     The wireless telecommunications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades of existing analog wireless networks, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements, and changes in end-user requirements and preferences. Also, there is uncertainty as to the extent of customer demand as well as the extent to which airtime and monthly access rates may continue to decline. As a result, the future prospects of the industry and the Company as well as the success of PCS and other competitive services are uncertain. There can be no assurance that new technologies or products that are superior in quality and services or that are more commercially effective than the Company's technology or products will not be developed.



CONTROL GROUP REQUIREMENT



     The Company qualified as an Entrepreneur and a Small Business, as such terms are defined by the FCC rules and regulations, for participation in the C Block auction and payment for its C Block PCS licenses. To retain its C Block PCS licenses and its favorable Government Financing, the Company must maintain such status (the "Designated Entity Status"). Alternatively, it may assign or transfer its licenses to another entity qualifying for Designated Entity Status, subject to prior FCC approval. To maintain all of the benefits of its Designated Entity Status, the Company's Control Group and Qualifying Investors (each, as defined in "Regulation of the Wireless Telecommunications Industry") must retain certain minimum stock ownership and voting stock of the Company as well as de jure and de facto control of the Company for 10 years from the date of grant of its PCS licenses. In addition, no non-Control Group investor or group of affiliated investors can exceed certain maximum levels of equity or voting control without potentially affecting the Company's Designated Entity Status. The FCC has indicated that it will not rely solely on de jure control in determining whether the Control Group and its Qualifying Investors are truly in control of an entity. Even if the Control Group (and the Qualifying Investors) holds the requisite percentages of equity and voting control, the FCC will still engage in a fact-specific inquiry to determine whether actual control exists. Factors indicating control include whether the Control Group members manage the day-to-day activities of the entity, elect a majority of the board of directors, constitute some of the entity's officers and directors, appoint, promote, demote and dismiss senior executives and otherwise exercise actual control. See "Regulation of the Wireless Telecommunications Industry."



     The Company believes it has taken steps to comply with and prevent violation of such regulatory requirements, including the adoption of certain charter provisions and certain agreements among the Company and its Control Group members that ensure adherence to such requirements. However, the FCC requirements are new and have not been interpreted and there can be no assurance that the Company's ownership and control structure will not be challenged. See "Business -- Legal Proceedings" and "Description of Capital Stock." If such challenges are successful, the Company could be required to restructure or recapitalize, or possibly forfeit its PCS licenses. Failure by the Company to maintain its Designated Entity Status could result in the imposition of less favorable schedules for or the acceleration of payments due under the Government Financing or revocation of its licenses. The inability of non-Control Group stockholders to gain control of the Company could negatively impact the price of the shares of Class B Common Stock and the Company's ability to attract additional capital. This control requirement may also discourage certain transactions involving an actual or potential change of control of the Company, including transactions in which the holders of Class B Common Stock might receive a takeover premium for their shares over the then-prevailing market price. The control requirement may also necessitate the issuance of additional equity to the Control Group stockholders as discussed under "Description of Capital Stock" to ensure that the Control Group maintains the requisite minimum equity ownership mandated under the FCC rules to maintain the Company's Designated Entity Status. The Company's Articles of Incorporation (the "Articles of Incorporation") also provide for the right to cancel transfers, redeem shares or adjust the voting control of shares to maintain the Company's Designated Entity Status in the event a non-Control Group member holds more than certain maximum levels of equity or voting control, and the Board of Directors does not conclude that such ownership is consistent with the Company's Designated Entity Status. See "Control by Principal Stockholders."



CONTROL BY PRINCIPAL STOCKHOLDERS



     Upon consummation of the Recapitalization, holders of Class A Common Stock (who will be the only members of the Control Group) will be entitled to five votes per share and holders of Class B Common Stock will be entitled to one vote per share. Immediately after the Offering, the Control Group, consisting of Daniel C. Riker, the Company's Chairman of the Board and Chief Executive Officer, Janis A. Riker, the Company's President, and Teleconsult, Incorporated ("Teleconsult"), a telecommunications consulting and systems integration company of which Eduardo Paz, a director of the Company, is President and sole director, will beneficially own all of the issued and outstanding Class A Common Stock,
representing approximately     % of the outstanding shares of Common Stock and
    % of the combined voting power of the Common Stock (the "Voting Power"). The Control Group, collectively, will also beneficially own in the aggregate shares of issued and outstanding Class B Common Stock, which, combined with
their shares of Class A Common Stock, will represent approximately     % of the
outstanding shares of Common Stock and      % of the Voting Power. To maintain
its Designated Entity Status, the number of votes per share of Class A Common Stock may be adjusted as needed to ensure that the total number of votes of the issued and outstanding shares of Class A Common Stock is not less than 50.1% of the Voting Power. The Company would also have the right to adjust the voting rights of non-Control Group members who exceed their allowed voting threshold. As sole owners of the Class A Common Stock, the Control Group members have the right to elect, as a separate class, a majority of the Board of Directors of the Company (the "Board of Directors" or the "Company Board"). With respect to certain extraordinary corporate actions, however, the affirmative vote of 66 2/3% or 75% of the entire Board of Directors is required. The concentration of Voting Power in a small group of investors may adversely affect the price of the Class B Common Stock. See "Description of Capital Stock."



     In order to maintain all of the benefits of the Designated Entity Status, the Control Group and Qualifying Investors must maintain certain minimum equity interest levels for periods of three and ten years, respectively, from the date of grant of the PCS licenses. To ensure compliance with such requirements, the Articles of Incorporation and the Control Group Shareholders' Agreement (the "Control Group Agreement") limit transfers or issuances of capital stock of the Company that, if effective, would result in violation of such requirements. In the event that the Company issues additional equity or takes other action that would otherwise result in violation of such requirements, the members of the Control Group will be granted options to purchase shares of Class A Common Stock and Class B Common Stock at 90% of the fair market price at the time of exercise or, if necessary to maintain the Qualifying Investors' equity requirements, with options to purchase shares of Class A Common Stock and Class B Common Stock at the fair market price at the time of grant to the extent necessary to comply with such requirements pursuant to the terms of a Control Group Stock Option Plan (the "Control Group Option Plan.") Such issuance would cause disproportional dilution of other stockholders' interests and may negatively impact the Company's ability to attract additional capital. See "Principal Stockholders," "Regulation of the Wireless Telecommunications Industry" and "Description of Capital Stock."



FOREIGN OWNERSHIP LIMITATIONS



     As of December 6, 1996, the Company had approximately 21.45% of its capital stock owned, directly or indirectly, by stockholders which are foreign entities or are owned or partially owned by foreign entities. Such stockholders include Teleconsult, Incorporated, MTI BVI, Inc. and Booz-Allen. The Company holds all of its PCS licenses indirectly through one or more subsidiaries. Under existing law, if the parent entity of a licensee has more than 25% of its capital stock owned or voted, directly or indirectly, by a foreign entity, the FCC can revoke or refuse to renew a license if it finds that the public interest will be served by its refusal to renew or revocation. In addition, no more than 20% of the capital stock of an FCC licensee may be owned or voted, directly or indirectly, by a foreign entity. The Company intends to structure all investments in the Company so as to comply with these guidelines. These restrictions could adversely affect the ability of the Company to obtain additional equity financing from foreign companies. The FCC staff has suggested in recent inquiries to other C Block applicants whose licenses have not yet been granted that in certain circumstances debt may be considered as capital stock for purposes of these requirements. The Company believes that the debt held by its foreign lenders should not qualify as capital stock for such purposes, and the FCC staff recently rejected a challenge to the Company's compliance with these requirements, which was based in part upon its borrowings from foreign entities. However, the FCC has not yet definitively interpreted these statutory requirements in the context of the C Block auction and there is no assurance that it would agree with the staff's conclusion. If the FCC deems that the Company has exceeded the foreign ownership or control limits, it could revoke or deny the renewal of the Company's licenses or require the Company to restructure. See "-- Finality of C Block License Awards at License Grant Date," "Business -- Legal Proceedings" and "Regulation of the Wireless Telecommunications Industry."


GOVERNMENT REGULATION


     The licensing, construction, operation, acquisition and sale of PCS networks, as well as the number of PCS, cellular and other wireless licensees permitted in each market, are regulated by the FCC. Changes in the regulation of such activities could have a material adverse effect on the Company's operations. To the extent not otherwise preempted by federal law, the states are permitted to regulate any other terms and conditions of wireless services (other than rates), such as but not limited to customer billing information and practices; consumer protection matters; bundling of service and equipment; availability of wholesale capacity; and facilities siting issues. There can be no assurance that state agencies having jurisdiction over the Company's business will not adopt regulations, impose taxes on PCS licenses or take other actions that would adversely affect the business of the Company. Federal and state regulators will also determine important aspects of the Company's operations, such as technical aspects of and payments for interconnections with landline and other wireless networks.



     The Telecommunications Act of 1996, enacted on February 8, 1996 (the "Telecommunications Act of 1996"), mandated significant changes in the regulation of the telecommunications industry to promote the competitive development of new service offerings, to expand the public availability of telecommunications services and to streamline regulation of the industry. The implementation of these mandates by the FCC and state authorities potentially involves numerous changes in established rules and policies which could adversely affect the Company's financial condition or results of operations. See "Regulation of the Wireless Telecommunications Industry."



     On July 26, 1996, the FCC released a report and order establishing timetables for making emergency 911 services available by PCS and other mobile services providers, including "enhanced 911" services that provide the caller's telephone number, location and other useful information. Pending petitions for reconsideration by the FCC include requests for the FCC to eliminate the requirement to process non-code identification calls, and to establish guidelines for resolving carrier liability issues. Many wireless providers believe that the current timetables contemplated by the FCC for provision of enhanced 911 services are unrealistic and contemplate substantial technical challenges, enormous costs for wireless providers, and increased potential for fraud, abuse and other illegal activities. By late 1997, PCS providers must be able to process and transmit 911 calls (without call validation), including those from callers with speech or hearing disabilities. Assuming a cost recovery mechanism is in place, by mid-1998 such providers must have completed actions enabling them to relay a caller's automatic number identification and cell site, and by 2001 they must be able to identify the location of a 911 caller within 125 meters in 67% of all cases. Various parties have petitioned the FCC to reconsider certain requirements imposed in the order.



     On August 8, 1996, the FCC released its decision implementing the interconnection provisions of the Telecommunications Act of 1996. The FCC's decision is lengthy and complex and is the subject of both petitions for reconsideration and judicial review. As a result of these proceedings, the precise contours and effects of the FCC's interconnection order are difficult to predict with certainty. However, the FCC's decision concludes that CMRS providers are entitled to reciprocal compensation arrangements with local exchange carriers ("LECs") and prohibits LECs from charging CMRS providers for terminating LEC-originated traffic. While the FCC has noted the potential for asserting federal jurisdiction over certain aspects of CMRS interconnection, it has so far determined to defer primarily to the states in implementing interconnection policies pursuant to general guidelines established by the FCC. Under these guidelines, states must set arbitrated rates for interconnection and access to unbundled elements based upon LECs' long run incremental costs, plus a reasonable share of forward-looking joint and common costs. In lieu of such cost-based rates, the FCC has also established for use by states a benchmark range of 0.2-0.4 cents per minute for end office termination pending further cost-based studies, and subject to a possible "true-up" payment later. The FCC has also permitted states to impose "bill and keep" arrangements, under which CMRS providers would make no payments for LEC termination of calls where LECs and CMRS providers have symmetrical termination costs and roughly balanced traffic flows. However, the FCC has found no evidence that these conditions presently exist. The relationship of these charges to the payment of access charges and universal service contributions has not yet been resolved by the FCC.


     Several parties have sought reconsideration of the order by the FCC, and a number of parties also have petitioned for review of the order in several federal courts of appeal. Those petitions have been consolidated before the United States Court of Appeals for the Eighth Circuit, which on October 15, 1996 stayed substantial portions of the FCC's order pending judicial review. On November 1, 1996, the Eighth Circuit modified the stay to exclude certain non-pricing portions of the rules that primarily relate to wireless telecommunications providers. On November 12, 1996, the U.S. Supreme Court denied applications to lift the stay.



     All PCS licenses are granted for a ten-year period, at the end of which period the licensee may apply for renewal. Licenses may be revoked by the FCC at any time for cause. All 30 MHz broadband PCS licenses, including those of the Company, are subject to the Five-Year Buildout Requirement and the Ten-Year Buildout Requirement. PCS licenses generally will be renewed based upon FCC rules and policies establishing a presumption in favor of licensees that have provided "substantial" service during the past license term and have substantially complied with their regulatory obligations during the initial license period, but there can be no assurance that any or all of the Company's PCS licenses will be so renewed. See "-- PCS Network Buildout."



     The Company must obtain a number of approvals, licenses and permits for the operation of its business, including land use regulatory approvals and licenses from the Federal Aviation Administration (the "FAA") in connection with its PCS towers. There is no assurance that the various federal, state and local agencies responsible for granting such licenses, approvals and permits will do so or that, once granted, those agencies will not revoke or fail to renew them. Failure to obtain such licenses, approvals and permits could adversely affect, delay commencement of or prohibit certain business operations proposed by the Company. See "Regulation of the Wireless Telecommunications Industry."


     Regulation of the wireless telecommunications industry is subject to constant change. There are a number of issues on which regulation has been or may be suggested, including the effect of wireless communications equipment on medical equipment and devices as well as interference between types of wireless systems. As new regulations are promulgated on these or other subjects, the Company may be required to modify its business plans or operations in order to comply with any such regulations. There can be no assurance that the Company will be able to do so in a cost effective manner, if at all. See "-- Radio Frequency Emission Concerns; Medical Device Interference" and "Regulation of the Wireless Telecommunications Industry."


     Along with the broadband PCS auctions, future auctions and the subsequent regulation of the licensees will be administered by the FCC. The FCC has created eligibility requirements and conditions to be met for a company to be awarded and to retain a license in the Entrepreneurs (C and F) Block auctions and to qualify for preferential payment options. Although the Company believes that it meets the appropriate eligibility requirements and that its ownership structure, network design, buildout plans and financing plans will satisfy the FCC conditions, there is no certainty that subsequent actions by the Company or its subsidiaries, unanticipated delays, difficulties in the deployment of the system or future regulatory changes or interpretations will not result in the violation of one or more such requirements or in the failure of the Company to meet such conditions. Any changes in the law and regulations or interpretations thereof affecting the PCS industry could have a significant adverse impact on the Company and its plans. The Company's business may be adversely affected by the adoption of restrictive government regulation, which is beyond the Company's control. The failure to comply, on an ongoing basis, with all applicable current and future FCC regulations could result in revocation of its licenses or otherwise prove detrimental to the Company.


FINALITY OF C BLOCK LICENSE AWARDS AT LICENSE GRANT DATE



     The grant of a C Block license by the FCC becomes final after a 30- to 40-day reconsideration period following the license grant date, provided that such order of license grant is not subject to FCC reconsideration, a petition for reconsideration, an application for review, or judicial appeal. On November 4, 1996, the license grant date (the "License Grant Date"), the Company was authorized to commence construction of its PCS Network for the licensed service area. Any preparation for PCS network construction prior to the grant becoming final (e.g., negotiation with incumbent microwave licensees, site acquisition activities and equipment procurement and construction) will be performed at the Company's risk and expense. As of October 31, 1996, the Company's total network development expenditures were approximately $14.8 million including costs for site acquisition, engineering and billing and customer management system. The FCC's grants of the Company's applications for its PCS licenses were the subject of certain challenges by two third parties. The FCC denied such challenges and one of these third parties has filed an application for review of the FCC's decision. See "Business -- Legal Proceedings."



DEPENDENCE UPON KEY PERSONNEL



     The Company will be dependent, to a large degree, on the services of certain key members of management. Loss of the services of such members of management could have a material adverse effect on the business of the Company and qualified replacements may be difficult or impossible to find or retain. See "Management -- Employment Agreements."



UNCERTAINTY OF PROTECTION OF INTELLECTUAL PROPERTY RIGHTS AND BRANDING



     The Company's business strategy relies on a combination of trademarks and non-disclosure and development agreements in order to establish and protect its proprietary rights. As the Company expects to be a retail provider of PCS, the success of its marketing strategy will depend in part on its ability to create value in its brand name. The Company has applied for registration of the name "Pocket Communications" and certain derivatives thereof. The Company has been informed by a seller of long distance calling cards that such party may object to the use of the term Pocket as a mark for certain types of goods and services. The Company has responded to this objection. To date, no formal opposition to the grant of the Company's registrations has been filed. Another party which markets certain telecommunications products has informed the Company that the Company's use of "Pocket Communications" may infringe on its unregistered use of a similar name for a business product. The Company has responded to said party requesting additional information, and said party has filed no formal opposition to the Company's registration.



     The Company has proceeded with registration of a number of brand designs, slogans and service marks. There can be no assurance, however, that such registration, if granted, will provide any meaningful benefit to the Company. The Company's competitors may develop branding with significantly greater name recognition than that of the Company. Failure by the Company to develop value in a brand name or to develop suitable alternatives thereto would have a material adverse effect on the Company's ability to market its products and services and could require the Company to invest significant additional funds to develop or license alternatives. Furthermore, the Company will need to develop, register and promote a trade name for its mass market phones. There can be no assurance that a brand name chosen by the Company will be granted registration or that if granted registration will provide any meaningful benefit to the Company or will not be challenged by owners of similar trade names. The Company's failure to obtain federal registration or other suitable protection of its trademark or brand name could have a material adverse effect on the Company. See
"Business -- Products and Services" and "-- Marketing and Distribution
Strategy."

FINALIZATION OF TERMS OF GOVERNMENT FINANCING



     The Government Financing available to the Company is evidenced by an FCC installment payment plan note for each BTA license acquired in the Auction (collectively, the "FCC Notes") with terms and conditions, all of which have not yet been definitively interpreted. Significant provisions of the FCC Notes, which are currently under review and interpretation, include, among others, the terms of the FCC Notes, the underlying Security Agreement, matters involving collateral including whether the FCC licenses will be cross collateralized where the Company holds or controls licenses for multiple PCS markets, and the assignment of the FCC licenses by the licensee. The success of the Company's financing plan is dependent upon the ability to secure adequate vendor financing to allow for the timely delivery of infrastructure equipment to be used in the buildout of the Company's PCS Network. If subordinated security arrangements with the Company's vendors are not acceptable to the FCC, the Company may have to seek to amend its vendor financing agreements.



MINORITY INTERESTS IN CERTAIN SUBSIDIARIES



     The Company holds an indirect 73.1% interest in a limited partnership (including a 1% general partner interest) formed to build and operate the Company's PCS network in the Las Vegas BTA and expects to hold an indirect 95% interest in an entity it expects to form to build and operate the Company's PCS network in the Honolulu and Hilo BTAs. The Company intends to transfer certain of its PCS licenses to wholly owned subsidiaries of such partially owned subsidiaries, subject to receipt of necessary FCC approvals. See
"Business -- Minority Interests in Certain Subsidiaries." The Company plans to structure certain of its partially owned subsidiaries and their respective wholly owned subsidiaries with the requisite Control Group structure. Transfers of the licenses pursuant to such plans will be subject to FCC approval. Although the Company believes that such structure would allow it to comply with the Control Group requirements, both at the subsidiary level and at the Company level, there can be no assurance that the Company's ownership and control structure will not be challenged. If such challenges are successful, the Company could be required to restructure or recapitalize some of its subsidiaries or the entire Company or forfeit some of its PCS licenses. Failure on the part of the Company to maintain its Designated Entity Status could result in the imposition of less favorable schedules for or acceleration of payments due under the Government Financing or revocation of some of its licenses. See "-- Control Group Requirement."



RELOCATION OF FIXED MICROWAVE LICENSEES



     A PCS licensee will be required to share a portion of its spectrum with existing licensees that operate certain fixed microwave systems within each of its BTAs. These licensees will initially have priority use of their portion of the spectrum. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to negotiate agreements to pay for the relocation of many of these existing licensees. In such places where relocation is necessary to permit operation of the Company's PCS networks, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. The Company also may be required to contribute to the costs of relocation under agreements reached by other PCS licensees if such relocation benefits the Company's license areas. Depending on the terms of such agreements, the Company's ability to operate its PCS networks profitably may be adversely affected. See "Regulation of the Wireless Telecommunications Industry."


RADIO FREQUENCY EMISSION CONCERNS; MEDICAL DEVICE INTERFERENCE

     Allegations have been raised that certain RF emissions from wireless handsets may be linked to various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. In August 1996, the FCC released a report and order adopting new and generally more restrictive standards for evaluating the environmental effects of RF emissions from FCC-regulated transmitters, including wireless handsets. These standards generally follow the criteria established by the National Council on Radiation Protection and Measurements and endorsed by the Environmental Protection Agency, and are, in certain respects, similar to existing standards developed by the American National Standards Institute. Environmental assessments are required for RF radiation levels in excess of those established by these criteria, which assessments could significantly impede the grant of FCC authorizations necessary for commencing service. The new standards include specific absorption rate limits for low power devices such as PCS handsets designed for use within 20 centimeters of the body of the user and separate maximum permissible exposure limits for controlled and uncontrolled environments for PCS mobile devices with at least 1.5 watts effective radiated power that are normally maintained at greater distances from the body. In a petition for reconsideration of the FCC's report and order filed in September 1996, the Electromagnetic Energy Association ("EEA") urged the FCC to preempt state and local regulations for RF exposure, arguing that existing rules are "inconsistent with FCC regulations." EEA also asked the FCC to reconsider adoption of a hybrid RF exposure standard and to select the American National Standards Institute version instead. In accordance with the Telecommunications Act of 1996, the FCC has preempted state and local regulation of PCS facilities on the basis of RF environmental effects, but only to the extent such facilities comply with these new federal standards. Although the Company's selected handsets comply with applicable standards, concerns over RF emissions may have the effect of discouraging the use of wireless handsets, which could have an adverse effect upon the Company's financial condition and results of operations.



     Certain interest groups have requested that the FCC investigate claims that digital wireless handsets pose health concerns and cause interference with hearing aids and other medical devices. The Center for the Study of Electromagnetic Compatibility at the University of Oklahoma (the "Center"), which was founded in 1994 with funds from the wireless industry, is studying this issue. The Center recently released results from the first phase of its study, which focused on the operation of handsets at maximum power. This study indicated that the three wireless technologies tested, including GSM, caused interference with hearing aids in some instances. In addition, the Personal Communications Industry Association (the "PCIA") announced in July 1995 that it was undertaking an industry-wide study to gather information on possible PCS interference with medical devices for all PCS standards. There can be no assurance that the findings of such studies will not have an adverse effect on the Company's business (including its use of GSM technology) or that such findings will not lead to government regulations that will have an adverse effect on the Company's business.



     Results from researchers working under the guidance of Wireless Technology Research LLC indicate that digital wireless handsets may cause interference with some pacemakers, although those results show that GSM handsets cause only minimal interference. These researchers have recommended preliminarily that patients dependent on pacemakers avoid using digital telephones and that nondependent patients keep such telephones away from their implanted devices. There can be no assurance that such recommendations will not lead to governmental regulation or that such recommendations will not have a material adverse effect on the Company. See "Regulation of the Wireless Telecommunications Industry."



DILUTION



     Investors participating in the Offering will incur immediate and substantial dilution. To the extent outstanding options and warrants to purchase the Common Stock are exercised or indebtedness convertible into Common Stock is converted, there will be further dilution. Dilution may also result from future stock option grants and equity issuances. In connection with such grants and issuances, stock options may have to be granted to Control Group members including Qualifying Investors to maintain FCC required equity ownership levels, thereby increasing such dilutive effect. See "Dilution," "Regulation of the Wireless Telecommunications Industry" and "Description of Capital Stock."


SHARES ELIGIBLE FOR FUTURE SALE


     After consummation of the Offering, stockholders of the Company prior to
the Offering will own approximately    % of the outstanding Class B Common Stock
(   % if the Underwriters over-allotment option is exercised in full). Sales of substantial amounts of Class B Common Stock in the public market after the Offering could adversely affect the market price for the Class B Common Stock and the Company's ability to raise additional capital. See "Shares Eligible for Future Sale."

NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE



     Prior to the Offering, there has been no public market for the Class B Common Stock. Although application has been made to have the Class B Common Stock quoted on the Nasdaq National Market ("Nasdaq"), there can be no assurance that an active public market for the Class B Common Stock will develop or will be sustained. The initial public offering price will be determined through negotiations between the Company and the Underwriters. See "Underwriting." There can be no assurance that the price at which the Class B Common Stock will trade in the public market after the Offering will not be lower than the initial public offering price. In addition, the stock market has experienced volatility that has particularly affected the market prices of equity securities of many telecommunications companies. Broad market fluctuations may adversely affect the market price of the Class B Common Stock.



BENEFITS OF THE OFFERING TO CURRENT SHAREHOLDERS



     This Offering will provide substantial benefits to current equity stockholders of the Company. Consummation of this Offering is expected to create a public market for the Class B Common Stock held by some of the Company's current stockholders, including directors and executive officers of the Company. As of September 30, 1996, stockholders have contributed an aggregate of approximately $8.8 million for the 29,124,069 shares of Common Stock outstanding at September 30, 1996. Based on an assumed initial public offering price of
$     per share (the midpoint of the range on the cover page hereof), this
Offering will result in an unrealized gain to such stockholders in the aggregate
of approximately $     million. The Company's Control Group, which will continue
to hold Class A Common Stock after the consummation of the Offering, will not receive any immediate economic benefits with respect to such Class A Common Stock, other than the ability to convert Class A Common Stock into Class B Common Stock over time, subject to certain restrictions. Based upon an assumed
initial public offering price of $     per share (the midpoint of the range on
the cover page hereof), this Offering will result in an unrealized gain to such
Control Group stockholders in the aggregate of approximately $     . See "-- No
Prior Market; Possible Volatility of Stock Price," "-- Dilution," and "Description of Capital Stock -- Common Stock."

                                USE OF PROCEEDS


     The net proceeds to the Company from the Offering are estimated to be
approximately $     million after deducting estimated underwriting discounts and commissions and offering expenses. This figure assumes an initial public
offering price of $     per share, the midpoint of the range set forth on the
cover page hereof. The Company expects to use the net proceeds of the Offering, together with the net proceeds from the Debt Offering (estimated to be $ million), (i) for principal and interest payments on indebtedness (approximately $130 million, including $41.7 million of borrowings under the Short-Term Facility (as defined herein) maturing on November 8, 1997 and bearing interest at 11.25% per annum, payable quarterly, which borrowings were used for the Downpayment), and (ii) for capital contributions to its operating subsidiaries for the buildout and operation of the PCS networks in its license areas, and for general corporate purposes (approximately $155 million). Pending such uses, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment grade marketable securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Certain Indebtedness."


                                DIVIDEND POLICY


     The Company has never paid or declared any cash dividends on its Common Stock. The Company presently intends to retain future earnings to support the growth of its business and, therefore, does not anticipate paying cash dividends in the near future. The payment of any future dividends on the Common Stock will be determined by the Board of Directors in light of conditions then existing, including the Company's earnings, financial condition, capital requirements, restrictions in financing arrangements, business conditions, regulations relating to the Control Group ownership requirements and other factors. Under the provisions of the Articles of Incorporation, the declaration of dividends on Common Stock requires the approval of at least two-thirds of the entire Board of Directors. In addition, the Indenture and certain vendor financing agreements are expected to contain provisions that will restrict the ability of the Company to pay cash dividends on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION


     The pro forma net tangible book value (deficit) of the Company at September
30, 1996 was approximately $(   ) million or $(     ) per share of Common Stock.
Pro forma net tangible book value per share represents the amount of the Company's tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding, after the anticipated conversion of $72.3 million principal amount of certain convertible debt and term loans convertible
into convertible debt into   shares of Class B Common Stock. After giving effect
to the sale by the Company of           shares of the Class B Common Stock
offered hereby at an assumed initial public offering price of $     , the
midpoint of the range stated on the cover page hereof, resulting in estimated
aggregate net proceeds of approximately $     million, the pro forma net
tangible book value of the Company at September 30, 1996 would have been
approximately $     per share. This represents an immediate increase of $
per share to existing stockholders and stockholders resulting from the anticipated conversion, subject to FCC requirements, of approximately $72.3 million of convertible debt and term loans convertible into convertible debt
(together, the "Current Stockholders") and an immediate dilution of $       to
new investors purchasing Class B Common Stock in the Offering. The following table illustrates this per share dilution as of September 30, 1996.



    Initial public offering price per share..........................              $
      Pro forma net tangible book value (deficit) per share before the Offering................................................  $
      Increase per share attributable to the Offering................
                                                                       -------
    Pro forma net tangible book value (deficit) per share after the
      Offering.......................................................
                                                                                   -------
    Dilution per share to new investors..............................              $
                                                                                   =======



     If the Underwriters' over-allotment option were exercised in full, the pro forma net tangible book value per share of Common Stock after giving effect to
the Offering would be $(     ) per share, the increase in net tangible book
value per share would be $     and the dilution to persons who purchase shares
of Class B Common Stock would be $     per share.



     The following table summarizes, on a pro forma basis as of September 30, 1996, the differences between the Current Stockholders and the investors in the Offering with respect to the number of shares of Common Stock acquired from the Company, the total consideration paid therefor and the average price per share paid by the Current Stockholders and the investors in the Offering, at the
assumed initial public offering price of $     per share, the midpoint of the
range stated on the cover page hereof.



                                        SHARES ACQUIRED           TOTAL CONSIDERATION         AVERAGE
                                     ----------------------     ------------------------       PRICE
                                       NUMBER       PERCENT        AMOUNT        PERCENT     PER SHARE
Current Stockholders...............                       %     $                      %      $
Investors in Offering..............                       %     $                      %      $    --
                                     ----------     -------     ------------     -------     ---------
     Total.........................                  100.0%     $                 100.0%


     The foregoing computations in this Dilution section exclude the Reserved Option Shares, the Control Group Option Shares and shares reserved for issuance upon exercise of certain warrants. See "Management -- Stock Option Plans,"
"-- Compensation of Directors," "Regulation of the Wireless Telecommunications Industry," "Description of Certain Indebtedness" and "Description of Capital Stock."

                                 CAPITALIZATION


     The following table sets forth the actual, pro forma and pro forma as adjusted capitalization of the Company as of September 30, 1996. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and the notes thereto appearing elsewhere in this Prospectus. See "Use of Proceeds."



                                                                            AS OF SEPTEMBER 30, 1996
                                                                   -------------------------------------------
                                                                                                  PRO FORMA
                                                                   ACTUAL(1)    PRO FORMA(2)    AS ADJUSTED(3)
                                                                                 (IN THOUSANDS)
Cash and cash equivalents........................................  $    288       $    479        $
                                                                    =======        =======           =======
Short-term borrowings............................................  $  1,031       $ 42,906        $
                                                                    =======        =======           =======
Long-term debt:
  Senior Discount Notes..........................................  $     --       $     --        $
  Government Financing, net of discount of $460.2 million(4).....        --        823,918
  Other including deferred interest..............................    98,847         50,214
                                                                    -------        -------           -------
         Total long-term debt....................................    98,847        874,132
Minority interest................................................     1,420          1,420
Redeemable Class B Common Stock..................................     1,500          1,500
Stockholders' equity (deficit)(5):
  Preferred Stock, par value $.01 per share, 100,000,000 shares authorized; no shares issued and outstanding.................
  Common Stock, par value $.01 per share,
    Class A Common Stock, 100,000,000 shares authorized,
      19,700,000 shares issued and outstanding actual;
      pro forma shares issued and outstanding; and
      shares issued and outstanding pro forma as adjusted........       197            197
    Class B Common Stock, 500,000,000 shares authorized,
      7,623,340 shares issued and outstanding actual; 18,185,840 pro forma shares issued and outstanding; and shares
      outstanding pro forma as adjusted(6).......................        76            182
  Additional paid-in capital.....................................    15,573         81,378
  Subscription receivable........................................    (6,750)        (1,750)
  Deferred compensation..........................................    (1,517)        (1,517)
  Deficit accumulated during the development stage...............   (21,105)       (21,014)
                                                                    -------        -------           -------
         Total stockholders' equity (deficit)....................   (13,526)        57,476
                                                                    -------        -------           -------
  Total capitalization...........................................  $ 88,241       $934,528        $
                                                                    =======        =======           =======


---------------
(1) Gives effect to the Recapitalization, effected prior to the consummation of the Offering.


(2) Gives effect to certain events and transactions which occurred subsequent to September 30, 1996, including (i) the $57.6 million of additional borrowings under certain loan agreements and credit facilities to satisfy the balance of the Downpayment, (ii) the issuance of an $8.0 million promissory note as a fee in securing certain financing to satisfy the Downpayment, (iii) the conversion of approximately $72.3 million of convertible debt and term loans convertible into convertible debt convertible into 9,937,500 shares of Class B Common Stock, of which $7.3 million is expected to convert immediately following the consummation of the Offering and $65.0 million of which is expected to convert into convertible debt and subsequently into Class B Common Stock within 15 days following the consummation of the Offering, subject, in each case, to compliance with FCC requirements, (iv) the capitalization as an intangible asset of the FCC licenses awarded to the Company and the recognition of the resulting net indebtedness to the FCC of $823.9 million and (v) the utilization of escrow funds of $15.0 million, which was applied towards the Downpayment, including $5.0 million, which was received for 625,000 shares of Class B Common Stock issued on November 8, 1996.



(3) Gives effect to the events and transactions referred to in note 2 above and
    (i) the sale by the Company of       shares of Class B Common Stock pursuant
    to the Offering (at an assumed initial public offering price of $      per
    share, the midpoint of the range stated on the cover page hereof), resulting
    in estimated aggregate net proceeds of approximately $    million, (ii) the
    Debt Offering resulting in estimated aggregate net proceeds of approximately
    $    million, and (iii) the application of the net proceeds therefrom to repay $  million of borrowings under certain loan and credit facilities.



(4) Recorded at its estimated fair market value at November 4, 1996, the date at which the FCC licenses were awarded to the Company.



(5) Excludes the Reserved Option Shares, the Control Group Option Shares and shares issuable upon the exercise of warrants. See "Management -- Stock Option Plans" and "-- Compensation of Directors," "Regulation of the Wireless Telecommunications Industry," "Description of Certain Indebtedness" and "Description of Capital Stock." The Company expects that the number of authorized shares of capital stock will be adjusted as part of the Recapitalization.



(6) Excludes 843,750 shares, 218,750 shares and     shares subscribed and not
    issued and outstanding at September 30, 1996, Actual, Pro Forma and Pro Forma As Adjusted, respectively.

                            SELECTED FINANCIAL DATA


    The following table presents selected historical financial data of the Company, which should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto included elsewhere in this Prospectus. The consolidated statement of operations data set forth below for the year ended December 31, 1995 and the period April 20, 1994 (date of inception) to December 31, 1994 and the consolidated balance sheet data as of December 31, 1995 and 1994 are derived from the Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus. The selected consolidated financial data for the nine-month periods ended September 30, 1995 and 1996 has been derived from the unaudited consolidated financial statements of the Company, which, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The results for the nine-month periods ended September 30, 1995 and 1996 are not necessarily indicative of the results that may be expected for the full year or for any future period.


                                                                                                NINE MONTHS
                                                    FOR THE PERIOD                          ENDED SEPTEMBER 30,
                                                    APRIL 20, 1994         YEAR ENDED       --------------------
                                                 TO DECEMBER 31, 1994   DECEMBER 31, 1995    1995         1996
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
  Revenues.....................................        $     --              $    --        $    --     $     --
  Operating expenses:
    General and administrative.................             198                4,348          2,469        6,919
    Business development.......................             841                2,257          1,538        1,266
    Sales and marketing........................              --                  567            462          567
                                                         ------               ------         ------       ------
  Operating loss...............................          (1,039)              (7,172)        (4,469)      (8,752)
  Interest income (expense)....................              --                 (221)            50       (3,921)
                                                         ------               ------         ------       ------
  Net loss.....................................        $ (1,039)             $(7,393)       $(4,419)    $(12,673)
                                                         ======               ======         ======       ======
PRO FORMA:
  Pro forma net loss per common share(1).......                              $                          $
  Pro forma weighted average number of common
    shares outstanding(1)......................
  Ratio of pro forma as adjusted earnings to
    pro forma as adjusted fixed charges(2).....



                                                 AS OF DECEMBER               AS OF SEPTEMBER 30, 1996
                                                       31,            ----------------------------------------
                                                -----------------                                 PRO FORMA
                                                1994       1995        ACTUAL    PRO FORMA(3)   AS ADJUSTED(4)
BALANCE SHEET DATA:                                                     (IN THOUSANDS)
  Working capital (deficit)...................  $(113)    $(2,905)    $(15,971)    $(57,655)      $
  License costs...............................     --      40,050       71,338      966,594
  Total assets................................     23      44,333      110,785      993,946
  Short-term borrowings.......................     --       1,500        1,031       42,906
  Government Financing, net of discount.......     --          --           --      823,918               --
  Long-term debt, including deferred               --      40,400       98,847       50,214
    interest..................................
  Minority interest...........................     --          76        1,420        1,420
  Total stockholders' equity (deficit)........   (100)     (2,116)     (13,526)      57,476


---------------
(1) See Note 3 of the Notes to Consolidated Financial Statements for an explanation of the pro forma loss per share and the shares used in computing pro forma loss per share.

(2) The Company's pro forma as adjusted earnings for the year ended December 31, 1995 and for the nine month period ended September 30, 1996 are insufficient to cover pro forma as adjusted fixed charges by $7.4 million and $13.2 million, respectively.


(3) Gives effect to certain events and transactions which occurred subsequent to September 30, 1996, including (i) the $57.6 million of additional borrowings under certain loan agreements and credit facilities to satisfy the balance of the Downpayment, (ii) the issuance of an $8 million promissory note as a fee in securing certain financing to satisfy the Downpayment, (iii) the conversion of approximately $72.3 million of convertible debt and term loans convertible into convertible debt convertible into 9,937,500 shares of Class B Common Stock, of which $7.3 million is expected to convert immediately following the consummation of the Offering and $65.0 million of which is expected to convert into convertible debt and subsequently into Class B Common Stock within 15 days following the consummation of the Offering, subject, in each case, to compliance with FCC requirements, (iv) the capitalization as an intangible asset of the FCC licenses awarded to the Company and the recognition of the resulting net indebtedness to the FCC of $823.9 million and (v) the utilization of escrow funds of $15.0 million, which was applied towards the Downpayment, including $5.0 million, which was received for 625,000 shares of Class B Common Stock issued on November 8, 1996.


(4) Gives effect to the events and transactions referred to in note 3 above and
    (i) the sale by the Company of       shares of Class B Common Stock pursuant
    to the Offering (at an assumed initial public offering price of $
    per share, the midpoint of the range stated on the cover page hereof),
    resulting in estimated aggregate net proceeds of approximately $    million,
    (ii) the Debt Offering resulting in estimated aggregate net proceeds of
    approximately $    million, and (iii) the application of the net proceeds
    therefrom to repay $         million of borrowings under certain loan and
    credit facilities.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


     The Company was incorporated in April 1994 for the purposes of (i) acquiring PCS licenses from the FCC, (ii) constructing and operating PCS networks in its markets and (iii) offering wireless communications services in these areas. The Company is currently the sixth largest PCS licensee in the U.S. in terms of POPs, having acquired 43 BTA licenses in the C Block auction which ended on May 6, 1996. More than 85% of the Company's POPs are in substantially contiguous markets located in the central region of the United States. The Company intends to build out its PCS networks rapidly using commercially proven GSM technology and intends to offer commercial services in Las Vegas and Honolulu in the third quarter of 1997.



     Since formation, the Company has been focusing on developing its business and has not generated any operating revenues. The Company has been devoting its efforts to establishing its business, including recruiting its management team, conducting market research, participating in the C Block auction, arranging financing and performing initial activities relating to the development and construction of its PCS networks including detailed engineering and site acquisition work to build out its Las Vegas and Honolulu networks and has begun the preliminary network design and site acquisition processes in certain other service areas, including Chicago.


RESULTS OF OPERATIONS


  NINE MONTHS ENDED SEPTEMBER 30, 1996 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1995



     Total operating expenses increased $4.3 million to $8.8 million for the nine-month period ended September 30, 1996, compared with $4.5 million for the comparable period in 1995. General and administrative expenses were $6.9 million and $2.5 million, representing approximately 78% and 56% of operating expenses for each of the nine-month periods ended September 30, 1996 and 1995, respectively. The increase in general and administrative expenses is primarily attributable to (i) a $3.6 million increase in headcount and personnel related costs, including $1.8 million of compensation expense in connection with stock options committed to employees and directors at an exercise price below the fair market value of the Common Stock, and (ii) an increase of $531,000 in occupancy related costs, including equipment rental, both of which reflect the Company's growth in connection with efforts to prepare for the C Block auction and to arrange financing. Business development expenses were $1.3 million and $1.5 million, representing approximately 15% and 33% of operating expenses for the nine-month periods ended September 30, 1996 and 1995, respectively. The decrease in business development expenses is primarily attributable to increased consulting and professional services during 1995 in preparation of the commencement of the C Block auction in the fourth quarter of 1995. Sales and marketing expenses were $567,000 and $462,000, representing 7% and 11% of operating expenses for the nine-month periods ended September 30, 1996 and 1995, respectively. The increase in sales and marketing expenses was primarily attributable to initial efforts in marketing the Company's products and services, which the Company expects to begin offering in the third quarter of 1997.



     Net interest expense was $3.9 million for the nine-month period ended September 30, 1996, as compared to $50,000 of interest income for the nine-month period ended September 30, 1995. The increase in net interest expense is a result of financing agreements undertaken in 1995 to fund both working capital requirements and the Downpayment for the PCS licenses. See "Description of Certain Indebtedness."


  YEAR ENDED DECEMBER 31, 1995 COMPARED TO THE PERIOD FROM APRIL 20, 1994 (INCEPTION) TO DECEMBER 31, 1994


     Total operating expenses increased $6.2 million to $7.2 million for 1995, compared with $1.0 million for the period April 20, 1994 to December 31, 1994. General and administrative expenses were $4.3 million and $198,000, representing approximately 60% and 19% of operating expenses for 1995 and the period from April 20, 1994 to December 31, 1994, respectively. The increase in general and administrative expenses is primarily attributable to (i) a $3.5 million increase in headcount and personnel related costs and (ii) an increase of $367,000 in occupancy related costs, including equipment rental, both of which reflect the Company's growth in connection with efforts to prepare for the C Block auction and to arrange financing. Business development expenses were $2.3 million and $841,000, representing 32% and 81% of operating expenses in 1995 and the period April 20, 1994 to December 31, 1994, respectively. The increase in business development expenses was primarily attributable to professional fees related to services during the C Block auction and to the development of the Company's corporate structure. The decrease in business development expenses as a percentage of operating expenses was due to certain one-time development efforts incurred in 1994. Sales and marketing expenses were $567,000 in 1995, representing 8% of operating expenses and reflecting the initial costs in marketing the Company's products and services, which the Company expects to begin offering in the third quarter of 1997.


     Net interest expense was $221,000 for the year ended December 31, 1995 compared to no interest expense or income in the period April 20, 1994 to December 31, 1994. The increase in net interest expense is a result of financing agreements undertaken in 1995 to fund both working capital requirements and the Downpayment. See "Description of Certain Indebtedness."


LIQUIDITY AND CAPITAL RESOURCES


     As set forth in its consolidated statements of cash flows, since inception through September 30, 1996, the primary source of cash has been $6.8 million from the sale of Common Stock and $78.1 million of proceeds from the issuance of debt, $61.6 million of which is convertible into Class B Common Stock or convertible debentures convertible into Class B Common Stock, subject to compliance with FCC requirements. These sources of cash have (i) financed operating activities of $12.2 million including personnel related costs and consulting and legal fees through September 30, 1996, (ii) funded capital expenditure requirements of $2.1 million, including $1.6 million in connection with the design and development of certain PCS networks and (iii) partially funded the Company's initial FCC license deposit. At September 30, 1996, the Company had $288,000 of cash and cash equivalents and negative working capital of $16.0 million. Subsequent to September 30, 1996, the Company arranged for borrowing facilities of $57.4 million applied to the Downpayment and vendor and bridge financing facilities aggregating $15.2 million to meet short-term requirements.


  FINANCING PLAN


     To date, sources of financing arranged by the Company total approximately $2.1 billion primarily from (i) the issuance of $14.3 million in Common Stock,
(ii) $646 million of committed vendor financing (the "Existing Financing") for the construction and buildout of certain of its markets and for working capital purposes, (iii) debt issuances of $162.2 million and (iv) $1.28 billion in Government Financing to finance the balance due for its licenses.



     For the period from the effective date of the Offering through December 31, 1997, the Company estimates that the aggregate funds required for the development, construction and deployment of its PCS networks in certain of its markets will total approximately $805 million. This figure consists of (i) approximately $520 million for capital expenditures, (ii) approximately $165 million in debt service requirements and (iii) approximately $120 million for operating losses and working capital needs. The Company believes that the net proceeds of the Offerings, in combination with available borrowings under the vendor financing, will be sufficient (i) to fund operating losses and working capital requirements, (ii) to complete the initial buildout of PCS networks and commence service in the Chicago, Las Vegas and Honolulu BTAs, (iii) to complete a significant portion of the detailed engineering and site acquisition work in Detroit, Dallas and St. Louis and (iv) to repay certain of the Company's debt and satisfy certain of the Company's debt service requirements, including interest payments on the Government Financing, through 1997.



     To complete the buildout of its PCS Network and implement the Company's business strategy, the Company will require substantial additional capital, both during and after 1997, beyond amounts raised in the Offerings. The exact amount of the Company's future requirements will depend upon many factors, including the cost of development of PCS networks in each of its clusters, the extent of completion and pricing of wireless services in these clusters, the acceptance of the Company's services and the development of new consumer products. See "Risk Factors -- Significant Capital Requirements and Uncertainty of Additional Financing."



     The agreements governing the vendor financings contain a number of customary representations, warranties, covenants and conditions. In addition, such agreements require the Company's operating subsidiaries to receive certain minimum capital contributions prior to drawing down funds under the facilities. The Company expects to satisfy a portion of such minimum capital contributions through the Offerings. See "Use of Proceeds." Moreover, additional significant capital contributions will be required in order to access the total commitments under the vendor financing. In addition, the Company is required to make certain repayments of borrowings under these agreements from certain asset sales and excess cash flow. These agreements also contain restrictive covenants which impose restrictions and/or limitations on the operations and activities of the Company and certain of its subsidiaries, including, among others, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments and acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to shareholders or material transactions with an affiliate on terms less favorable than those obtainable from a nonaffiliate. These agreements also limit the total investment by the Company in its subsidiaries owning PCS licenses (exclusive of license acquisition costs and proceeds of the agreements themselves until the PCS licenses are final).



     The repayment of these financings is secured by, among other things, the grant of a security interest in all of the assets of the Company including, among other things, the capital stock and assets of the indirect subsidiaries of the Company that hold the PCS licenses for a given market, which are pledged to the vendors pursuant to their respective facilities.



     Sources for future financing may include additional vendor financing, debt financing and equity offerings. The Company currently has no sources of revenue. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company and consistent with any limitations that may be contained in the vendor financing, other financing arrangements then existing or FCC regulations. Inability to obtain such financing could result in delay or reduction of the Company's development and construction plans, cause its development and construction to fall behind schedule and result in failure to meet the FCC buildout requirements and its debt service obligations, which, individually or in the aggregate, could have a material adverse effect on the Company's financial condition and results of operation. In addition, failure to meet the buildout requirements could result in the imposition of fines by the FCC or revocation of the Company's PCS licenses. Any future financing may also have an adverse effect on the price of the shares of Class B Common Stock. In addition, compliance with certain FCC regulations regarding equity ownership of C Block licenses may limit the Company's flexibility in obtaining additional financing.



     Further, the exact amount of the Company's future requirements will depend upon many factors, including the cost of development of PCS networks in each of its clusters, the extent of completion and pricing of wireless services in these clusters, the acceptance of the Company's services, and the development of new consumer products. Failure to obtain such financing could result in delay or abandonment of some or all of the Company's development and expansion plans. See "Risk Factors -- Significant Capital Requirements and Uncertainty of Additional Financing."



     The Company has entered into certain supply agreements with third parties, pursuant to which the Company may purchase the equipment, services and software required to construct and deploy its PCS Network. These supply agreements are subject to various conditions, including, as to some, the availability of financing by the respective vendor.



     The Company's maturities of long-term debt for the next five years and the Company's future commitments for lease arrangements and anticipated purchases under supply agreements for equipment and services are discussed in Notes 7 and 10, respectively, to the Consolidated Financial Statements as of September 30, 1996.


     Certain of the Company's operating expenses, system expansion efforts beyond 1998 and debt obligations may be subject to inflation and interest rate adjustments. There can be no assurance that the Company will be able to raise rates to customers in order to offset increased expenses caused by such inflation or interest rate adjustments.


     Given the Company's network development activities, certain of its costs, including interest, have been capitalized. The policy of capitalizing interest costs will be discontinued when the PCS network is ready for commercial use, and, thereafter, all interest costs associated with that specific PCS network will be expensed.

Additionally, depreciation of a PCS network will commence when it is available for commercial use. Future charges to operations for interest cost and depreciation expense of the PCS networks will be significant. Beginning in the first quarter of 1997, the Company expects increased advertising, promotion and personnel costs in connection with the anticipated offering of service in the Las Vegas and Honolulu markets in the third quarter of 1997. The Company expects increased capital expenditures and supporting costs, including personnel, throughout the buildout of additional networks in other markets.


RECENT ACCOUNTING PRONOUNCEMENT

     In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Entities which elect not to adopt the fair value method of accounting are required to make pro forma disclosures of net loss and net loss per share as if the fair value method were adopted. SFAS No. 123 is required for fiscal years beginning after December 15, 1995. Management does not intend to adopt the fair value method of accounting. Accordingly, adoption of SFAS No. 123 in the fiscal year ending December 31, 1996, will only impact the Company's disclosures.

                                    BUSINESS

OVERVIEW


     Pocket intends to be a leading provider of full-service wireless telecommunications services in its markets, which cover approximately 35.5 million POPs. The Company currently is the sixth largest PCS licensee in the United States in terms of POPs, having acquired 43 BTA licenses, each consisting of 30 MHz of spectrum, in the recently completed FCC C Block auction. Major markets covered by the Company's PCS licenses include Chicago, Dallas-Ft. Worth, Detroit, St. Louis, New Orleans, Las Vegas, and Honolulu. More than 85% of the Company's POPs are in substantially contiguous markets located in the central region of the U.S. The Company intends to build out its PCS networks rapidly using commercially established GSM technology, and anticipates commencing service in Las Vegas and Honolulu in the third quarter of 1997. The Company believes the Las Vegas and Honolulu markets are appropriate for early deployment because their smaller size, availability of cell sites, and relatively low density cell site configuration requirements will allow the Company and its equipment vendors to establish and refine their market development processes in an environment where project size is not as significant a risk as other markets. See "-- Network Buildout and Operations."



     The Company successfully bid $1.43 billion, net of a 25% bidding credit, for 43 BTA licenses in the FCC C Block auction. To date, the Company has paid $143 million, representing 10% of this total net bid, as the Downpayment. The Government Financing terms for the balance of $1.28 billion include a below-market interest rate of 6.5% fixed for the 10-year term of the financing. This Government Financing allows the Company to pay interest only on the principal balance for the first six years of the license term with payments of interest and principal amortized over the remaining four years of the license term. This favorable Government Financing significantly reduces the effective cost of these licenses to the Company, on a net present value basis.



     The Company intends to position its PCS service as a "new category" of wireless telephone service aimed primarily at that segment of the mass consumer market that has not previously purchased cellular service. The Company has developed an initial marketing and advertising plan that is designed to create a new identity for the service. The Company plans to offer the mobility features of cellular, the calling features of landline and a pricing plan more similar to current local telephone service than to existing cellular. The Company will be using GSM, which is an advanced digital technology that is superior to traditional analog cellular systems in terms of voice quality, reliability, functionality and privacy while providing substantially greater capacity. The Company's marketing and distribution strategy will be based on the use of custom-designed user-friendly handsets, brand name development and unique packaging. With the increased number of wireless telecommunications services and the anticipated decrease in service rates, the Company believes that there will be a growing demand for wireless services. The Company will focus its marketing efforts to target the estimated more than 80% of the POPs in its markets who currently are not using cellular services and to attract cellular users who may be dissatisfied with the quality or cost of their existing service.



     The Company has selected GSM technology, with established commercial performance and multiple equipment suppliers, to position it to rapidly build out its PCS networks at competitive costs. Based on the announced intentions of other PCS licensees to date, the Company will be the second largest PCS licensee in the U.S. (in terms of POPs) using GSM technology. Although GSM technology has only been commercially available in the United States on a limited basis, GSM is the predominant digital wireless technology in the world, serving over 26 million customers in 100 countries as of November 1996. GSM permits enhanced features such as secure calling, text messaging and data and fax services. In addition, GSM permits the networking of equipment from a number of different manufacturers. The Company believes that, given the global predominance of GSM usage, the cost of GSM equipment will decrease as economies of scale in production of network equipment are realized and competition among equipment suppliers intensifies. See "Risk Factors -- GSM Technical Standard and Implications for Roaming Services."



     The Company has strategic relationships with Ericsson, Siemens, Nortel, Mitsubishi, LCC, Booz - Allen and Brightpoint. The Company has arranged vendor financing with Nortel and Ericsson totaling $481 million for the supply of equipment and services in connection with the buildout of the Company's Las Vegas,

Honolulu, Chicago and Dallas networks. In addition, the Company has reached an agreement with Siemens on the terms of additional vendor financing totaling $165 million for the buildout of the Detroit network. Under the terms of these vendor financing arrangements, Ericsson, Siemens or Nortel will be the primary network equipment supplier in their respective markets. The Company and Mitsubishi are developing a custom-designed handset and are negotiating a handset supply agreement. LCC is providing radio network design, program management (including site acquisition and construction management) and network optimization services. Booz - Allen is providing product design, information system deployment, systems integration services and management consulting. Brightpoint will provide a variety of services to the Company, including wholesale inventory management, warehousing and fulfillment. In addition, Dominion Fund will provide the Company financing for the purchase of telephone switch equipment and services in certain markets. See "-- Strategic Relationships."


POCKET'S STRATEGY


     The key elements of the Company's business strategy are to target its products and services primarily to the mass consumer market, offer wireless products and services with superior voice quality, reliability, functionality and privacy, implement proven GSM technology, operate its business in clusters to provide a regional market focus and achieve economies of scale, and expand its market coverage through the establishment of strategic alliances with other GSM licensees and the possible acquisition of additional PCS licenses.



     - Target Mass Consumer Market. The Company's marketing strategy is to focus on the mass consumer market, targeting the estimated more than 80% of the POPs in its markets who currently are not using cellular services as well as cellular service users who may be dissatisfied with the quality or cost of their existing service. In order to attract subscribers from this potential market, the Company plans to offer service packages priced significantly below current cellular rates on a per minute basis. The Company also plans to simplify the products and services it will offer by not requiring service contracts, providing immediate service activation, offering 24-hour customer service, streamlining the customer's bill and providing user-friendly handsets. The Company plans to distribute its products and services through a variety of distribution channels, including Company-owned stores, direct marketing and retail electronics stores as well as through non-traditional channels such as supermarkets, kiosks and vending machines. Prior to launching its services, the Company plans to begin aggressively developing and marketing its proprietary brand in order to establish it in the consumer marketplace.



     - Provide Superior Products and Services. The Company plans to offer wireless products and services with superior voice quality, reliability, functionality and privacy. The Company plans to offer PCS service that will include one-way paging, voice mail, call waiting, call forwarding, conference calling and caller ID, with two-way text messaging as an option. Existing GSM technology will also enable the Company to offer personalized services such as call screening, rejection, routing and forwarding, enhanced voice mail and data transmission services such as electronic mail, facsimile and Internet access. In addition, the Company and Mitsubishi are developing a custom handset that incorporates an ergonomic design with easy-to-use menus and large screens to manage handset functions, and significantly longer battery life than is currently available for cellular handsets. The existing and planned GSM systems worldwide will enable the Company to offer national and international roaming in conjunction with other GSM operators.



     - Implement Proven GSM Technology. The Company believes that by building its PCS Network using commercially established GSM technology, it will minimize many risks associated with using new technology and will achieve early market entry. The Company has made significant progress towards the completion of the detailed engineering and site acquisition work to build out its Las Vegas and Honolulu networks and has begun the preliminary network design and site acquisition processes in certain other service areas, including Chicago. The Company plans to begin offering services in Las Vegas and Honolulu in the third quarter of 1997 and its remaining markets in 1998, with Chicago and Detroit as the first of such markets to begin offering services. The Company plans to build out networks that will be able to offer service to at least 80% of the POPs within its service areas by the end of 1998.

     - Operate in Market Clusters. The Company has organized its 43 BTAs into nine clusters to provide a regional market focus while allowing it to achieve operational efficiencies and lower infrastructure costs. The Company plans to establish management and operational teams in each of its clusters to support all of the BTAs in such clusters. Emphasis on operations at the regional market level will allow the Company to serve its customers more effectively and to build a loyal customer base. The Company also believes that this approach will allow it to customize its marketing efforts and maintain high levels of customer satisfaction. This clustering strategy is designed to facilitate network switch-sharing, allow the Company to benefit from shared resources and coordinated management and provide efficiencies in advertising, marketing and distribution within a region.


     - Expand Market Coverage. The Company currently is negotiating strategic alliances with other PCS licensees to broaden its markets. The Company also may seek to expand its markets by entering into additional strategic alliances or acquiring other PCS licenses.

INDUSTRY OVERVIEW

     Since 1985, the wireless telecommunications services industry has experienced strong growth in demand driven by the increasing availability of services, the introduction of improved technology, new features, regulatory changes and more affordable pricing. According to the Cellular Telecommunications Industry Association ("CTIA"), the number of cellular users in the United States has grown from approximately 340,000 at the end of 1985 to over 33.8 million at the end of 1995. During the three years ending December 1995, the compounded annual cellular subscriber growth rate in the United States has been approximately 45%. Over that same time period, the wireless telephony penetration rate has grown from approximately 4% to approximately 13%, and is forecasted by Paul Kagan Associates to reach approximately 48% by 2006.

     Current wireless telecommunications service is available using either analog or digital technology. Analog systems use one continuous electronic signal which varies in amplitude or frequency over a single radio channel. Although analog cellular is the most widely deployed service currently available, it is limited by a number of factors, including inconsistent service quality, lack of privacy, limited capacity, susceptibility to fraud and reliability problems in transferring data. Digital systems convert voice or data signals into a stream of digits and typically use voice compression and other technologies to allow multiple, simultaneous signal transmissions to be carried over a single channel. Digital technology offers improved network capacity, efficiency and flexibility. Digital transmission also allows wireless telecommunications companies to offer new and enhanced services such as two-way text messaging, caller ID, improved call privacy and single number ("find me") service. It also makes possible more robust data transmission features and "mobile office" applications, such as facsimile, electronic mail and Internet access. PCS differs from traditional cellular services principally in that PCS networks operate at a higher frequency band and employ advanced digital technology.


     PCS spectrum differs from existing cellular and SMR spectrum in three basic ways: frequency, spectrum and geographic division. PCS networks operate in a higher-frequency range (1850-1990 MHz) compared to the cellular and SMR frequency (800-900 MHz). PCS licenses consist of 30 or 10 MHz blocks versus 25 MHz for cellular networks. As a result of the improved capacity of the infrastructure and large allocation of spectrum in the A, B and C Blocks, PCS will have more capacity for new wireless services such as data and video transmission. Finally, the geographic areas for PCS licenses are divided differently than for cellular licenses. PCS is segmented into 51 MTAs comprised of 493 BTAs, based upon Rand McNally market definitions. Cellular is divided into 734 mutually exclusive service areas, consisting of 306 metropolitan statistical areas ("MSAs") and 428 rural statistical areas ("RSAs"), which were created by the U.S. Census Bureau.



     PCS and current digital cellular networks also utilize different signaling protocols. There are currently three principal, competing and incompatible signaling protocols that have been proposed for use in PCS networks and/or are currently in use: GSM; CDMA (Code Division Multiple Access); and TDMA (Time Division Multiple Access). GSM is the most widely used digital wireless technology in the world and the only PCS platform commercially available on a broad scale. Although certain of the Company's competitors have selected the CDMA standard, including Sprint and PrimeCo, the CDMA standard for PCS has only recently been commercially deployed in the U.S. and only on a limited basis. The TDMA-based PCS standard is an "up-banded" version of the time-division based digital cellular standard currently in limited use by cellular operators in the United States. TDMA has been selected by AT&T Wireless and SBC for certain of their cellular and their PCS properties.


GLOBAL SYSTEM FOR MOBILE COMMUNICATIONS


     The Company believes that adopting GSM for its PCS network will provide it with distinct advantages over other technologies. GSM-based PCS networks are currently in commercial operation and have demonstrated their reliability and functionality. There are more GSM-based commercial systems throughout the world than all other digital platforms combined, with over 208 GSM networks serving over 26 million customers in 100 countries as of November 1996. By deploying GSM, the Company believes that it can mitigate many of the risks associated with developing, testing, installing and operating a new technology platform. GSM also permits the networking of equipment from a number of different manufacturers. In addition, specifications for GSM systems have been completed, and GSM standards have been set for switching centers, location registers, base station controllers and base station transceiver stations as well as Subscriber Identity Modules ("SIM" or "Smartcards") and handsets.


     One of the design objectives for the GSM-based architecture was to offer advanced services and functionality from a single network. To meet this goal, the designers made such services part of the standard and based the architecture on the Integrated Services Digital Network ("ISDN") platform. GSM-based operators have the flexibility to offer integrated voice, high speed data, fax and short message services capabilities from one network. GSM also supports the Intelligent Network ("IN") functionality required to offer advanced subscriber features needed for virtual private networks, such as abbreviated dialing, restrictions on incoming or outgoing calls and call handling procedures based on location. The versatility and advanced feature functionality of GSM allows operators to have diverse marketing strategies and service offerings.

     The Company believes that a GSM network will initially be less expensive to build than networks based on other digital platforms because the equipment costs are lower. The number of available equipment vendors provides the Company with greater purchasing leverage than would be available with alternative technologies. Currently, there are several manufacturers of GSM networking equipment, including Ericsson, Nortel, Siemens and Nokia Corporation ("Nokia"), and a number of manufacturers of GSM handsets, including Ericsson, Mitsubishi, Motorola, Inc. ("Motorola"), Nokia, Nortel, Siemens and Sony Corporation. The Company believes that the availability of off-the-shelf GSM equipment and its entry into key vendor agreements will allow the Company to pursue its aggressive buildout program earlier than would be possible were the Company to employ other PCS technologies.


     To date, 14 PCS licensees have announced that they have deployed or intend to deploy GSM-based PCS networks. As of November 1996, 26 U.S. markets were being serviced by PCS networks utilizing GSM technology. APC, the first company to offer PCS services in the U.S., has been operating a GSM system in the Baltimore/Washington D.C. MTA since November 1995, and was reported to serve approximately 100,000 subscribers after six months of operation. Together, these 14 PCS licensees, including the Company, have licenses covering markets with over 200 million POPs, or 76% of the United States population, based on currently announced intentions. This percentage may increase when additional successful bidders in the C, D, E and F Blocks select their PCS technology. The Company is a founding member of the North American Interest Group ("NAIG"), which was formed to promote GSM in order to expand GSM coverage throughout North America and to seek to establish standards to address technical and operating issues. The Company expects to enter into roaming agreements with most or all of the domestic carriers as well as the foreign carriers who have chosen or choose to adopt GSM standards for their PCS networks. These agreements are intended to provide subscribers of either the Company or the participating carrier the ability to roam in the other's PCS markets.

PRODUCTS AND SERVICES

     The Company intends to position its PCS service as a "new category" of wireless telephone service aimed primarily at the mass consumer market that has not previously purchased cellular service. The Company has developed an initial marketing and advertising plan that is designed to create a new identity for its service. The Company plans to offer the mobility features of cellular, the calling features of landline and a pricing plan more similar to current local telephone service than to cellular. The Company's goal is to stimulate demand for PCS voice and data services and attract subscribers by providing reliable, superior service at affordable prices. By implementing a GSM-based digital PCS network, the Company will be able to offer enhanced products and services that are not generally available through cellular services today. Several of these advanced applications and features are described below.

     - Mass Market Phone: The Company will offer, as part of its mass marketing strategy, user-friendly, custom-designed handsets that will replicate the functionality of traditional landline telephones while offering simple menus to operate enhanced call functions such as call forwarding and text messaging.

     - Secure Communications: GSM technology provides sophisticated authentication and encryption functions to verify the user's identity and to ensure the confidentiality of each call. Digital encryption methods provide increased call security to protect the confidentiality of voice and data calls. This increased security may encourage users to make private calls using PCS that they otherwise would not make with existing cellular service.


     - Excellent Voice Quality: Initially, the Company will use the GSM 13 kbps full rate vocoder, which provides improved voice quality relative to existing cellular services. Further enhancement in GSM voice quality is expected to be implemented with the introduction of the 13 kbps enhanced full rate ("EFR") vocoder, which will provide voice quality comparable to existing wireline service and is expected to be available for commercial service in early 1997.



     - Reliable Service: The Company's initial Network will be designed to support substantial market penetration by building out relatively high density cell site configurations. The capacity inherent in the Company's Network will increase the percentage of calls successfully completed on the first attempt. The Company believes that the relatively high density cell site configuration within the Company's Network will allow it to provide higher quality indoor coverage in most key areas of each market.


     - Enhanced Battery Performance: The Company's handsets will have a battery life that is significantly longer than that of the typical battery life associated with existing cellular handsets. A GSM handset transmits messages in segments, turning itself off between transmissions. This switching is not noticed by the user because the handset is turned on and off hundreds of times per second. As a result, the handset draws significantly less battery power, thereby extending the length of time a battery can be used without having to be recharged. GSM handsets are capable of entering into "sleep" mode when not in use, which also significantly extends a battery's power life. In addition, because the Company's system will utilize closely spaced base stations, less power will be required to transmit calls, thereby further extending battery life. Mitsubishi is developing an additional battery for use with the Company's custom-designed mass market phone, which will provide even longer talk and standby time.

     - Custom Calling Features: The Company plans to offer PCS service that will include one-way paging, voice mail, call waiting, call forwarding, conference calling and caller ID, with two-way text messaging as an option. The technology will also enable the Company to offer personalized services such as call screening, rejection, routing and forwarding, enhanced voice mail and data transmission services such as electronic mail, facsimile and Internet access.

     - Subscriber Identity Module: The Company's handsets will utilize GSM's SIM or Smartcard, which will be programmed with the subscriber's personal identification and service profile information. This will enable customers to obtain wireless communications services automatically from any location served by a GSM provider by simply inserting their SIMs into any compatible PCS handset. SIMs will also allow the Company to use an authentication function to verify the activation of a SIM and the current status of an account. If a SIM is reported stolen, the Company simply deactivates it.

      Sophisticated authentication techniques also guard against cloning of SIMs, which will protect the Company from certain types of fraud found in the cellular industry today.


     - National and International Roaming Capability: The GSM architecture supports full-featured roaming between GSM systems in North America and around the world in 100 countries. This inherent roaming capability allows operators to easily exchange common services, billing records and location information. Roaming agreements currently are being established between the various North American GSM operators. GSM coverage may be supplemented further through roaming agreements between GSM operators and current cellular providers once dual-mode phones become available. See "-- Roaming Agreements."


     - Enhanced Data Transmission: Digital networks provide enhanced data transmission capabilities that will allow the Company to offer a wide variety of communications and information services such as electronic mail, facsimile, Internet access and paging through a single handset. The Company expects that other data applications such as information services, remote device monitoring and control, image transmission and point-of-sale device connectivity will become available within the next few years.

MARKETING AND DISTRIBUTION STRATEGY

  Marketing


     The Company's marketing objective is to offer the mass consumer market a comprehensive, differentiated and easy-to-use package of wireless telecommunications services. Based on management's research into customer preference and behavior patterns, the Company has developed and adopted a mass marketing and distribution plan that emphasizes low pricing, quality service, enhanced features and ease of use. The Company's primary target is the estimated more than 80% of the POPs in its markets who do not currently utilize cellular services. To achieve its objective, the Company is developing its proprietary brand name and custom handset for use as part of a package of services that will result in an affordable product that is easy to find, easy to buy and easy to use. The Company believes that this approach will broaden the appeal of its products and services in the mass market, stimulate usage and discourage excessive customer churn. The Company plans to generate awareness of its products and services by spending heavily on introductory advertising prior to entering a market and maintaining significant advertising expenditures over time. The Company's marketing plan includes the following:



     - Easy-to-Use Mass Market Phone: The Company and Mitsubishi are developing a custom handset that will be easy to use and that is designed to replicate the functionality of traditional landline telephones. These handsets also will offer simple menus to operate enhanced call functions such as call forwarding and text messaging. The Company will offer these handsets as part of a pre-packaged bundle of services and equipment targeted to meet the needs of the mass consumer market. The Company also plans to simplify the activation process in order to offer immediate local service upon purchase of the phone. Additionally, the Company expects to enter into agreements with other vendors to ensure sufficient availability of handsets in its markets.


     - Affordable Pricing: The Company intends to stimulate demand by offering service packages with a different structure and a significantly lower price on a per minute basis than existing cellular plans. The Company believes that its strategy will eliminate the "sticker shock" experienced by many first-time cellular customers and provide customers with a price level closer to their landline service, thereby increasing overall usage.


     - No Service Contracts: The Company will not require customers to sign service contracts and does not plan to charge for activation. Subscribers will have the flexibility to use the Company's services on a month to month basis and will not be charged for deactivation of service.


     - Immediate Activation: Unlike conventional cellular activation, which requires a lengthy process after the purchase, the Company intends to sell a product that will be immediately operable, with no complex instructions or processes to follow before a local call can be made.

     - Encourage Inbound Calls: By offering incentives to receive inbound calls, the Company believes it will stimulate overall usage and remove one of the historical barriers to acceptance of wireless services. As a result, the Company expects to experience an increase in minutes of use per subscriber, as compared to existing cellular service.

     - Simplified Billing: Based on the service package chosen, the Company plans to provide its subscribers with simplified monthly bills that are considerably less complex than those used by most existing cellular operators. By simplifying the bill, the Company expects to minimize billing inquiries, increase customer satisfaction and build customer loyalty. The Company plans to make more detailed call information available to customers upon request at an extra charge.

     - Customer Service: The Company intends to offer efficient and responsive customer service 24 hours a day, 365 days a year through regional customer service teams using centralized customer information systems. By focusing its operations on the regional market level, the Company believes it will be better able to serve its customers, monitor and maintain customer satisfaction, build customer loyalty, minimize churn rates and maximize customer retention.

  Distribution


     In order to achieve rapid market penetration, the Company expects to use a wide range of direct and indirect distribution channels, including Company-owned stores and micro stores, indirect mass retailers and other low-cost distribution channels. The Company believes its initial focus on direct channels will allow for both a direct relationship with its customers and refinement of its selling process. Over time, the Company expects its increasing use of indirect and other channels will provide lower customer acquisition costs.


     In each market, the Company plans to open several Company-owned stores in regional malls and prime downtown locations. Each store will use modular designs focusing on product familiarization and instructional areas and will be designed to accommodate retail spaces ranging in size from 620 to 3,000 square feet. The Company also intends to deploy multiple micro stores, or kiosks, which can be placed in mall common areas, shopping centers, airports and other high-traffic areas. Micro stores will be free-standing booths designed to occupy from 24 to 100 square feet of space. Advertising campaigns will encourage direct response ordering, available through the Company's 24-hour customer service, with next day delivery of the product.


     The Company believes that the straightforward nature of its products (i.e., immediate activation, bundled service features, and simplified billing) will facilitate sales through indirect channels without significant training support or compensation from the Company. Accordingly, the Company does not intend to develop or use a network of highly compensated dealers or agents as an indirect channel. Rather, the Company will seek to complement its store sales by distributing its products and services through retail outlets such as consumer electronics chains, department stores, home improvement stores, grocery stores and specialty chains.


     The Company intends to lower customer acquisition costs by increasing the volume of sales through indirect retail, as well as developing additional low-cost channels. These channels are expected to include affinity marketing programs, telemarketing, Internet commerce and self-service vending machines designed to sell accessories as well as phones.

POCKET'S PCS MARKETS

  Bidding Strategy

     The Company's bidding strategy in the C Block auction was guided by four fundamental strategic objectives:

     - Achieve Scale: The Company sought to obtain licenses covering a sufficiently large market area to allow it to achieve economies of scale in network construction, operations, marketing and financial structure. The Company also wanted to assume a leadership role within the GSM alliance in North America. The Company acquired approximately 35.5 million POPs, making it the second largest GSM operator, the sixth largest PCS operator and the tenth largest wireless operator in the U.S. (based on POPs).

     - Win Several Large, Geographically Diverse Markets: The Company believed that winning licenses for several large markets would be key to establishing itself as an attractive partner to investors, equipment suppliers and other operators. The Company also believed that geographic diversity of markets could mitigate adverse consequences resulting from an economic downturn in any one particular region. The Company won three of the top seven largest markets -- Chicago, Dallas and Detroit -- as well as St. Louis, New Orleans, Las Vegas, Honolulu, Omaha and Little Rock.


     - Create Contiguous Clusters: The Company sought to expand coverage around its large markets by purchasing licenses for smaller, contiguous markets. The Company believes that contiguous clusters will foster operating economies of scale and regional marketing opportunities. Thirty-four of the Company's markets located in the central United States are substantially contiguous, representing more than 85% of its license area POPs.



     - Expand GSM Footprint: In 37 out of the Company's 43 BTAs, representing 93% of the Company's total POPs, the A and B Block licensees in place have chosen a non-GSM standard. By focusing on the gaps in the GSM coverage left by the A and B Block licensees, the Company has created an opportunity to offer its customers, in conjunction with the GSM PCS providers in neighboring markets, roaming capabilities in wide areas. Furthermore, the Company believes that being the only GSM operator in a service area may result in a lower churn rate. See "Risk
       Factors -- Potential Fluctuations in Future Results."


  Market Clusters

     As part of its operating strategy, the Company has segmented its markets into clusters to maximize construction and operational efficiencies while providing for a regional market focus. The Company also believes that this approach will allow it to customize its marketing efforts and maintain high levels of customer satisfaction. This clustering strategy is designed to facilitate switch-sharing, allow the Company to benefit from shared resources and coordinated management and provide efficiencies in advertising, marketing and distribution within a region. The BTAs have been organized into clusters, primarily by major-market MTA, in order to reflect the natural flow of commerce within each geographic region represented by the MTA and to allow local management to be closer to the customer and the community.

     The Las Vegas and Pacific clusters, although lacking the advantages of being contiguous with the Company's other markets, offer significant opportunities. Las Vegas is one of the fastest growing urban areas and is one of the country's top vacation destinations and convention sites, attracting over 30 million visitors annually. Similarly, Hawaii, Guam and the Northern Mariana Islands (including Saipan), are prime vacation destinations for both U.S. and international travelers and are on the edge of the high-growth Pacific Rim countries. The Company believes that these BTAs offer significant opportunities to develop a hospitality rental market, capture international and domestic long distance revenue and expose the Company's products and services to a large number of people.

     The following table lists the Company's market cluster organization:


                                                                                                   THE
                                                                                OWNERSHIP       COMPANY'S
                            MARKET                                 TOTAL        PERCENTAGE       NET POPS
                                                                 1995 POPS                     (THOUSANDS)
                                                                (THOUSANDS)
CHICAGO CLUSTER
  Chicago, IL.................................................      8,602           100%           8,602
  Rockford, IL................................................        435           100              435
  Springfield, IL.............................................        262           100              262
  Decatur - Effingham, IL.....................................        248           100              248
  Champaign - Urbana, IL......................................        228           100              228
  Bloomington, IL.............................................        226           100              226
  La Salle, IL................................................        150           100              150
  Kankakee, IL................................................        132           100              132
  Michigan City, IN...........................................        111           100              111
                                                                   ------                         ------
                                                                   10,394                         10,394
DETROIT CLUSTER
  Detroit, MI.................................................      4,802           100%           4,802
  Grand Rapids, MI............................................        991           100              991
  Toledo, OH..................................................        797           100              797
  Flint, MI...................................................        502           100              502
  Kalamazoo, MI...............................................        364           100              364
  Lima, OH....................................................        256           100              256
  Battle Creek, MI............................................        235           100              235
  Muskegon, MI................................................        215           100              215
  Jackson, MI.................................................        200           100              200
  Sandusky, OH................................................        138           100              138
  Adrian, MI..................................................         95           100               95
                                                                   ------                         ------
                                                                    8,595                          8,595
DALLAS CLUSTER
  Dallas - Ft. Worth, TX......................................      4,879           100%           4,879
  Shreveport, LA..............................................        582           100              582
  Longview - Marshall, TX.....................................        305           100              305
  Tyler, TX...................................................        285           100              285
  Texarkana, TX/AR............................................        263           100              263
                                                                   ------                         ------
                                                                    6,314                          6,314
ST. LOUIS CLUSTER
  St. Louis, MO...............................................      2,834           100%           2,834
  Carbondale - Marion, IL.....................................        211           100              211
  Columbia, MO................................................        198           100              198
  Poplar Bluff, MO............................................        151           100              151
  Mount Vernon, IL............................................        118           100              118
                                                                   ------                         ------
                                                                    3,512                          3,512
NEW ORLEANS CLUSTER
  New Orleans, LA.............................................      1,411           100%           1,411
  Houma - Thibodaux, LA.......................................        268           100              268
                                                                   ------                         ------
                                                                    1,679                          1,679
LITTLE ROCK CLUSTER
  Little Rock, AR.............................................        908           100%             908
  Ft. Smith, AR...............................................        303           100              303
  Fayetteville, AR............................................        260           100              260
  Jonesboro - Paragould, AR...................................        167           100              167
                                                                   ------                         ------
                                                                    1,638                          1,638
PACIFIC CLUSTER
  Honolulu, HI................................................        892            95%             847
  Guam........................................................  149......           100              149
  Hilo, HI....................................................        143            95              136
  Northern Mariana Islands....................................         70           100               70
                                                                   ------                         ------
                                                                    1,254                          1,202
LAS VEGAS CLUSTER
  Las Vegas, NV...............................................      1,121            73%             819
                                                                   ------                         ------
                                                                    1,121                            819
OMAHA CLUSTER
  Omaha, NE...................................................        943          100%              943
  Pittsburg-Parsons, KS.......................................         89           100               89
                                                                   ------                         ------
                                                                    1,032                          1,032
         GRAND TOTAL..........................................     35,539                         35,185
                                                                   ======                         ======

STRATEGIC RELATIONSHIPS


     The Company has arranged vendor financing with Nortel and Ericsson totaling $481 million for the supply of equipment and services in connection with the buildout of the Company's Las Vegas, Honolulu, Chicago and Dallas networks. In addition, the Company has reached an agreement with Siemens on the terms of additional vendor financing totaling $165 million for the buildout of the Detroit network. Under the terms of these vendor financing arrangements, Ericsson, Siemens, or Nortel will be the primary network equipment supplier in their respective markets. The Company and Mitsubishi are working to develop a custom handset and are negotiating handset supply agreements. LCC is providing radio network design, site acquisition, construction management and network optimization services. Booz - Allen is providing a variety of services, including the development of management information systems and systems integration services. Brightpoint will provide a variety of services to the Company, including wholesale inventory management, warehousing and fulfillment. In addition, Dominion Fund will provide the Company financing for the purchase of telephone switch equipment and services in certain markets. The scope of each vendor agreement is summarized below:



     - Nortel. In July 1995, the Company and Nortel entered into a project and supply agreement pursuant to which Nortel agreed to provide PCS equipment and services. In November 1996, the Company and Nortel entered into a loan agreement pursuant to which Nortel agreed to provide up to $59 million in vendor financing for equipment and services to be provided by Nortel. In addition, a portion of the Nortel vendor financing can be used for the acquisition of related third-party equipment and services. Pursuant to these agreements, Nortel will be the primary equipment supplier and provide network infrastructure equipment, including base stations and switches, network design services and project management services for the Las Vegas market.



     - Ericsson. In June 1995, the Company and Ericsson entered into an equipment acquisition agreement (the "Equipment Acquisition Agreement") for Ericsson to supply the Company with PCS equipment and services for the buildout of the Company's markets. In December 1996, the Company and Ericsson entered into a credit agreement providing for up to $422 million of vendor financing for equipment and services to be provided by Ericsson in the Chicago, Honolulu and Dallas markets. In addition, a portion of the Ericsson vendor financing can be used for the acquisition of related third-party equipment and services. Pursuant to these agreements, Ericsson will be the primary equipment supplier and provide network infrastructure equipment, including base stations and switches in certain market clusters including Chicago, Dallas and Honolulu. In certain markets, it is anticipated that Ericsson will also provide network design services, site acquisition services and project management services. In other markets, these services may be subcontracted by Ericsson to, or performed directly by, other contractors such as LCC. Honolulu will be the first of the Company's markets to be deployed using Ericsson equipment. In 1995 and 1996, Ericsson provided short-term loans to the Company for as much as $25 million for working capital and general corporate purposes. See "Description of Certain Indebtedness -- Ericsson Agreements."



     - Siemens. In August, 1996, the Company and Siemens agreed on the terms of pricing for the provision of PCS equipment and related services by Siemens for the Detroit market. In December 1996, the Company and Siemens agreed to a term sheet for the provision by Siemens of up to $165 million of vendor financing. Under the agreed terms, the Siemens financing will be available for equipment and services to be provided by Siemens for the buildout of the Detroit market. In addition, the Siemens vendor financing facility would provide funds for certain related third-party equipment and services. The agreed terms for the Siemens vendor financing facility represent a commitment by Siemens to provide such financing subject to execution of a definitive agreement. In August 1996, the Company entered into a short-term loan facility with Siemens whereby Siemens provided $10 million to the Company for use in connection with the Downpayment.


     - Booz - Allen. The Company and Booz - Allen have entered into an agreement for the provision of product design, information system development, systems integration services and management consulting. In addition, Booz - Allen has made an equity investment in the Company.

     - LCC. LCC will provide radio network design, program management (including site acquisition and construction management) and network optimization services. LCC also may serve as subcontractor to one or more of the Company's primary equipment vendors to provide these services in the various market clusters.

     - Mitsubishi. Mitsubishi has been working with the Company to develop the Company's custom handset, and is expected to be the primary supplier of handsets for the Company's PCS Network.


     - Brightpoint. Brightpoint will provide a variety of services to the Company, including wholesale inventory management, warehousing and fulfillment.



     - Dominion Fund. Dominion Fund will provide the Company financing for the purchase of telephone switch equipment and services in certain markets.


NETWORK BUILDOUT AND OPERATIONS


     The Company is pursuing a three stage buildout plan. In Phase I, the Company will be constructing the Honolulu and Las Vegas networks. These markets were chosen for early deployment because their smaller size, availability of cell sites and relatively low density cell site configuration requirements will allow the Company and its equipment vendors to establish and refine their market development processes in an environment where project size is not a significant risk. In Phase II, the Company will seek to deploy its four largest markets -- Chicago, Dallas, Detroit and St. Louis -- in order to offer service in these markets quickly. In Phase III, the Company will build out its remaining markets.



     The Company's initial Network will be designed to support substantial market penetration by building out relatively high density cell site configurations in densely populated areas. The capacity inherent in the Company's Network will increase the percentage of calls successfully completed on the first attempt. The Company believes that the relatively high density cell site configuration within the Company's Network will allow it to provide higher quality indoor coverage in most key areas of each market. As a result, the Company initially will deploy more base stations than are required for superior outdoor coverage. When capacity needs exceed the initial buildout, additional capacity can be added to existing base stations. Extensive additions of new base stations should not be required unless the Company substantially exceeds its penetration projections.



     Once the initial buildout of each market is complete, the Company's Network Operations department will have responsibility for in-service network operations, network management, trouble resolution and technical assistance to the clusters. Network Operations will be responsible for ensuring the integrity of the Network and the quality of the service provided by the Network while minimizing the complexity of managing a multi-vendor network environment.



     The Company plans to have a national network management center, to be located in Dallas, which will provide 24-hour monitoring of the regional networks as well as manage the signaling, voice and data networks linking the clusters with each other and with other domestic and foreign networks. While the systems will be centralized, certain operations will be local or regional to provide high quality service.


ROAMING AGREEMENTS


     Based on the declared technology choices indicated by A, B and C Block licensees, combined population coverage of GSM is expected to exceed 200 million people, representing approximately 76% of the U.S. population. This percentage could increase when additional successful bidders in the C, D, E and F Blocks select their PCS technology. GSM, through the use of SIMs, allows operators to easily exchange billing records and location information, thereby facilitating roaming between markets. The Company expects to negotiate roaming agreements with all of the companies that have chosen to deploy the GSM standard in their PCS markets in the United States. These agreements are intended to provide subscribers of either the Company or the participating carrier the capability to roam in the other's PCS markets. The Company also will seek reciprocal roaming agreements with international carriers who have chosen to deploy the GSM standard to form an international GSM PCS network.

     The Company is working with other PCS licensees that intend to deploy GSM-based systems to increase GSM coverage in the U.S. and to establish GSM as the leading PCS standard. The Company is an active participant in the international GSM MoU Association and a leading member of the NAIG. These organizations are composed of current and prospective PCS licensees that are committed to implementing GSM technology and to expanding GSM coverage in the U.S. The two groups also work closely with manufacturers, standards bodies and regulatory agencies to establish advanced wireless network technology based on open standards. Other member companies of the NAIG include: Aerial, APC, BellSouth, InterCel, Omnipoint, Pacific Bell, Western Wireless, Microcell and Airadigm Communications.


COMPETITION


     PCS will compete directly or indirectly with existing cellular telephone, paging, mobile radio and landline services. The Company expects competition in the wireless telecommunications industry and the telecommunications industry generally to be dynamic and intense as a result of the development of new technologies, products and services and the entrance of new competitors. The FCC is also considering providing additional spectrum for use by competitors offering wireless telecommunications. The Company hopes to attract and retain subscribers principally on the basis of brand name, high quality and user-friendly service, simplified and affordable pricing and the coverage of a large service area (including affiliation agreements to permit roaming).



     The Company will compete directly with up to five other PCS providers in each of its markets. The successful bidders in the FCC's broadband A and B Block PCS auctions in the Company's markets include, among others, AT&T Wireless, PrimeCo and Sprint Spectrum. These companies received their PCS licenses in June 1995 and have had significant lead time for the buildout of their networks and some have begun to provide service. Many of the Company's competitors have been operating in the telecommunications industry for a number of years and have greater experience than the Company in testing new telecommunications products and services and in obtaining regulatory approvals. Furthermore, many of these competitors have greater financial, technical, marketing and sales resources than those currently available to the Company. Several of the Company's competitors have or are planning to enter into affiliation agreements that will allow them to operate wireless systems that encompass most of the United States. The FCC auction for the D, E and F Blocks has not been completed. Thus, the identity of potential additional PCS competitors in the Company's PCS markets has yet to be determined.



     The Company's selection of the GSM technology may limit its ability to provide and obtain roaming service in other, non-GSM markets in the future. The FCC released a report and order in August 1996 requiring PCS providers to provide service to any individual roamer whose handset is technically capable of accessing their network. However, due to the current incompatibility of the various digital protocols, customers using one PCS technology can only roam in other service areas with at least one PCS provider using the same technology. Dual mode phones, which would allow users to switch between PCS technologies or between PCS and cellular services, are expected to be available in 1997. Therefore, the scope of roaming services for GSM users will depend on, among other things, the selection of GSM technology by certain other PCS licensees and the willingness of the equipment manufactures to deliver adequate dual mode phones in sufficient volume and at acceptable prices. To the extent that there will be service areas with no GSM system, the roaming options of GSM system users may be limited until dual mode phones become available. See "Risk
Factors -- GSM Technical Standard and Implications for Roaming Services."


     In addition to competition from other PCS providers, the Company will compete for its share of the wireless market with existing cellular providers, all of whom have infrastructure in place and have been operational for a number of years. The principal cellular providers in the Company's PCS markets are AT&T Wireless, SBC, Ameritech and AirTouch. Many of these operators either have upgraded to digital service or plan to upgrade their systems to digital service in the future. Moreover, the FCC recently relaxed its limitation on cellular cross-ownership of PCS licenses in the same area, permitting existing cellular licensees to acquire up to 20 MHz of broadband PCS spectrum in overlapping markets, and certain companies have sought judicial review of the 20 MHz limitation in proceedings that, if successful, would permit them to acquire

30 MHz PCS licenses in such markets. Such competition from traditional cellular providers entering the PCS industry in overlapping markets could adversely affect the Company's competitive position.


     In the future, cellular service and PCS also will compete more directly with traditional landline telephone service providers and with cable operators who may expand into providing telecommunications services over their cable networks. Energy utilities and LMDS providers may also seek to offer communications services over their infrastructure in the future. The Company also may experience competition from one-way and two-way paging services. The FCC has licensed SMR dispatch system operators to construct digital mobile communications systems on existing SMR frequencies, referred to as ESMR, in many areas throughout the United States, including most of the areas in which the Company operates. ESMR networks increase the capacity of SMR frequencies to a level that may be competitive with analog cellular networks. SMR service providers currently offer or plan to offer fleet dispatch services, short messaging, data services and interconnected voice telephone services. In addition, several companies have announced plans to design, construct, deploy and operate satellite-based mobile telecommunications systems worldwide. Lastly, the Company may also face competition from new technologies that have yet to be introduced.



     The FCC has proposed to reallocate former federal government spectrum at the 4 GHz and the 2.3 GHz bands for a broad range of wireless fixed and mobile services, and is expected to reallocate additional former federal government spectrum for similar uses in the future.


PERSONNEL


     As of December 1, 1996, the Company employed approximately 51 individuals, all of whom were located in the United States. None of these employees is represented by unions. The Company expects to hire a significant number of personnel to meet the various aspects of its business strategy.


FACILITIES


     The Company's principal executive offices, located in Washington D.C., consist of approximately 23,000 square feet of leased space. The Company intends to lease a facility in Dallas to house the Company's network management center and operations division. The Company has leased office space in Las Vegas (approximately 15,100 square feet) as well as switch space in Las Vegas and Honolulu (approximately 7,400 and 6,700 square feet, respectively). To implement its business plan, the Company will need additional offices for its regional teams of customer service and operations personnel as well as space for its stores and micro-stores throughout its service areas. The Company believes it will be able to lease such spaces as needed on acceptable terms. In addition, as of December 1, 1996, the Company has leased spaces for 70 cell sites. The Company anticipates leasing, acquiring or otherwise obtaining necessary rights for up to a total of approximately 2,000 to 2,500 cell sites and at least one switch site per cluster to complete its buildout plan.


ORGANIZATION


     The Company intends to conduct its operations and hold most of its assets primarily through subsidiaries so that the Company would be effectively a holding company providing management and administrative support for its subsidiaries and affiliates. The Company has formed several subsidiaries and affiliates, most of which have had little or no activity. DCR PCS is a wholly owned subsidiary of the Company formed to act as the bidding entity in the C Block auction; it currently holds all of the Company's PCS licenses. Several subsidiaries of DCR PCS have been or will be formed to conduct operations and hold licenses. Application for pro forma transfers have been or will be submitted in the near future to the FCC to transfer licenses from DCR PCS to its subsidiaries.



     In addition to its existing subsidiaries and affiliates, the Company anticipates forming additional subsidiaries of DCR PCS, including regional holding companies (the "HCs"), and local or regional operating companies (the "OCs"). The OCs will be operating subsidiaries formed at the regional (i.e., cluster) or local level to operate the network and service the customers for one or more of the Company's license areas. Each OC will have one or more license holding companies (the "LHCs") as its wholly owned subsidiaries, and each

LHC will own one FCC license. The Company anticipates creating HCs as a parent company to one or more OCs. Any transfer of the DCR PCS licenses pursuant to these plans would require prior FCC approval.

MINORITY INTERESTS IN CERTAIN SUBSIDIARIES


     The Company holds, directly and indirectly through a wholly owned subsidiary, DCR Nevada, Inc., a 73.1% interest in DCR Pacific PCS Limited Partnership (the "Limited Partnership") including a 1% general partner interest. DCR Nevada, Inc. is the sole general partner of the Limited Partnership, which was formed to own, directly or indirectly, the PCS license covering the Las Vegas BTA and to build, own and operate a PCS network in the Las Vegas BTA. In addition to the Company, the other limited partners are Onyx Telecommunications, L.L.C., Airadigm Communications, Inc., Andrew Molasky, Alan Molasky, Steven Molasky and the Todd and Vivica Marshall Revocable Trust. The Company indirectly has an interest in Odin Pocket Corporation, a wholly owned subsidiary of DCR PCS, which was formed to own indirectly PCS licenses covering the Dallas, Hawaii and Chicago BTAs and to own, directly or indirectly, and operate PCS networks in the Dallas, Hawaii and Chicago BTAs.


     The Company has entered into a letter of intent with Gloria Borland Hawaii PCS, Inc. ("GBH"), dated as of September 21, 1995, pursuant to which the Company has agreed to form an entity to hold its PCS licenses covering the Honolulu and Hilo BTAs and to build, own and operate a PCS network in these BTAs (the "Hawaii Company"). Initially, the Company will own 95% and GBH will own an undilutable 5% of the Hawaii Company.

LEGAL PROCEEDINGS


     On June 21, 1996, National Telecom PCS, Inc. ("NatTel") filed a petition to deny all of the applications of the Company for the C Block licenses (the "NatTel Petition".) NatTel alleged, among other things, that the Company does not meet all the FCC requirements for a C Block licensee. On July 1, 1996, Radiofone, Inc. ("Radiofone") filed petitions to dismiss or deny the Company's applications and reauction the C Block licenses for New Orleans and Houma-Thibodaux, Louisiana, for each of which DCR PCS was the high bidder (the "Radiofone Petition"). Radiofone's primary allegation was that the FCC's conduct of a C Block auction for markets in which Radiofone is a cellular carrier was unlawful in that it permitted Radiofone to bid only subject to its potential future disqualification (based upon the outcome of Radiofone's challenge to the FCC's spectrum cap rules).



     On November 4, 1996, the FCC staff decided both these petitions in favor of DCR PCS and conditionally granted all of DCR PCS's licenses, subject to payment of the required Downpayment which the Company paid on November 8, 1996. The FCC staff ruled that NatTel's standing to challenge DCR PCS' licenses was limited to the Adrian, Michigan, Michigan City, Indiana, Pittsburg, Kansas, and Northern Marianas Islands markets. The FCC staff further ruled (i) that there was no support for NatTel's allegations that DCR PCS' percentage of foreign ownership is inconsistent with FCC limitations; (ii) that DCR PCS' claim of status as a woman and minority-owned business is no longer relevant to the C Block preferences but is in any event consistent with the requirements for such status; (iii) that Westinghouse had neither an attributable interest in DCR PCS nor de facto control; and (iv) that the only error in DCR PCS' short form application was not material. The FCC staff did not consider allegations by NatTel (or the Company's rebuttal thereto) that the Company or one of its investors had violated the FCC's anti-collusion rules because it ruled that these allegations had been untimely filed.



     The FCC also ruled that Radiofone had failed to raise substantial and material questions of fact concerning whether the grant of the two Louisiana licenses to DCR PCS would be inconsistent with the public interest. The FCC noted that notwithstanding its order denying the Radiofone Petition, DCR PCS may be affected by the outcome of the ongoing rulemakings or judicial proceedings with respect to Radiofone's challenge to the FCC's spectrum cap rules.



     On November 27, 1996, NatTel filed an application for review of its petition and sought a stay of the decision granting DCR PCS' licenses. The appeal restates certain of the claims originally raised by NatTel.

DCR PCS filed its opposition on December 12, 1996, setting forth its position that NatTel's claims are without merit. The Company cannot predict the outcome of this proceeding.



     In July 1996, Radiofone also filed a petition for review in the United States Court of Appeals for the Fifth Circuit, challenging the FCC's determination not to permit cellular licensees to hold 30MHz PCS licenses in their home markets; and Cincinnati Bell Telephone Company, Inc. filed a similar challenge in the United States Court of Appeals for the Sixth Circuit, challenging the limitations on cellular providers' investments in PCS licensees. The Radiofone case has been transferred from the Fifth Circuit to the Sixth Circuit, where both cases are currently being held in abeyance until the FCC resolves petitions for reconsideration filed with the agency. If these appeals are successful, they could result in a reauction of C Block licenses. The Company cannot predict the outcome of this proceeding.


     The Company is aware of no other material, pending legal proceedings to which the Company or any of its subsidiaries or affiliates is a party or of which any of their property is subject which, if adversely decided, would have a material adverse effect on the Company.

             REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY


     The FCC regulates the licensing, construction, operation, acquisition and sale of cellular and PCS networks in the United States pursuant to the Communications Act of 1934, as amended (the "Communications Act"), and the rules, regulations and policies promulgated by the FCC thereunder. In order to increase competition in wireless communications, promote improved quality and service, and make available the widest possible range of wireless services, Congress enacted legislation directing the FCC to allocate radio frequency spectrum for PCS by competitive bidding. The FCC has allocated 120 MHz of radio spectrum in the 2 GHz band for licensed broadband PCS services. The FCC established PCS service areas in the U.S. based upon Rand McNally's market definition of 51 MTAs comprised of 493 BTAs, which are the geographic territories for which licenses have been or will be auctioned. The FCC divided the 120 MHz of spectrum into six individual blocks: two 30 MHz blocks (A and B Blocks) licensed for each of the 51 MTAs, one 30 MHz block (C Block) licensed for each of the 493 BTAs, and three 10 MHz blocks (D, E and F Blocks) licensed for each of the 493 BTAs. A PCS license will be awarded for each MTA or BTA in every block, for a total of more than 2,000 licenses. The FCC has adopted comprehensive rules outlining the bidding application, bidding and payment processes, payment process, establishing penalties for certain bid withdrawals, default or disqualification and establishing regulatory safeguards. The FCC reserved two of the six frequency blocks (the C and F Blocks) for Entrepreneurs and Small Businesses. In March 1995, the FCC completed its first auction, the A and B Block auction, resulting in the award of two licenses for 30 MHz each of spectrum in each of 51 MTAs. The C Block auction, for licenses of 30 MHz of bandwidth in the BTAs, was completed on May 6, 1996, with the exception of certain licenses whose winning bidder did not submit the required down payment. The reauction of these licenses began on July 3, 1996 and was completed on July 16, 1996. The C Block auction was followed by D, E and F Block auctions, which began on August 26, 1996 and have not yet concluded.


     FCC rules establish two separate spectrum aggregation limits for broadband PCS licensees. First, no entity may hold or own an attributable investment in licenses totalling more than 45 MHz of PCS, cellular and SMR services regulated as CMRS in any geographic area where there is significant overlap (i.e., where at least 10% of the population of the entity's PCS service area is within its cellular and/or SMR service area(s)). Second, a single entity may win no more than 10% of the licenses available in the C and F Block auctions.

     The C and F Block licenses are for adjacent frequency bands and have been reserved for Entrepreneurs. Generally, an Entrepreneur is an applicant with gross revenues of less than $125 million in each of the last two relevant years and total assets of less than $500 million at the time the initial application for participation in the auction is filed. Each eligible Entrepreneur may pay 90% of the purchase price of a C Block license and 80% of the purchase price of an F Block license in installments over ten years. The FCC also established bidding credits and more favorable installment payment plans for C and F Block applicants qualifying as Small Businesses or (for the F Block) as Very Small Businesses (as defined by the rules and regulations promulgated by the FCC (the "Entrepreneurs' Block Regulations")). Generally, a Small Business is an entity that has average annual gross revenues of not more than $40 million for the preceding three relevant years, while a Very Small Business has average annual gross revenues of not more than $15 million for the preceding three relevant years.

     In determining whether a license applicant meets the financial caps for qualification as an Entrepreneur or a Small Business, the FCC will examine, individually and cumulatively, the assets and revenues of the applicant, its affiliates, investors with more than 25% or 49.9% (depending on which Control Group equity structure is utilized), of the applicant's fully-diluted equity or voting stock (the "attributable investor") and its Control Group members. The holdings of investors with affiliated interests (including spouses or companies that have an identity of interest) will be consolidated, and all ownership interests will be calculated on a fully-diluted basis in order to determine attribution levels.


     Applicants seeking to qualify either as an Entrepreneur or a Small Business must be controlled by a Control Group made up principally of individuals or entities who meet the Entrepreneur financial qualifications or the Small Business financial qualifications, as the case may be (such group is a "Control Group," and such qualifying investor a "Qualifying Investor"). Only certain non-qualifying investors may be in the Control Group, such as members of the entity's management team or qualifying institutional investors. However, the applicant must be able to demonstrate that the Qualifying Investors control the Control Group. The analysis is fact-specific; however, the entity must at minimum meet certain structural requirements. The Control Group must hold at least 25% or 50.1% of the applicant's total equity (depending on which Control Group equity structure is utilized) during the first three years and 50.1% of the applicant's voting stock. Control Group members must be entitled to receive 100% of the value of each share of stock they hold in the event of a sale and must receive 50.1% of the annual distribution of dividends on their voting stock, if any. Members of the Control Group must either constitute or appoint more than 50% of the board of directors of the applicant, have authority over the senior executives in control of the applicant's day-to-day activities and play an integral role in management decisions of the applicant. The Qualifying Investors in the Control Group must own at least 50.1% of the Control Group's voting stock and at least 15% or 30% of the applicant's total equity (depending on which Control Group equity structure is utilized). No non-Control Group investor or group of affiliated investors can exceed certain maximum levels of equity or voting control without potentially affecting the Company's Designated Entity Status.


     All PCS licenses will be granted for a 10-year period, at the end of which they may be renewed. Under its standards, the FCC will award renewal expectancy to a PCS licensee that has provided substantial service during its past license term and has substantially complied with applicable FCC rules and policies and the Communications Act. Each 30 MHz PCS license is subject to a requirement that the licensee provide network facilities offering coverage to at least one-third of the population in the applicable market within five years of the grant of the license and to at least two-thirds of such population within 10 years of the grant of the license. Licensees that fail to meet such coverage requirements may be subject to forfeiture of their licenses.

     The Communications Act and the FCC rules promulgated thereunder require the FCC's prior approval of the assignment or transfer of control of a PCS license. The Entrepreneurs' Block Regulations further restrict voluntary assignments or transfers of control of C or F Block licenses. During the first five years of the initial license term, any proposed assignee or transferee of C or F Block licenses, at the time the application for assignment or transfer of control is filed, must meet the eligibility criteria for participation in the Entrepreneurs' Block auction or such proposed assignee or transferee must hold other C and F Block licenses and, at the time of receipt of such licenses, must have met the same eligibility criteria. Any transfers or assignments during the 10-year initial license term are subject to unjust enrichment penalties, including the forfeiture of any bidding credits and/or the acceleration of any installment payment plans if the assignee or transferee does not qualify for the same benefits. The FCC will conduct random audits to ensure that licensees are in compliance with the Entrepreneurs' Block Regulations.


     In addition, the FCC has established transfer disclosure requirements that require all licensees receiving licenses from FCC auctions who transfer control of or assign a PCS license within the first three years of their license term to file with the FCC associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the licensee is to receive in return for the transfer or assignment of its license. Non-controlling interests in an entity that holds a PCS license or a PCS network generally may be bought or sold without FCC approval, subject to compliance with the Entrepreneurs' Block Regulations relating to Control Group ownership requirements for C or F Block licenses and foreign ownership requirements. Any acquisition or sale by the Company of PCS interests may also require the prior filing of a Premerger Notification form with the Federal Trade Commission and the Department of Justice if over a certain size as well as with state or local regulatory authorities having competent jurisdiction. Violations of the Communications Act or the rules promulgated thereunder, including the Entrepreneurs' Block Regulations, could result in license revocations, forfeitures or fines.


     Over time, C and F Block licensees (as well as their affiliates and investors) may exceed the gross revenue caps through equity investment by non-attributable investors, debt financing, revenue from operations, business development and expanded service. Furthermore, after three years from the date of the license grant, Qualifying Investors in the Control Group will be required to hold only 10% or 20% of the total equity (depending on which Control Group equity structure is utilized) and there will be no minimum equity ownership requirement for the Control Group as a whole. The Control Group's ownership of voting stock, however, must remain at least 50.1%.

     Under existing law, no more than 20% of an FCC licensee's capital stock may be owned or voted, directly or indirectly, by non-U.S. citizens or their representatives, by a foreign government or its representatives or by a foreign corporation. The FCC can refuse to renew or revoke a license if the parent entity of a licensee has more than 25% of its capital stock owned or voted, directly or indirectly, by a foreign entity upon a finding by the FCC that the public interest will be served by its refusal to renew or revocation. The Company intends to structure all investments in the Company so as to comply with these guidelines. As of December 6, 1996, the Company, as parent entity of a licensee, had approximately 21.45% of its capital stock owned, directly or indirectly, by a foreign entity and holds all of its PCS licenses indirectly through subsidiaries. These restrictions could adversely affect the ability of the Company to attract additional equity financing from foreign companies. The FCC staff has suggested in recent inquiries to other C Block applicants whose licenses have not yet been granted that in certain circumstances debt may be considered as capital stock for purposes of these requirements. The Company believes that the debt held by its foreign lenders should not qualify as capital stock for such purposes, and the FCC staff's recent grant of licenses to the Company's subsidiary rejected a challenge to the Company's compliance with these requirements, which was based in part upon its borrowings from foreign entities. However, the FCC has not yet definitively interpreted these statutory requirements in the context of the C Block auction, and there is no assurance that it would agree with the staff's conclusion. If the FCC deems that the Company has exceeded the foreign ownership or control limits, it could revoke or deny the renewal of the Company's licenses or require the Company to restructure.


     Upon the grant of a PCS license, a PCS licensee will be required to share spectrum with existing licensees that operate certain fixed microwave systems (that will initially have priority use of the spectrum during this period) within each of its BTAs. To secure a sufficient amount of unencumbered spectrum to operate its PCS networks efficiently, the Company may need to negotiate agreements to pay for the relocation of many of these existing licensees. In such places where relocation is necessary to permit operation of the Company's PCS networks, any delay in the relocation of such licensees may adversely affect the Company's ability to commence timely commercial operation of its PCS networks. In an effort to balance the competing interests of existing microwave operators and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate such microwave operators to other spectrum blocks at the expense of PCS licensees. This transition plan allows most microwave operators to use the PCS spectrum for a two-year voluntary negotiation period, beginning on May 22, 1996, the date on which the Company filed the long-form application for its PCS licenses, and an additional one-year mandatory negotiation period thereafter. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. PCS licensees unable to reach agreement within these time periods may pursue involuntary relocation procedures, but such procedures will require the construction of comparable equipment facilities for microwave operators at the expense of the PCS licensee. Incumbent microwave licensees lose their priority status after April 2005 if they have not relocated by that time and a PCS licensee provides six months' notice that it intends to turn on a system within interference range of the incumbent's system. The FCC is currently considering shortening the voluntary negotiation period and lengthening the mandatory negotiation period for each class of incumbent. There can be no assurance that the Company will be successful in reaching timely agreements with the existing microwave licensees or that any such agreements will be on terms favorable to the Company. The Company also may be required to contribute to the costs of relocation under agreements reached by other PCS licensees if such relocation benefits the Company's license areas. Conversely, the Company may receive contributions from other PCS licensees towards its relocation costs. Depending on the terms of such agreements, the Company's ability to operate its PCS networks profitably may be adversely affected.


     The Telecommunications Act of 1996 substantially revised the regulation of communications. The goal of the Telecommunications Act is to enhance competition and remove barriers to market entry, while deregulating the communications industry to the greatest extent possible. To facilitate the entry of new carriers, the Telecommunications Act of 1996 imposes certain interconnection and equal access requirements on incumbent carriers. The FCC recently adopted rules on telephone number portability pursuant to which subscribers will be able to migrate their landline and cellular telephone numbers to a PCS carrier and from a PCS carrier to another service provider. On August 8, 1996, the FCC released its decision implementing the interconnection provisions of the Telecommunications Act of 1996. The FCC's decision is lengthy and complex and is the subject of both petitions for reconsideration and judicial review. On October 15, 1996, the United States Court of Appeals for the Eighth Circuit granted a stay of parts of the interconnection order pending further proceedings in that court, which the Supreme Court has declined to vacate. As a result of these proceedings, the precise contours and effects of the FCC's interconnection order are difficult to predict with certainty. However, the FCC's decision concludes that CMRS providers are entitled to reciprocal compensation arrangements with LECs and prohibits LECs from charging CMRS providers for terminating

LEC-originated traffic. While the FCC has noted the potential for asserting federal jurisdiction over certain aspects of CMRS interconnection, it has so far determined to defer primarily to the states in implementing interconnection policies pursuant to general guidelines established by the FCC. Under these guidelines, states must set arbitrated rates for interconnection and access to unbundled elements based upon LECs' long-run incremental costs, plus a reasonable share of forward-looking joint and common costs. In lieu of such cost-based rates, the FCC has also established for use by states a benchmark range of 0.2-0.4 cents per minute for end office termination pending further cost-based studies, and subject to a possible "true-up" payment later. The FCC has also permitted states to impose "bill and keep" arrangements, under which CMRS providers would make no payments for LEC termination of calls where LECs and CMRS providers have symmetrical termination costs and roughly balanced traffic flows. However, the FCC has found no evidence that these conditions presently exist. The relationship of these charges to the payment of access charges and universal service contributions has not yet been resolved by the FCC.

     Additionally, all communications carriers providing interstate communications services must contribute to the federal universal service support mechanisms that the FCC will establish. The Company cannot predict the outcome of the FCC's rulemaking proceedings to promulgate regulations to implement the new law or the effects of any new regulations on cellular service or PCS, and there can be no assurance that such regulations will not adversely affect the Company's business or financial condition.

     The Telecommunications Act of 1996 codifies the FCC policy that CMRS providers shall not currently be required to provide equal access to long distance carriers. The FCC, however, may require CMRS carriers to offer unblocked access (implemented through the subscriber's use of a carrier identification code or other mechanisms at the time of placing a call) to the long distance provider of a subscriber's choice.

     Federal law generally prohibits the states from regulating the rates charged by CMRS providers (including PCS carriers), although states are permitted to regulate other terms and conditions. Some states petitioned the FCC for authority to regulate cellular rates, but thus far no such petition has been successful. The FCC does not regulate CMRS rates, but does impose various resale and interconnection requirements on CMRS carriers.


     On July 26, 1996, the FCC released a report and order establishing timetables for making emergency 911 services available by PCS and other mobile services providers, including "enhanced 911" services that provide the caller's telephone number, location, and other useful information. By late 1997, PCS providers must be able to process and transmit 911 calls (without call validation), including those from callers with speech or hearing disabilities. Assuming a cost recovery mechanism is in place, by mid-1998 such providers must have completed actions enabling them to relay a caller's automatic number identification and cell site, and by 2001 they must be able to identify the location of a 911 caller within 125 meters in 67% of all cases. State actions incompatible with these FCC rules are subject to preemption. Various parties have petitioned the FCC to reconsider certain requirements imposed in the order.



     On August 1, 1996, the FCC released a report and order expanding the flexibility of PCS and other CMRS carriers to provide fixed as well as mobile services. Such fixed services include, but need not be limited to, "wireless local loop" services, e.g., to apartment and office buildings, and wireless backup to PBXs and local area networks, to be used in the event of interruptions due to weather or other emergencies. A pending petition for partial reconsideration of this FCC report and order seeks to avoid any obligation to notify the FCC of what fixed line services the provider intends to provide or to ensure maintenance of the cost and quality of the provider's other services. The FCC has not yet responded to this petition or decided whether such fixed services should be subjected to universal service obligations or how they should be regulated, although it has proposed a presumption that they be regulated as CMRS services.



     The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the wireless telecommunications industry. Other existing federal, state and local regulations currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which wireless telecommunications providers operate. Neither the outcome of these proceedings nor their impact on the wireless telecommunications industry generally or the Company in particular can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     The following table sets forth certain information regarding the Company's directors and executive officers as of the date of this Prospectus:



             NAME                 AGE                            OFFICE
Daniel C. Riker................   52     Chairman of the Board and Chief Executive Officer
Janis A. Riker.................   52     Director and President
Thomas L. Leming...............   72     Director
J. Herbert Nunnally............   54     Director
Eduardo Paz....................   36     Director, Vice Chairman of the Board
Brion Sasaki...................   52     Director
Ronald S. Schimel..............   51     Director and Secretary
George S. Wills................   60     Director
Randall S. Anderson............   46     Executive Vice President, Corporate Development
Colleen R. Cross...............   35     Senior Vice President and General Counsel
John A. Hoffman................   39     Chief Operating Officer
Robert A. Kerstein.............   45     Senior Vice President and Chief Financial Officer
Carlos A. Pichardo.............   36     Senior Vice President and General Manager, Network
                                         Services Group
John Samarron..................   44     Chief Technical Officer
Barry C. Winkle................   51     Executive Vice President


     DANIEL C. RIKER has been Chairman of the Board and Chief Executive Officer since he co-founded Pocket in 1994. Previously, Mr. Riker was Director of PCS Business and Technology Development at MCI Communications Corporation ("MCI") where he had worked for 13 years. Mr. Riker was responsible for MCI's cellular business unit until it was sold, and he developed a national network structure for MCI which was adopted as its early PCS strategy. Prior to 1981, Mr. Riker had served as News and Sales Executive for United Press International, the Assistant Director of Public Relations for Johns Hopkins University and the Assistant Press Secretary to the Governor of Maryland. Mr. Riker received his BA from The Johns Hopkins University and his JD with honors from the University of Baltimore Law School. Mr. Riker is married to Janis Riker.


     JANIS A. RIKER has been a director since she co-founded Pocket in 1994. She is currently President and in addition served as Chief Operating Officer prior to Mr. Hoffman. Previously, she had served as Pocket's Vice President and General Counsel. Before forming Pocket, Ms. Riker was an attorney in private practice. Prior to practicing law, she had been employed as Director of Public Relations for The Johns Hopkins Medical Institutions, the Columbia Medical Plan (an HMO), and Howard County General Hospital. Ms. Riker received her BA from Goucher College and her JD with honors from the University of Baltimore Law School. Ms. Riker is married to Daniel Riker.


     THOMAS L. LEMING has been a director of Pocket since 1995. Mr. Leming was the President of Leming Telecom Consulting from 1986 until 1993, during which time he was a consultant to, among others, Fujitsu America, Inc., MCI, and General Electric Company. Previously, from 1971 to 1986, he served as Senior Vice President at MCI in charge of the planning, design, development and construction of the MCI telecommunications network. Mr. Leming has also held positions at Motorola and the Collins Radio Company. Mr. Leming is a veteran of the United States Navy. He is currently retired.

     J. HERBERT NUNNALLY has been a director at Pocket since 1995. From 1986 to 1996, Mr. Nunnally was a Division General Manager with Westinghouse in charge of commercial communications, networks and products. He is currently retired. He joined Westinghouse in 1963 and has held a variety of positions during his tenure. Mr. Nunnally received a BS in Electrical Engineering from Mississippi State University in 1963 and a Masters of Science degree from George Washington University in 1971.

     EDUARDO PAZ has been a director at Pocket since 1994 and also serves as Vice Chairman of the Board. Mr. Paz is President and sole director of Teleconsult, a position he has held since 1990. Teleconsult is a telecommunications and systems integration consulting firm which was incorporated in 1970. Prior to joining Teleconsult, he was President of Communications Management Inc., providing professional services for international and government institutions as well as private corporations in the United States and abroad. Mr. Paz was a Network Planning Engineer with MCI Communications Corporation from 1984 to 1989. Mr. Paz holds a BS and an MS in Electrical and Mechanical Engineering from Cornell University.


     BRION SASAKI has been a director at Pocket since 1995. He is President of MASA, Inc. ("MASA"), an international financial consulting firm specializing in strategic planning and investment advisory services. Prior to forming MASA in 1994, Mr. Sasaki was Executive Director of Multinational Business Services, Inc. for 10 years, Chief Economist for the American Mining Congress and Senior Policy Analyst for the Office of Management and Budget. Mr. Sasaki received a BS in Microbiology and a PhD in Economics from the University of Cincinnati. Mr. Sasaki serves as director of the Company through designation by Masa Telecom, Inc. ("MTI") pursuant to a stockholders' agreement, dated as of January 30, 1995 and as amended, by and between the stockholders listed therein.



     RONALD S. SCHIMEL has been director and Secretary of Pocket since 1994. He is a principal and on the Board of Directors at the law firm of Miles & Stockbridge, P.C. He received a JD from the Columbus School of Law, The Catholic University of America.



     GEORGE S. WILLS has been a director at Pocket since 1995. Since 1978, Mr. Wills has served as the President of Wills & Associates, a public affairs firm that provides communications and government relations services to corporations. In conjunction with his professional practice, Mr. Wills is a trustee and public affairs advisor to the Aspen Institute, an international public policy organization, and is a member of the Public Affairs Council in Washington D.C. Mr. Wills received a BA from Pennsylvania State University in 1958, an MA in American Government from the University of Virginia and a PhD from the Johns Hopkins University in 1969.



     RANDALL S. ANDERSON has been an Executive Vice President at Pocket since January 1996. He joined Pocket in December 1994 as Senior Vice President of Network Systems. Prior to joining Pocket, Mr. Anderson was Director of Business Development at Nortel, where he worked for approximately 10 years. Prior to joining Nortel, Mr. Anderson held management positions with each of GTE, Sprint Communications and Cable TV of Virginia. His 23 years of telecommunications experience includes working with digital microwave, fiber-optic technology, cable television, long distance switching & transmission and the local access market. He received his AS degree in Engineering Technology, cum laude, from New River College in 1972.



     COLLEEN R. CROSS joined the Company as Senior Vice President and General Counsel, effective January 1997. She previously was a partner with Whiteford, Taylor & Preston, L.L.P., a Baltimore/Washington, D.C.-based law firm. Ms. Cross co-chaired the firm's PCS Law Group, with experience in legal issues related to zoning, technology, venture financing and securities for PCS and other telecommunications carriers. Her clients included the operator of the first PCS system in the U.S. Prior professional experience includes the law firms Patton, Boggs & Blow and Frank, Bernstein, Conaway & Goldman. Ms. Cross was admitted to practice in Maryland in 1986. She holds a BA from Loyola College and her JD from the University of Baltimore Law School.



     JOHN A. HOFFMAN joined the Company as Chief Operating Officer, effective January 1, 1997. Prior to joining Pocket, he served as Regional General Manager for BellSouth Mobility DCS in Charlotte, N.C. and was responsible for directing the planning, implementation and start-up operations of BellSouth's PCS business in the Charlotte, N.C. region, which was among the first U.S. PCS service launches. Since 1986, Mr. Hoffman has held a number of positions with BellSouth International, including serving as President of Mobined in The Netherlands where he directed company planning and start-up activities for a planned GSM commercial PCS service covering 15.5 million people. Other international posts with BellSouth included Vice President for BellSouth Europe in Brussels, Belgium; and Chief Operating Officer for SONOFON in Aalborg, Denmark, where he directed the commercial launch and ongoing operations of a GSM network covering more than 5 million people. From 1989 to 1991, Mr. Hoffman served as Regional Manager for BellSouth Mobility, Inc. in Jacksonville, Fla. and from 1986 to 1988 he was a General Manager in Atlanta directing the design and construction of mobile communications projects in Georgia, Kentucky, Tennessee and Florida. Mr. Hoffman holds an MBA from the University of Phoenix; a Master of Architecture degree from the University of Michigan; and a BS of Architecture degree from the University of Michigan.



     ROBERT A. KERSTEIN has been Senior Vice President and Chief Financial Officer since February 1996. Prior to joining Pocket, Mr. Kerstein was Chief Information Officer of Orca Bay Sports and Entertainment. From 1990 to 1995, he was employed at American Mobile Satellite Corporation, a wireless telecommunications company, where he was Vice President of Operations from 1994 through 1995 and Chief Financial Officer from 1990 through 1993. From 1980 to 1990, Mr. Kerstein held senior management positions at various media and telecommunications companies, including Controller and Chief Financial Officer of Falcon Cable TV, Chief Financial Officer of L.A. Cellular, and Senior Vice President and Cellular Chief Financial Officer of McCaw Cellular Communications, Inc. He is a C.P.A. and has a BS degree with honors in Business Administration from California State University, Long Beach.



     CARLOS A. PICHARDO has been a Senior Vice President at Pocket since December 1995. Mr. Pichardo joined Pocket in April 1995 as Vice President in charge of Vendor Relations. Prior thereto, Mr. Pichardo was a Regional Managing Director for Network Wireless Systems at AT&T Corp. Mr. Pichardo started his 12-year AT&T career at Bell Laboratories in 1983. In 1988, he became District Manager in Business Communications Systems and held several management positions until 1995. Mr. Pichardo serves as an advisor to Teleconsult where he is a minority investor. He received a BS with honors in Electrical Engineering and a Masters of Engineering from Cornell University.



     JOHN SAMARRON, JR. has been Chief Technical Officer since December 1996. Prior to joining Pocket, he served as Executive Vice President and Chief Technical Officer for Chase Telecommunications, Inc., a wireless start-up company. From 1990 to 1996, Mr. Samarron worked for AirTouch International ("ATI"), most recently serving as chief technical officer for Airtel Movil, an ATI subsidiary in Spain. He was responsible for building Airtel Movil's national GSM network, which covers a population of more than 44 million people. Prior to his assignment in Spain, Mr. Samarron was managing director of Technical Services for ATI in Walnut Creek, California. In this capacity, he was responsible for ATI's development in radio frequency engineering, network planning and operations and vendor interaction. Mr. Samarron also spent 16 years with Pacific Bell in engineering and customer service management positions. He holds a BA degree from the University of Notre Dame.



     BARRY C. WINKLE has been an Executive Vice President at Pocket since 1995. He was a consultant of Teleconsult, a telecommunications consulting firm, from 1993 to 1994. Mr. Winkle was also president of Fountainhead Inc., a printing company, from 1989 to 1992. In 1992, Fountainhead Inc. filed for protection under the U.S. Bankruptcy Code. From 1978 to 1989 Mr. Winkle held several positions with MCI, including Director of Corporate Marketing, Vice President of MCI Sales, Vice President of Finance for MCI Western Division and Senior Vice President of Management Information Systems. As Senior Vice President, Mr. Winkle was responsible for implementing significant billing software system changes and preparing a strategic plan for fully integrating management information system functions in the company. He received his BA in Business Management from the University of Dayton, Ohio.



ANNUAL MEETING



     The By-Laws provide that annual meetings of stockholders will be held at the Company's principal office or at such other place and on such date in May as may be fixed from time to time by resolution of the Board of Directors. The first Annual Meeting for which proxies will be solicited from stockholders will be held in May 1997.


COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Audit Committee meets with management to consider the adequacy of internal controls and the objectivity of financial reporting. The Audit Committee also meets with the independent auditors and with appropriate financial personnel of the Company regarding these matters. The Audit Committee recommends to the Company Board the appointment of the independent auditors, subject to ratification by the stockholders at the annual meeting. The independent auditors will meet periodically with the Audit Committee and will have unrestricted access to the Audit Committee. The Audit Committee reviews the Company's long-term plans and financings and reports its recommendations to the full Company Board for approval and to authorize action. The Chief Executive Officer, Daniel C. Riker, and the President, Janis A. Riker, shall serve as ex officio members and neither will participate in Audit Committee meetings when audit matters are discussed. The members of the Audit Committee, all of whom are directors who are not employees of the Company ("Non-Employee Directors"), are Ronald S. Schimel, (who currently serves as Secretary for the Company) Eduardo Paz and Brion Sasaki.



     Compensation Committee. The Compensation Committee's functions include recommending to the Company Board nominees for election as directors of the Company, making recommendations from time to time to the Company Board as to matters of corporate governance, administering management incentive compensation plan, the Company's stock option plans, and making recommendations to the Board with respect to the compensation of directors and officers of the Company. The members of the Compensation Committee, all of whom are Non-Employee Directors, are George S. Wills, Eduardo Paz and Ronald S. Schimel (who currently serves as Secretary for the Company).


     Finance Committee. The Finance Committee reviews the annual budget prior to its presentation to the Board of Directors for approval, develops and recommends to the Board financial goals and objectives for the Company, reviews all agreements having material financial impact on the Company and shall perform such other functions as are delegated to it by the Board of Directors. The members of the Finance Committee are Janis A. Riker, Brion Sasaki, George S. Wills and Eduardo Paz.

     Executive Committee. The Executive Committee is authorized, between meetings of the Board, to exercise all powers and authority of the Board regarding the management of the business and affairs of the Company, except for powers reserved to the full Board under Maryland General Corporation Law. The members of the Executive Committee are Daniel C. Riker, Janis A. Riker and Eduardo Paz.

     Auction Committee. The Auction Committee helped to formulate an auction strategy for the Company for its participation in C Block auction and will continue to formulate strategies in future auctions as needed. The members of the Auction Committee are Daniel C. Riker, Brion Sasaki and Thomas L. Leming.

COMPENSATION OF DIRECTORS


     Several members (Messrs. Leming, Sasaki, Schimel and Wills) of the Board of Directors each received as director compensation for the 12-month period beginning May 17, 1995, 20,000 shares of Class B Common Stock, which was issued by the Company in November 1995, and are entitled to receive cash compensation for their services during this same period in the amount of $7,000. All directors are to be reimbursed for out-of-pocket travel expenses in connection with Company related business. On May 17, 1996, the Board of Directors authorized the grant of 30,000 stock options each to all directors as further described in "-- Stock Option Plans." The Company has no other compensation arrangements for its directors. Concerning compensation received by certain directors for the performance of services for the Company other than as a director, see "-- Certain Relationships and Related Transactions."

EXECUTIVE COMPENSATION

     The following information relating to executive compensation gives effect to the adjustments to be made pursuant to the Recapitalization.


     The following table sets forth certain compensation information for the Chief Executive Officer and the four other executive officers of the Company as of December 1, 1996 who were the most highly compensated for the year ended December 31, 1995 (the "Named Executive Officers").


                           SUMMARY COMPENSATION TABLE


                                                      ANNUAL COMPENSATION                  LONG TERM COMPENSATION
                                         ----------------------------------------------    ----------------------
                                         FISCAL                            OTHER ANNUAL            STOCK
       NAME & PRINCIPAL POSITION          YEAR      SALARY      BONUS      COMPENSATION           OPTIONS
Daniel C. Riker........................   1995     $182,692    $     --      $     --                    --
  Chairman and Chief Executive Officer
Janis A. Riker.........................   1995     $135,711    $     --      $     --                    --
  Director, President
Randall S. Anderson....................   1995     $150,000    $     --      $     --             1,500,000
  Executive Vice President, Corporate
  Development
Barry C. Winkle........................   1995     $118,953    $     --      $     --               125,000
  Executive Vice President, Markets
Carlos A. Pichardo.....................   1995     $ 94,998    $     --      $     --                70,000
  Senior Vice President, and General
  Manager, Network Services Group


     Set forth in the table below is information with respect to options to purchase Class B Common Stock granted to the Named Executive Officers during the fiscal year ended December 31, 1995. The grants to Messrs. Winkle and Pichardo were made under the 1995 Plan (as defined herein). The grant to Mr. Anderson was made outside the 1995 Plan. See "-- Stock Option Plans -- 1995 Non-Qualified Stock Options."

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                                VALUE AT ASSUMED
                                                                                                ANNUAL RATES OF
                                               % OF TOTAL                                         STOCK PRICE
                                                OPTIONS                                         APPRECIATION FOR
                                               GRANTED TO     EXERCISE PRICE                     OPTION TERM(2)
                                OPTIONS       EMPLOYEES IN      PER SHARE       EXPIRATION    --------------------
           NAME               GRANTED(#)      FISCAL YEAR         ($/SH)         DATE(1)       5%($)      10%($)
Daniel C. Riker...........       --              --                $ --                --          --           --
Janis A. Riker............       --              --                  --                --          --           --
Randall S. Anderson.......     1,500,000          68.3              .83           8-10-05     782,974    1,984,209
Barry C. Winkle...........       125,000           5.7              .83           7-12-05      65,248      165,351
Carlos A. Pichardo........        70,000           3.2              .83           7-12-05      36,539       92,596

---------------
(1) Under the 1995 Plan, the Board of Directors determines the exercise price, vesting schedule and exercise periods for option grants made pursuant to the 1995 Plan. Options granted during the fiscal year ended December 31, 1995 become exercisable in three equal, annual installments commencing on July 12, 1996. Each such option expires 10 years from the date of grant.

(2) Potential gains are net of the option exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only. Actual gains, if any, on stock option exercises are dependent on the future performance of the Class B Common Stock, overall stock market conditions, as well as the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

     The following table provides information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 1995 and the fiscal year-end value of all unexercised options held by such individuals.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED, IN-THE-
                                                        OPTIONS HELD AT FISCAL       MONEY OPTIONS AT FISCAL YEAR-
                         SHARES                              YEAR END(#)                       END($)(1)
                       ACQUIRED ON       VALUE       ----------------------------    ------------------------------
        NAME           EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
Daniel C. Riker.....       --             --            --              --                --               --
Janis A. Riker......       --             --            --              --                --               --
Randall S.
  Anderson..........       --             --           500,000        1,000,000
Barry C. Winkle.....       --             --            --              125,000
Carlos A.
  Pichardo..........       --             --            --               70,000

---------------
(1) Represents the difference between $     per share, the fair market value of
    the Class B Common Stock at December 31, 1995, as determined by the Board of Directors, and the exercise price per share of the options, and does not include the federal and state taxes due upon exercise.

EMPLOYMENT AGREEMENTS


     The Company entered into an employment agreement with each of Mr. Riker, Ms. Riker, Mr. Anderson and Mr. Winkle, pursuant to which such individuals serve as executive officers of the Company. These agreements provide for annual base salaries of $250,000, $160,000, $150,000 and $150,000, respectively. Although
Mr. Riker's employment contract entitles him to $250,000 per year in base salary, Mr. Riker took a voluntary reduction in salary in 1995 (which reduction is still in effect) to $170,000.



     Each such employment agreement also provides that such employee's base salary is subject to other increases at the discretion of the Board of Directors. Mr. Riker is entitled to an annual cash incentive bonus targeted at 50% of his base salary, based solely on the Company's performance, as approved by the Board of Directors. Each such employee other than Mr. Riker is entitled to an annual cash incentive bonus, targeted at 50% of his or her base salary, based on the Company's performance, as approved by the Board of Directors, as well as to additional cash and stock based bonuses in accordance with such employees performance as evaluated in accordance with policies as may be established by the Board of Directors.


     Each such employment agreement provides that the Company may terminate such person's employment with the Company at any time, with or without good cause (as such term is defined in the agreements). In the event of termination by the Company other than for good cause, however, such executive will be entitled to receive a lump sum payment equal to the amount of salary to which such executive would have been entitled for the greater of the period of time remaining in the agreement term and two years. For that same time period, such executive will also continue to receive fringe benefits until he or she begins full-time employment elsewhere.

     Pursuant to each such agreement, each executive officer agrees, that during the term of such employment agreement and for one year following the termination of such executive officer's employment with the Company (with or without good cause), such executive officer will not hire any other individual who was employed by the Company during the one-year period immediately prior to the termination of such executive officer's employment; assist, advise or serve, in any capacity, any third party in an action against or a transaction involving the Company; engage in the business of selling or providing communication or telephone services; or otherwise compete for orders, contracts or accounts for services comparable to those offered by the Company to or from any person or entity for whom, during the one-year period immediately prior to the termination of such executive officer's employment, the Company provided telephone or communication services or sold, offered to sell or solicited orders, contracts or accounts for services comparable to those offered by the Company. Each such agreement also contains certain confidentiality provisions.


     Pursuant to the Control Group Option Plan, Mr. and Mrs. Riker and Teleconsult, as well as any future members of the Control Group, will receive certain options to purchase shares of Class A Common Stock or Class B Common Stock at 90% of the fair market value at the time of exercise or at the fair market value at the time of grant when and to the extent required for the Control Group and the Qualifying Investors to maintain the minimum ownership interests required for the Company's Designated Entity Status.


STOCK OPTION PLANS


     The following descriptions of certain stock option plans give effect to the adjustments to be made pursuant to the Recapitalization. All stock option plans of the Company are subject to compliance with applicable FCC rules, regulations and policies regarding the Company's and its subsidiaries' qualifications as PCS C block licensees.


  1995 Incentive Stock Option Plan


     In July 1995, the Company adopted and, in July 1996, the Company's stockholders approved, the Pocket Communications, Inc. 1995 Incentive Stock Option Plan (the "1995 Plan") originally titled the DCR Communications, Inc. (the predecessor name of the Company) 1995 Incentive Stock Option Plan. The 1995 Plan is designed to promote the success, and enhance the value, of the Company by linking the interests of certain employees of the Company (the "1995 Plan Participants") to those of the Company's stockholders. As determined by the Board of Directors, Company employees, including employees who are members of the Board of Directors, are eligible to participate in the 1995 Plan. Non-employee directors are not eligible to participate in the 1995 Plan. Unless sooner terminated by the Board of Directors, the 1995 Plan will expire on July 12, 2005. The description below is intended as a summary only and is qualified in its entirety by reference to the 1995 Plan, a copy of which is filed as an exhibit to the registration statement of which this Prospectus forms a part.



     General. The 1995 Plan will be administered by the Board of Directors or a designated committee (the "Committee"). Options granted under the 1995 Plan ("1995 Options") are intended to satisfy the requirements of "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").



     The total number of shares of Class B Common Stock available for grant under the 1995 Plan may not exceed 1,550,000 shares. Shares of Class B Common Stock subject to 1995 Options which have terminated unexercised, either in whole or in part, shall be available for future 1995 Options granted under the 1995 Plan. To date, 1995 Options are outstanding with respect to 672,900 shares of Class B Common Stock, and 18,100 shares of Class B Common Stock have been issued pursuant to the exercise of 1995 Options.



     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Board of Directors may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding 1995 Options and in the number, kind and price of shares subject to outstanding 1995 Options as it may determine to be appropriate.



     1995 Options. The term of 1995 Options granted under the 1995 Plan may not exceed 10 years (five years with respect to 1995 Plan Participants who own stock representing more than 10% of the total combined voting power of all classes of stock of the Company ("10% Owners"). 1995 Options will become exercisable and shall expire in accordance with terms set by the Board of Directors or the Committee, consistent with the terms of the 1995 Plan and the requirements for qualification of an "incentive stock option" pursuant to Code Section 422. The exercise price for each 1995 Option granted will be determined by the Board of Directors; provided that the exercise price may not be less than 100% of the fair market value (as defined in the 1995 Plan) of a share of Class B Common Stock on the date of grant (110% of the fair market value with respect to

10% Owners). A 1995 Plan Participant exercising a 1995 Option is required to pay the exercise price in full in cash. 1995 Options are non-transferable other than by will or the laws of descent and distribution, and, during the 1995 Plan Participant's lifetime, may be exercised only by the 1995 Plan Participant or his legal representative.


     Amendments. The Board of Directors may at any time terminate, amend, or modify the 1995 Plan; provided that, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.


  1995 Non-Qualified Stock Options


     The Company authorized the grant of non-qualified stock options to certain employees in 1995 (the "1995 Non-Qualified Options"). The 1995 Non-Qualified Options were designed to promote the success and enhance the value of the Company by linking the interests of certain employees of the Company (the "1995 Grantees") to those of the Company's stockholders. 3,000,000 shares of Class B Common Stock were authorized for issuance pursuant to the 1995 Non-Qualified Options. To date, the Company, under such authorization, has granted to Randall Anderson a 1995 Non-Qualified Option to purchase 1,500,000 shares of Class B Common Stock (the "Anderson Option"). To date, 60,240 shares of Class B Common Stock have been issued pursuant to the exercise of Anderson Options.



     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Board of Directors may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to the 1995 Non-Qualified Options and in the number, kind and price of shares subject to the 1995 Non-Qualified Options as it may determine to be appropriate.



     The term of the Anderson Option is 10 years, commencing in 1995. The exercise price for the Anderson Option is $.83 per share of Class B Common Stock. Upon exercise of the Anderson Option, the optionholder is required to pay the exercise price in full in cash. The Anderson Option is non-transferable and may be exercised only by Mr. Anderson or his legal representative.



     The registration requirements of any applicable federal or state securities laws and resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class B Common Stock acquired pursuant to the exercise of 1995 Non-Qualified Options.


  1996 Employee Non-Qualified Stock Option Plan


     The Company adopted the Pocket Communications, Inc. 1996 Employee Non-Qualified Stock Option Plan (the "1996 Employee Plan"). The 1996 Employee Plan is designed to promote the success, and enhance the value of the Company by linking the interests of certain employees of the Company (the "1996 Employee Plan Participants") to those of the Company's stockholders. As determined by the Committee, Company officers and employees, including both employees who are members of the Board of Directors and employees of affiliate entities controlled by the Company, are eligible to be granted options under the 1996 Employee Plan. Non-employee directors are not eligible to participate in the 1996 Employee Plan. Unless sooner terminated by the Board of Directors or Committee, the 1996 Employee Plan will expire in December, 2006. The description below is intended as a summary only and is qualified in its entirety by reference to the 1996 Employee Plan, a copy of which is filed as an exhibit to the registration statement of which this Prospectus forms a part.



     General. The 1996 Employee Plan will be administered by the Committee or any other committee designated by the Board for such purposes. Members of the Committee shall qualify as both "non-employee directors" as defined by Rule 16b-3 of the Exchange Act ("Rule 16b-3") and "outside directors" for purposes of
Section 162(m) of the Code. Among other things, the Committee shall have the authority, subject to the terms of the 1996 Employee Plan, to select the officers and employees to whom options are granted and the terms and conditions of any option. The 1996 Employee Plan provides for the grant of "non-qualified stock options" ("1996 Non-Qualified Options").



     The total number of shares of Class B Common Stock available for grant under the 1996 Employee Plan may not exceed 2,370,000 shares. Shares of Class B Common Stock subject to 1996 Non-Qualified Options which have terminated unexercised, either in whole or in part, shall be available for future 1996 Non-Qualified Options granted under the 1996 Employee Plan. To date, no options are outstanding and no shares of Class B Common Stock have been issued under the 1996 Employee Plan. The Company has committed to grant 1996 Non-Qualified Options to purchase up to 1,736,153 shares of Class B Common Stock at $.83 per share prior to the consummation of the Offering, subject to compliance with FCC requirements and stockholder approval. These options include "Bonus Options" to purchase 112,388 shares of Class B Common Stock which will vest immediately at the date of grant. As to the remaining options aggregating 1,623,765, one-third of such options will vest on May 17 of each of calendar years 1997, 1998 and 1999, subject to the 1996 Employee Plan Participant's continued employment with the Company.



     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Board of Directors or Committee may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding 1996 Non-Qualified Options and in the number, kind and price of shares subject to outstanding 1996 Non-Qualified Options as it may determine to be appropriate.



     1996 Non-Qualified Options. The term and the exercise price for each 1996 Non-Qualified Option granted will be determined by the Committee; provided, however, that the exercise price may not be less than the lesser of (i) the fair market value (as defined in the 1996 Employee Plan) of a share of Class B Common Stock on the date of grant and (ii) $.83 per share of Class B Common Stock.



     A 1996 Employee Plan Participant exercising a 1996 Non-Qualified Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class B Common Stock. Additionally, with the approval of the Committee, the exercise price may be paid in whole or in part by an assignment of the right to receive the cash proceeds from the sale of Class B Common Stock subject to the option exercise pursuant to a "cashless exercise" procedure or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing. The fair market value of any shares of the Company's Class B Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Committee.



     Options are non-transferable other than by will or the laws of descent and distribution, or as expressly provided in the option agreement and, during the 1996 Employee Plan Participant's lifetime, may be exercised only by such participant or his legal representative or a permitted transferee.



     Change in Control. In the event of a Change in Control (as defined in the 1996 Employee Plan), any 1996 Non-Qualified Option that is not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change in Control, any 1996 Employee Plan Participant will have the right, whether or not the option is fully exercisable to surrender all or part of any 1996 Non-Qualified Option held by such participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the difference between the (i) Change in Control Price which is (A) the highest reported sales price of a share of Class B Common Stock in the 60 day period prior to and including the date of a Change of Control and (B) in the event of a tender or exchange offer, the highest price per share paid in such tender or exchange offer and (C) in the event that such option is held by an optionee that is subject to Section 16(b) of the Exchange Act and was granted within 240 days of the date of Change of Control, the fair market value, as defined, of the Class B Common Stock on the date such option is canceled, and (ii) the exercise price (the difference between (i) and (ii) being referred to as the "Spread") multiplied by the number of shares of Class B Common Stock granted in connection with the exercise of such 1996 Non-Qualified Option; provided, that, if the Change in Control is within six months of the grant date of any such 1996 Non-Qualified Option held by a 1996 Employee Plan Participant subject to Section 16(b) of the Exchange Act, such optionee shall have until the date which is six months and one day after the grant of such 1996 Non-Qualified Option to exercise such election; provided, further, that such Change in Control transaction would not thereby be made ineligible for pooling of interests accounting in which case the Compensation Committee shall have the ability to substitute, for the cash otherwise payable above, Class B Common Stock with an equivalent market value.



     Amendments. The Board of Directors may at any time terminate, amend, or modify the 1996 Employee Plan; provided that to the extent required by law, no amendment, alteration or discontinuation will be made without the approval of the Company's stockholders.



  1996 Director Non-Qualified Stock Option Plan



     In December 1996, the Company adopted and the Company's stockholders approved the Pocket Communications, Inc. 1996 Director Non-Qualified Stock Option Plan (the "1996 Director Plan"). The purposes of the 1996 Director Plan are to (i) promote a greater identity of the interests of the Company's directors and of its stockholders, (ii) attract and retain individuals to serve as directors of the Company and (iii) provide a more direct link between director compensation and stockholder value. The description below is intended as a summary only and is qualified in its entirety by reference to the 1996 Director Plan, a copy of which is filed as an exhibit to the registration statement of which this Prospectus forms a part.



     General. The 1996 Director Plan will be administered by the Company Board or a committee of the Board designated for such purpose (the "Committee"). Among other things, the Committee shall have the authority, subject to the terms of the 1996 Director Plan, to select the directors to whom awards are granted and the terms and conditions of any award; provided, however, that the Committee shall not have discretion to grant or set the terms of Formula Options described below.



     Pursuant to the terms of the 1996 Director Plan, any director of the Company serving on the Board of Directors will be eligible to be granted options under the 1996 Director Plan (the "1996 Director Plan Participants"). A total of 390,000 shares of Class B Common Stock are reserved for issuance and available for grants of options under the 1996 Director Plan (the "1996 Non-Qualified Director Options"). To date, no shares of Class B Common Stock have been issued under the 1996 Director Plan. Subject to compliance with FCC requirements, the 1996 Director Plan provides for automatic one-time grants of (i) an option to purchase 30,000 shares of Class B Common Stock at an exercise price of $0.83 per share to each director who was serving on the Board of Directors on June 1, 1996 and who is then serving (or has terminated such service by reason of death or disability) and (ii) an option to each director elected to the Board of Directors after June 1, 1996 but on or before May 31, 1997 to purchase that percentage of 30,000 shares of Class B Common Stock equal to the ratio of (x) the number of months of the director's service after June 1, 1996 and prior to May 31, 1997 to (y) 12, at an exercise price of $0.83 per share (but not less than the fair market value of a share of Class B Common Stock on the date of such grant for options granted after the Offering) (collectively, the "Formula Options"); provided, however, that any director who begins service after June 1, 1996 and terminates service prior to May 31, 1997 by reason of death or disability shall receive an option pursuant to clause (ii). No Formula Options may be granted after May 31, 1997. Subject to earlier expiration upon the director's cessation of Board of Directors membership, Formula Options shall expire on the tenth anniversary of the date of grant. The Company has committed to grant 1996 Non-Qualified Director Options to purchase up to 232,500 shares of Class B Common Stock at $0.83 per share prior to the consummation of the Offering, subject to compliance with FCC requirements and stockholder approval. Formula Options shall be exercisable upon and after, but not before, the later to occur of (i) June 1, 1997 and (ii) the occurrence of a Termination Event as defined in the 1996 Director Plan. Unless sooner terminated by the Board of Directors or the Committee, the 1996 Director Plan will terminate on June 1, 1997. The termination of the 1996 Director Plan will not affect any 1996 Non-Qualified Director Option outstanding as of the date of such termination.



     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding 1996 Non-Qualified Director Options and in the number, kind and price of shares subject to outstanding 1996 Non-Qualified Director Options as it may determine to be appropriate.

     1996 Non-Qualified Director Options. The term of each 1996 Non-Qualified Director Options (other than Formula Options) shall be set by the Committee. The exercise price for each 1996 Non-Qualified Director Option will be $0.83 per share of Class B Common Stock, provided, that subsequent to the Offering the exercise price may not be less than the fair market value (as defined in the 1996 Director Plan) of such shares at the date of grant.



     A 1996 Director Plan Participant exercising a 1996 Non-Qualified Director Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class B Common Stock. Additionally, with the approval of the Committee, the exercise price may be paid in whole or in part by an assignment of the right to receive the cash proceeds from the sale of Class B Common Stock subject to the option exercise pursuant to a "cashless exercise" procedure or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing. The fair market value of any shares of the Company's Class B Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Committee.



     1996 Non-Qualified Director Options are non-transferable other than by will or the laws of descent and distribution, or as expressly provided in the option agreement, and, during the 1996 Director Plan Participant's lifetime, may be exercised only by such participant or his legal representative or a permitted transferee.



     Change in Control. In the event of a Change in Control (as defined in the 1996 Director Plan), any 1996 Non-Qualified Director Option that is not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change in Control, any 1996 Director Plan Participant will have the right, whether or not the option is fully exercisable to surrender all or part of any 1996 Non-Qualified Option held by such participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the Spread (as defined in the 1996 Director Plan) multiplied by the number of shares of Class B Common Stock granted in connection with the exercise of such 1996 Non-Qualified Director Option; provided, that, if the Change in Control is within six months of the grant date of any such 1996 Non-Qualified Director Option held by a 1996 Director Plan Participant subject to Section 16(b) of the Exchange Act such optionee shall have until the date which is six months and one day after the grant of such 1996 Non-Qualified Director Option to exercise such election; provided, further, that such Change in Control transaction would not thereby be made ineligible for pooling of interests accounting in which case the Compensation Committee shall have the ability to substitute, for the cash otherwise payable above, Class B Common Stock with an equivalent market value.



     Amendments. The Board of Directors may at any time terminate, amend, or modify the 1996 Director Plan; provided that, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.



  1996 Incentive Compensation Plan



     In December 1996, the Company adopted and the Company's stockholders approved the Pocket Communications Inc. 1996 Incentive Compensation Plan (the "1996 Incentive Compensation Plan"). The 1996 Incentive Compensation Plan is designed to promote the success and enhance the value of the Company by linking the interests of certain employees of the Company ("1996 Incentive Compensation Plan Participants") to those of the Company's stockholders and by providing employees with an incentive for outstanding performance. The 1996 Incentive Compensation Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain employees upon whose judgment, interest and special efforts the Company's successful operation largely is dependent. As determined by the Compensation Committee of the Board of Directors, or any other committee designated by the Board of Directors to administer the 1996 Incentive Compensation Plan (the "Committee"), Company employees, including employees who are members of the Board of Directors, are eligible to receive awards under the 1996 Incentive Compensation Plan. Non-employee directors are not eligible to participate in the 1996 Incentive Compensation Plan. Unless sooner terminated by the Board of Directors or Committee, the 1996 Incentive Compensation Plan will expire in December 2006. The description below is intended as a summary only and is qualified in its entirety by reference to the 1996 Incentive Compensation Plan, a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.


     General. Four types of awards may be granted under the 1996 Incentive Compensation Plan: (i) stock options (both non-qualified and incentive) ("Options"), (ii) stock appreciation rights ("SARs"), (iii) restricted Common Stock ("Restricted Stock") and (iv) performance units ("Performance Awards," and together with the Options, SARs and Restricted Stock, the "Awards"). Additionally, the Committee, in its discretion, may grant a participant a "tax bonus" to offset all or a portion of such participant's income tax liability in connection with the grant, vesting, exercise or surrender of any Award.



     The 1996 Incentive Compensation Plan provides that the total number of shares of Class B Common Stock available for grant under the 1996 Incentive Compensation Plan may not exceed 4,150,000 shares; provided, however, that from time to time the number of shares of Class B Common Stock available for grants under the 1996 Incentive Compensation Plan may be reduced based on the number of shares of Class B Common Stock subject to outstanding options and other awards under certain of the Company's other equity compensation plans (as specified in the 1996 Incentive Compensation Plan). No 1996 Incentive Compensation Plan Participant may be granted Awards covering in excess of 15% of the shares of Class B Common Stock available for issuance over the life of the 1996 Incentive Compensation Plan. If any Award is cancelled or forfeited or terminates, expires, or lapses (other than a termination of a SAR, upon exercise of the related Option or the termination of a related Option upon exercise of the corresponding SAR), shares subject to such Award will again be available for the grant of an Award under the 1996 Incentive Compensation Plan subject to the requirements of Code Section 162(m). To date, no Awards have been issued under the 1996 Incentive Compensation Plan. Members of the Committee shall qualify as both "non-employee directors" as defined by Rule 16b-3 and "outside directors" for purposes of Section 162(m) of the Code. Awards under the 1996 Incentive Compensation Plan may, at the Committee's discretion, be designed to qualify as "performance-based compensation" pursuant to Section 162(m) of the Code.



     In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization or partial or complete liquidation of the Company, the Committee may make such substitutions or adjustments in the aggregate number and class of shares reserved for issuance or subject to outstanding Awards and in the number, kind and price of shares subject to outstanding Options and SARs as it may determine to be appropriate.



     Options. The term of Options granted under the 1996 Incentive Compensation Plan shall be set by the Committee; provided, however, that the term of any option intended to qualify as an "incentive stock option" may not exceed 10 years; and may not exceed 5 years if granted to a 10% Owner. The term and exercise price for each Option granted will be determined by the Committee; provided that the exercise price of options intended to qualify as "incentive stock options" may not be less than 100% of the fair market value (as defined in the 1996 Incentive Compensation Plan) of a share of Class B Common Stock on the date of grant and may not be less than 110% of such fair market value if granted to a 10% Owner.



     A Participant exercising an Option may pay the exercise price in full in cash, or, if approved by the Committee, with previously acquired shares of Class B Common Stock. Additionally, with the approval of the Committee, the exercise price may be paid in whole or in part by an assignment of the right to receive cash proceeds from the sale of Class B Common Stock subject to the option exercise pursuant to a "cashless exercise" procedure or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing. The fair market value of any shares of the Company's Class B Common Stock or other non-cash consideration which may be delivered upon exercise of an option shall be determined by the Committee.



     SARs. SARs may be granted by the Committee in connection with all or part of any Option grant ("Tandem SARs"). A Tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable. SARs permit the Participant to receive in cash or shares of Class B Common Stock (or a combination of both) an amount equal to the excess of the fair market value of a share of Class B

Common Stock on the date the SAR is exercised over the exercise price for the SAR times the number of shares of Class B Common Stock with respect to which such SAR is exercised.


     The term of SARs granted under the 1996 Incentive Compensation Plan will equal the term of the related option. The exercise price of a Tandem SAR will equal the exercise price of the related Option.



     Restricted Stock. The Committee may grant Restricted Stock, which may or may not be performance based, to eligible employees in such amounts as the Committee determines. At the time of each award of Restricted Stock the Committee may establish a restricted period (the "Restricted Period") during which such stock may not be sold, transferred, pledged, assigned or otherwise alienated. Generally, if a 1996 Incentive Compensation Plan Participant terminates his employment or is involuntarily terminated for cause during the Restricted Period, all Restricted Stock held by such 1996 Incentive Compensation Plan Participant will be forfeited. If a 1996 Incentive Compensation Plan Participant retires or is involuntarily terminated other than for cause, the Committee may waive all or part of any remaining restrictions on such 1996 Incentive Compensation Plan Participant's Restricted Stock. After the Restricted Period has expired, the related Restricted Stock is freely transferable.


     The Committee has discretion to determine whether holders of Restricted Stock will be entitled to dividends or other distributions thereon. If any such dividends or distributions are in shares of Class B Common Stock, such shares will be subject to the same restrictions as the related Restricted Stock. In the event the holder of Restricted Stock on which dividends or distributions are made is subject to Section 16 of the Exchange Act, the vesting period for such dividend or distribution will be the longer of (i) the remaining vesting period on the related Restricted Stock and (ii) six months.


     Performance Awards. The Committee may from time to time grant Performance Awards, which, as determined by the Committee, may include, without limitation, cash, Class B Common Stock, performance units or any combination thereof. The Committee will set the performance goals and restrictions applicable to each Performance Award, including establishing the applicable performance period and the value of the Performance Award. After the applicable performance period has ended, the holder of a Performance Award will be entitled to receive the payout (in cash or Common Stock or both) earned to the extent to which the corresponding performance goals were satisfied.



     Awards under the 1996 Incentive Compensation Plan are nontransferable other than by will or laws of descent and distribution, or as expressly provided in the option agreement, and may be exercised only by the Participant or his guardian or legal representative or a permitted transferee.



     Change in Control. In the event of a Change in Control (as defined in the 1996 Incentive Compensation Plan), (i) any Option or SAR that is not then exercisable and vested will become fully exercisable and vested, (ii) the restrictions on any Restricted Stock will lapse and (iii) all Performance Awards will be deemed earned.



     During the 60-day period following a Change in Control, any 1996 Incentive Compensation Plan Participant will have the right to surrender all or part of any Option held by such Participant, in lieu of payment of the exercise price, and to receive cash in an amount equal to the Spread as defined in the 1996 Incentive Compensation Plan multiplied by the number of shares of Class B Common Stock granted in connection with the exercise of such Option; provided that such Change in Control transaction would not thereby be made ineligible for pooling of interests accounting; and provided, further, that, if the Change in Control is within six months of the grant date for any such Option held by a 1996 Incentive Compensation Plan Participant subject to Section 16(b) of the Exchange Act, such optionee shall have until the date which is six months and one day after the grant of such Option to exercise such election; and provided, further, that, if the Option is an "incentive stock option" under Section 422 of the Code, the Change in Control Price will equal the fair market value of a share of the Class B Common Stock on the date, if any, that such Option is cancelled.



     Amendments. The Board of Directors may at any time terminate, amend, or modify the 1996 Incentive Compensation Plan; provided that, to the extent required by law, no such amendment will be made without the approval of the Company's stockholders.

RESALE OF SHARES



     The registration requirements of any applicable federal and state securities laws and resale restrictions of Rule 144 under the Securities Act may restrict the sale of shares of Class B Common Stock acquired under the 1995 Plan, the 1996 Employee Plan, the 1996 Director Plan or the 1996 Incentive Compensation Plan. Furthermore, shares of Class B Common Stock acquired under the 1995 Plan, the 1996 Employee Plan, the 1996 Director Plan or the 1996 Incentive Compensation Plan may at the discretion of the Committee be subject to certain restrictions on resale, including the restriction that Participants may not resell shares acquired upon exercise of the Options during such lock-up period as may be agreed to by the Company and the Underwriters.


THE DIRECTOR STOCK COMPENSATION PLAN


     The Company has adopted the Pocket Director Stock Compensation Plan (the "Director Stock Plan"). The purposes of the Director Stock Plan are to (i) promote a greater identity of interest between the Company's non-employee directors and its stockholders and (ii) attract and retain qualified individuals to serve as directors of the Company.


     General. The Director Stock Plan will be administered by the Company Board or a committee of the Company Board designated for such purpose.


     Pursuant to the terms of the Director Stock Plan, non-employee directors of the Company other than those elected or appointed pursuant to a contractual right to nominate or appoint directors will be eligible to participate in the Director Stock Plan following the Offering provided he or she was not an employee of the Company for any part of the fiscal year preceding such participation (each, an "Eligible Director"). A total of 390,000 shares of Class B Common Stock will be reserved for issuance and available for grants under the Director Stock Plan; provided, however, that from time to time the number of shares of Class B Common Stock available for grants under the Director Stock Plan may be reduced based on the number of shares of Class B Common Stock subject to outstanding options and other awards under certain of the Company's other equity compensation plans (as specified in the Director Stock Plan). To date, no shares of Class B Common Stock have been issued under the Director Stock Plan.



     In the event of any change in corporate capitalization (such as a stock split) or a corporate transaction (such as a merger, consolidation, separation including a spin-off or other distribution of stock or property of the Company, any reorganization or any complete liquidation of the Company), the Board of Directors or the designated committee may make such substitution or adjustments in the aggregate number and class of shares reserved for issuance under the Director Stock Plan, in the number, kind and option price of shares subject to outstanding Awards granted under the Director Stock Plan, and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award must always be a whole number.



     Class B Common Stock in Lieu of Cash Retainer. Prior to the first day of each fiscal year of the Company, each Eligible Director may elect to receive shares of Class B Common Stock in lieu of all or a part of the annual retainer that would otherwise be payable to him or her in cash during each quarter of such fiscal year. For each such quarter, each Eligible Director so electing will then receive that number of whole shares of Class B Common Stock that may be purchased with the amount of fees so elected for that quarter at the fair market value (as defined in the Director Plan) as of the last trading day of such quarter, and any fractional shares shall be paid in cash. Notwithstanding an Eligible Director's election, the Committee may determine to pay an Eligible Director's fees in cash if such the Committee, in its discretion, determines that such action is necessary or appropriate for the Company's compliance with the Communication Act of 1934, as amended.



     Options. On the first Tuesday following his or her initial election to the Board of Directors and thereafter on the day after each annual meeting of stockholders during such director's term, each Eligible Director shall be granted options ("Director Options") to purchase shares of Class B Common Stock. The exercise price for the Director Options will be 100% of the fair market value of Class B Common Stock on the date of the grant of such option. The number of shares subject to each such Director Option shall be equal to twice the average compensation (excluding options) paid to non-employee directors of the Company during the previous 12-month period divided by the fair market value (as defined in the Director Stock Plan) of a share of Class B Common Stock at the date of grant, rounded to the nearest 100 shares. Any Eligible Director who is elected or appointed other than at an annual meeting of stockholders shall receive a pro rata percentage of the Director Options to which he or she would otherwise be entitled, based on his or her number of months on the Board since the last annual stockholders meeting. Each Director Options will be vested and exercisable immediately; provided, however, that the Board of Directors or the Committee may establish performance criteria and subject shares of Class B Common Stock issued or Director Options issued pursuant to the Director Stock Plan to restrictions intended to ensure that such performance criteria are achieved before an Eligible Director receives the benefit thereof. All Director Options become fully vested and exercisable upon a Change in Control (as defined in the Director Stock Plan).



     Transferability. No Director Option will be transferable by the optionee other than by will or by laws of descent and distribution or as otherwise expressly permitted under the applicable option agreement. All Director Options will be exercisable, subject to the terms of this Plan, only by the optionee, the guardian or legal representative of the optionee or a permitted transferee.



     Amendments. The Director Stock Plan may be amended by the Company Board; provided that, to the extent required to qualify transactions under the Director Stock Plan for exemption under Rule 16b-3 promulgated under the Exchange Act, no amendment to the Director Stock Plan may be adopted without further approval by the holders of at least a majority of the shares of voting stock present, or represented, and entitled to vote at a meeting held for such purpose; and provided, further, that, if and to the extent required for the Director Stock Plan to comply with Rule 16b-3, no amendment to the Director Stock Plan shall be made more than once in any six-month period that would change the amount, price or timing of the grants of awards or Options thereunder other than to comply with changes in the Code, ERISA, or the regulations thereunder.



     Termination. The Director Stock Plan may be terminated at any time by either the Company Board or by holders of a majority of the shares of the Company's Voting Stock present and entitled to vote at a duly convened meeting of stockholders.



     Change in Control. In the event of a Change in Control (as defined in the Director Stock Plan), any outstanding Director Option that is not then exercisable and vested will become fully exercisable and vested. During the 60-day period following a Change in Control, any Eligible Director will have the right, whether or not the option is fully exercisable to surrender all or part of any Director Option or award of Class B Common Stock held by such Eligible Director, and, in the case of a Director Option, in lieu of payment of the exercise price, to receive cash in an amount equal to the Spread multiplied by the number of shares of Class B Common Stock subject to such Option so surrendered, or, in the case of an award of Class B Common Stock, to receive cash in an amount equal to the Change in Control Price multiplied by the number of shares of Class B Common Stock so surrendered; provided, that if the Change in Control is within six months of the grant date of any such Director Option held by a Director Stock Plan Participant subject to Section 16(b) of the Exchange Act, such optionee shall have until the date which is six months and one day after the grant of such Director Option to exercise such election; and provided further, that, if any right granted pursuant to this provision would make a Change in Control transaction ineligible for pooling-of-interests accounting that but for the nature of such right would otherwise be eligible for such accounting treatment, the Company Board shall have the ability to substitute for the cash payable pursuant to such right Class B Common Stock with a fair market value equal to the cash that would otherwise be payable hereunder.



     Resale of Shares. The holders of shares of Class B Common Stock received upon the exercise of an Option must comply with the resale requirements of the Securities Act and the rules and regulations promulgated thereunder. Securities registration requirements under the Securities Act may be applicable to resales by any Eligible Director. The restrictions imposed by Section 16 of the Exchange Act upon any Eligible Director and the registration requirements of any applicable state securities laws may restrict the resales of shares acquired pursuant to the exercise of Options by an Eligible Director.

EMPLOYEE STOCK PURCHASE PLAN



     The Board intends to adopt the 1997 Employee Stock Purchase Plan (the "Purchase Plan") immediately prior to the consummation of the Offering. The Purchase Plan is intended to encourage and facilitate the voluntary purchase of Class B Common Stock of the Company by employees pursuant to payroll deductions and to provide them with a personal stake in the Company and a long range inducement to remain in the employ of the Company. The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Code.



     The Purchase Plan will permit the purchase of up to 400,000 authorized but unissued shares of Class B Common Stock subject to adjustment to reflect events such as stock dividends, stock splits, recapitalizations, mergers or reorganizations of or by the Company.



     The Purchase Plan will be administered by a committee of officers or employees of the Company appointed by the Board ("Purchase Plan Committee"). The Purchase Plan Committee is authorized to interpret the Purchase Plan and to make and adopt rules and regulations not inconsistent with the provisions of the Purchase Plan. Purchase Plan Committee members may participate in the Purchase Plan.



     The Board without stockholder approval may amend the Purchase Plan at any time, except that stockholder approval is required to increase the number of shares reserved under the Purchase Plan, or change the designation of employers whose employees may be offered purchase rights under the Plan to include an entity which is not a Subsidiary, as defined in the Plan. Unless sooner terminated by the Board, the Purchase Plan will terminate in December 2001 or when all Class B Common Stock subject to the Purchase Plan has been purchased by employees, whichever shall occur first.



     Participation in the Purchase Plan is voluntary. All employees of the Company and its corporate subsidiaries are eligible to participate in an offering under the Purchase Plan. The number of shares that a participant may purchase in any calendar year under the Purchase Plan is limited to that number of shares having a fair market value (determined at the commencement of the offering period) of $25,000. The minimum percentage payroll deduction required for participation in the Purchase Plan is 1%. Rights under the Purchase Plan are nontransferable otherwise than by will or the laws of descent and distribution.



     Except for the first offering under the Purchase Plan ("Initial Offering"), offerings under the Purchase Plan normally will be made on January 1 and July 1 each year. The Initial Offering will be made shortly after consummation of the Offering.



     An offering affords each eligible employee an opportunity to purchase shares of Class B Common Stock at a 15% discount from fair market value as determined in accordance with the terms of the Purchase Plan. Under the Maryland General Corporation Law, the Company may not issue shares at a price less than the par value of a share of Class B Common Stock. Purchases under the Purchase Plan are made by means of payroll deductions, generally over a six-month offering period. The amount deducted must be a minimum of $5.00 per pay period, and is credited to a Purchase Plan account established in such employee's name. For a participating employee, the amount in his or her account on the last day of the offering period is applied, without interest, to the purchase of that number of whole shares of Common Stock that such amount will purchase at the lower price of



          (i) 85% of the fair market value of a share of Class B Common Stock on the first day of the offering period, i.e., generally January 1 or July 1; or



          (ii) 85% of the fair market value of a share of Class B Common Stock on the last day of the offering period, i.e., the June 30 or December 31 next following the beginning of the offering period.



     In the case of the Initial Offering, the amount determined under (i) above will be 85% of the Offering Price.



     An employee may withdraw from an offering at any time prior to the last day of the offering period and all accumulated payroll deductions will be refunded. No interest will be paid on the amount withdrawn from the Purchase Plan. An employee cannot discontinue payroll deductions without the withdrawal of all payroll deductions previously made during that particular offering period and the termination of his or her participation in that offering.



     A participant will not recognize income at the time of the grant of a purchase right under the Purchase Plan (that is, on the date of offering). Nor will a participant recognize income on the exercise of such a purchase right (that is, on the date of purchase), provided that at no time during the period beginning with the date of the granting of the purchase right and ending on the date three months before the date of exercise of such purchase right, the participant ceased to be an employee of the Company for any reason other than death ("employment requirement"). Under these circumstances, no deduction will be allowable to the Company in connection with either the grant of a purchase right or the issuance of shares upon exercise thereof.



     If a participant who satisfies the employment requirement disposes of shares acquired upon exercise of an option two years or more after the time of the grant of the purchase right (including a disposition at death), the participant generally will recognize ordinary income at that time equal to the lesser of (i) the fair market value of the shares at the time of the disposition over the amount paid for the shares, or (ii) 15% of the fair market value of the shares at the time the purchase right was granted. If a participant who satisfies the employment requirement disposes of shares acquired upon exercise of a purchase right within two years after the time of the grant of the purchase right or one year after the purchase of the shares, the participant generally will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the purchase price. Any such ordinary income recognized by a participant will be added to the participant's basis in the shares. If a disposition described in this paragraph occurs in a taxable transaction, any gain in excess of ordinary income recognized on the disposition will be capital gain, and any loss will be capital loss.



     If a participant fails for any reason other than the participant's death or certain temporary leaves of absence to meet the employment requirements, then, upon the receipt of shares upon such exercise, the participant generally will recognize ordinary income.



     If a participant recognizes ordinary income as a result of either an exercise of a purchase right or a disposition of shares, then the Company will be entitled to a deduction in the same amount, provided the Company satisfies any applicable federal income tax withholding requirements.



     The rules governing employee stock purchase plans are quite technical, so that the above description of tax consequences is general in nature and does not purport to be complete. Moreover, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.



  Control Group Stock Option Plan



     The Company has adopted the Control Group Stock Option Plan (the "Control Group Plan") to assure compliance with certain equity requirements in order to maintain its Designated Entity Status for so long as required under FCC Regulations to retain the FCC licenses. Under the Control Group Plan, options will be issued to Control Members and Qualifying Investors of the Control Group in order to maintain the Control Group equity requirements. Until the Company is no longer relying on the 50.1% equity test provided for pursuant to 47 Code of Federal Regulations 24.709(b) or any successor provision thereof (the "Control Group 50.1% Equity Test"), options issued pursuant to the Control Group Plan shall be exercisable for Class A Common Stock. After the Company is no longer relying on the Control Group 50.1% Equity Test, options issued pursuant to the Control Group Plan shall be exercisable for Class B Common Stock.



     During the first three years after the FCC license grant date, to the extent permitted under the FCC regulations (i.e. not to exceed 40% of the Control Group equity), options issued under the Control Group Plan will have an exercise price equal to 90% of the fair market value of the underlying Common Stock at the time of the exercise (the "Variable Options"). At any time that 40% or more of Control Group equity is comprised of Variable Options and at any time after the third anniversary of the license grant date, the options granted under the Control Group Plan will have an exercise price equal to the fair market value of the underlying

Common Stock at the time of grant (the "Fixed Options" and, together with the Variable Options, the "Control Group Options").



     Control Group Options exercisable for Class A Common Stock expire when the Control Group determines that it is no longer necessary or appropriate for the Company to rely on the Control Group 50.1% Equity Test. All other Control Group Options will expire upon a determination that the Options are no longer required to maintain the Company's Designated Entity status.



     In the event that income tax is assessed to Control Group Members on the grant of Control Group Options, the Company has agreed to loan such Control Group Members amounts equal to the aggregate income tax liability assessed (i) on the grant and (ii) in connection with such loan. Loans to Control Group Members for the payment of any tax liability will be without recourse to such Control Group Members and will be secured by the Common Stock underlying such Control Group Options. Such loans will be evidenced by a non-recourse promissory note that will accrue interest at the Wall Street Journal prime rate, adjusted annually, and shall mature on the earlier to occur of (i) the sale by the Control Group Member of the shares of Common Stock received by the Control Group Member upon exercise of its Control Group Options, and (ii) December 31, 2006.



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


     Teleconsult, a stockholder and a member of the Control Group of the Company, provided the Company with professional services and office space and services worth approximately $167,000 in 1995 in exchange for shares of Class A Common Stock. Eduardo Paz, a director of the Company, is also the President and sole director of Teleconsult. See "Certain Transactions."


     C.E. Capital Consultants, Inc. ("C.E. Capital") has provided certain financial consulting services to the Company through January 1996, for which the Company has paid $250,000 in 1995 and $1,543,000 in 1996. In addition, for such services, the Company issued to C.E. Capital 150,000 shares of Class B Common Stock and warrants to purchase 150,000 shares of Class B Common Stock. The shares issued and the Warrants were recorded at the fair value of the professional services, which the Company estimated at $123,000. See "Certain Transactions." MASA, which is 100% owned by Mr. Sasaki, owns less than 1% of and was a subcontractor to C.E. Capital. As a subcontractor to C.E. Capital, MASA had an agreement to share consulting fees, which fees include the value of the equity securities of the Company, that C.E. Capital receives from the Company.



     MTI received a $200,000 escrow fee for acting as the escrow agent with respect to the MTAI Agreement (as defined herein) and Pacific Eagle Agreement (as defined herein). In addition, the Company has agreed to pay MTI a $5 million finder's fee for its efforts in obtaining financing for the Company. Mr. Sasaki, a director of the Company, is also president of MTI. Mr. Sasaki owns 100% of MASA, which owns 51% of the voting stock of MT Holdings, Inc., which in turn owns all of the voting stock of MTI.



     Pursuant to certain agreements entered into with Westinghouse in 1995, on December 3, 1996 the Company repurchased the 1,800,729 shares of Class B Common Stock held by Westinghouse for a total repurchase price of $1.5 million, which is equal to the price for which such shares were originally issued.



     The Company has retained Wills and Associates, Inc. ("Wills") to provide public relations services to the Company. George S. Wills, a director of the Company, is the president of Wills. In fiscal year 1995, the Company paid to Wills a total of $104,679. Under an agreement with Wills, dated as of December 1, 1995, the Company agreed to pay a monthly retainer of $20,000, $5,000 of which was deferred for the months during which the C Block auction was ongoing. Such monthly $5,000 portions are still being deferred. As of September 30, 1996, the Company has paid $104,000 to Wills for professional services including services under this agreement.



     In addition, the Company retained the services of the law firm Levan, Schimel, Belman & Abramson, P.A. ("Levan, Schimel") and continues to retain the services of its successor firm Miles & Stockbridge, P.C. of which Ronald S. Schimel, a director of the Company, is a principal. In fiscal year 1995, the Company paid Levan, Schimel a total of approximately $389,000. From the beginning of fiscal year 1996 to September 30, 1996, the Company has paid approximately $234,000 for services rendered.



     In April 1996, Carlos Pichardo borrowed and executed a promissory note for the benefit of the Company in the original principal amount of $32,600, plus interest at 6% per annum. Mr. Pichardo is an officer of the Company and holds a minority equity interest in Teleconsult. The entire principal balance of this promissory note, together with all accrued and unpaid interest, will be payable on the first anniversary of the date of its execution. The note may be immediately due and payable upon default or the termination of employment with the Company. Upon default, the Company has the right to withhold or deduct an amount equal to the amount due and payable under the note from any wages due to Mr. Pichardo from the Company. As of November 30, 1996, all such amounts remain outstanding.



                              CERTAIN TRANSACTIONS



     The following description of certain transactions relating to the capitalization of the Company to date reflects adjustments for stock reclassifications and stock splits pursuant to the Recapitalization as well as prior events. As of September 30, 1996, Mr. Riker owns 4,670,000 shares of Class A Common Stock; Ms. Riker owns 5,730,000 shares of Class A Common Stock and Mr. Anderson owns 1,060,240 shares of Class B Common Stock.



     In 1994, the Company issued to Teleconsult 9,300,000 shares of Class A Common Stock for approximately $1.2 million in cash and services. Eduardo Paz, a director of the Company, is also the President and sole director of Teleconsult. In addition, Teleconsult has agreed to grant to Ms. Riker an irrevocable proxy with respect to up to 9% of the outstanding shares of Common Stock held by Teleconsult. The proxy expires 10 years from the License Grant Date unless terminated earlier by mutual consent of Ms. Riker and Teleconsult, or unless it is no longer required for purposes of helping to satisfy FCC Control Group requirements. The purchase agreements entered into by and between the Company and Teleconsult include representations by Teleconsult regarding the status of Teleconsult as a Qualifying Investor and covenants by Teleconsult that it will not, without the prior written consent of the Company, assign or transfer control of any ownership interest of Teleconsult to any person or entity unless, following such assignment or transfer, Teleconsult will continue to be a Qualifying Investor and that any interest currently owned by Teleconsult shall continue to be owned by a Qualifying Investor. In addition, such agreements provide the Company with the right to repurchase shares of Class A Common Stock of the Company owned by Teleconsult in the event that Teleconsult fails to maintain its status as a Qualifying Investor or otherwise causes the Company to lose its Designated Entity Status.



     In 1995, MTI acquired 6,000,000 shares of Class B Common Stock at $0.83 a share. In June of 1996, MTI sold these shares to MTI BVI, Inc., a British Virgin Islands corporation, which has identical ownership as MTI. See "Management -- Certain Relationships and Related Transactions."



     In 1995, the Company entered into certain loan agreements with each of Masa Telecom Asia Investment Pte. Ltd., a Republic of Singapore corporation ("MTAI") and Pacific Eagle Investments Ltd., a British Virgin Islands corporation ("Pacific Eagle"), which may be deemed affiliates of MTI. These loan agreements provided for the Company to borrow up to an aggregate of $65.0 million. The majority of such borrowings have been used for the down payment of the PCS licenses. These loans are convertible, no sooner than 15 days following a public offering or a private placement sale of securities with gross proceeds of at least $172.5 million, subject to compliance with FCC regulations and certain other conditions, into convertible debentures which are convertible into shares of Class B Common Stock. In addition, in 1995, the Company entered into a purchase agreement with Multinational Technology and Business Limited, a Republic of Hong Kong corporation ("MTB") for the purchase by MTB of convertible debentures for $833,000. The debentures are convertible into 1,000,000 shares of Class B Common Stock, subject to compliance with FCC regulations and certain other conditions. In 1995, MTB assigned its rights under the MTB Agreement and its convertible debentures to Pacific Eagle. See "Description of Certain Indebtedness."

     MTB has also entered into an agreement pursuant to which it has the right to acquire options or warrants for nonvoting common stock of Teleconsult in connection with a three-year term loan to Teleconsult. MTB's right to acquire such interest is conditioned upon, among other things, such acquisition not resulting in the violation by the Company of the FCC's foreign ownership restrictions.


     The members of the Control Group have entered into the Control Group Agreement which provides for, among other things, (i) certain rights to convert shares of Class A Common Stock into shares of Class B Common Stock; (ii) certain restrictions on the right to transfer stock held by Control Group members; (iii) the right of first refusal of the Company and non-selling Control Group members for shares which a Control Group member desires to sell; (iv) the repurchase by the Company of shares of Common Stock upon the occurrence of certain "repurchase events"; and (v) a covenant by each Control Group member not to take any action that would jeopardize the Company's compliance with applicable FCC regulations.



     The Company arranged with certain affiliated entities, including Pacific Eagle and MTI, for short-term borrowings of approximately $41.7 million the proceeds of which were used to meet a portion of the second half of the Downpayment and associated fees. Such borrowings are anticipated to be repaid in whole or in part from the proceeds of this Offering. In connection with this financing, the Company has also issued a note with a principal amount of $8.0 million and 1,000,000 non-detachable warrants to purchase Class B Common Stock at an exercise price of $8.00 per share, subject to FCC requirements.



     The Company has arranged with certain affiliated entities, including Masa Telecom, Inc., for short-term borrowings of approximately $3.2 million to meet working capital requirements. Certain of these borrowings are anticipated to be repaid in whole or in part from the proceeds of the Offering. In connection with this financing, the Company has issued a note with a principal amount of $240,000 and 30,000 non-detachable warrants to purchase Class B Common Stock at an exercise price of $8.00 per share, subject to FCC requirements.



REGISTRATION RIGHTS



     The Company implemented a registration rights program (the "Registration Rights Program") to provide certain of its stockholders with piggyback and demand registration rights with respect to their shares of Common Stock. Participants in the Registration Rights Program consist of three tiers: tier 1 participants include certain founding and strategic stockholders identified in the Registration Rights Program ("Tier 1 participants"); tier 2 participants include Nortel, Ericsson and Siemens ("Tier 2 participants"); and tier 3 participants include the Control Group members ("Tier 3 participants"). The Registration Rights Program provides that for the first year after the Offering, Tier 1 participants will have piggyback registration rights; for the six months thereafter, Tier 1 and Tier 3 participants will have piggyback registration rights; and thereafter, Tier 1, Tier 2 and Tier 3 participants will have piggyback registration rights, in each case, subject to certain lockups, holdbacks and other customary provisions to be applied on a pro rata basis when applied. There is no time limit on the period during which a participant may exercise its piggyback registration rights.



     The Registration Rights Program also provides the Tier 1, Tier 2 and Tier 3 participants demand registration rights. At the time of the Offering, a determination will be made of the number of unregistered shares of Class B Common Stock owned by Tier 1 and Tier 2, the number of shares of Class B Common Stock that the Tier 1 and Tier 2 participants will have the right to acquire during the next five years pursuant to options, warrants, conversion rights and other contractual rights in existence at the Offering and the Tier 3 participants shares eligible for sale during the first three years following the Offering (such shares are collectively the "Share Pool"). Tier 1, Tier 2 and Tier 3 participants holding at least 10% of the Share Pool may give notice of a demand for registration any time 18 months after the Offering, subject to certain restrictions. To be considered by the Company, all demands must have an aggregate number of shares (including shares from any piggyback registration) not less than 15% of the Share Pool and an aggregate market value of at least $10.0 million. The Share Pool will increase with the corresponding increase in the number of shares that, over time, the Tier 3 participants can sell, in compliance with the FCC ownership requirements. The demand registration rights are also subject to certain holdbacks, cutbacks and other customary provisions to be applied on a pro rata basis when applied.

     The Tier 1 and Tier 2 demand registration rights expire on the first to occur of (i) five years from the closing of the Offering and (ii) Tier 1 and Tier 2 participants owning a number of shares of Class B Common Stock that is less than 20% of the shares of Class B Common Stock and rights to acquire such stock that were included in the Share Pool. The Tier 3 demand registration rights will expire five years from the date of expiration of the Tier 1 and Tier 2 demand registration rights. See "Shares Eligible For Future Sale."


                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of the Class A Common Stock and Class B Common Stock as of December 20, 1996, after giving effect to the Recapitalization, (i) immediately prior to and conditioned upon the Offering, and subject to any necessary FCC approvals, and (ii) as adjusted to reflect the sale of shares of Class B Common Stock in the Offering (assuming the Underwriters' over-allotment option is not exercised), by (a) each person who is known by the Company to own beneficially more than 5% of either the Class A Common Stock or the Class B Common Stock; (b) each of the Company's directors; (c) each of the Named Executive Officers; and
(d) all current Executive Officers and directors as a group. Unless otherwise indicated, each person has sole voting power and investment power with respect to the shares attributed to them.



                                                             BENEFICIAL OWNERSHIP(1)
                 ----------------------------------------------------------------------------------------------------------------
   NAME AND                     PRIOR TO OFFERING                                          AFTER OFFERING
  ADDRESS OF     -----------------------------------------------   --------------------------------------------------------------
  BENEFICIAL     NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF   NUMBER OF   PERCENT OF    % OF TOTAL
   OWNER(2)      A SHARES     A SHARES    B SHARES     B SHARES    A SHARES     A SHARES    B SHARES     B SHARES    VOTING POWER
Daniel C.
  Riker(3).....                        %                        %                        %                        %              %
Janis A.
  Riker(4).....
Teleconsult,
Incorporated(5)...
  2715 M
  Street, NW
  Suite 100
  Washington,
  DC 20007
MTI BVI,
  Inc.(6)......
  P.O. Box
  3944, Road
  Town
  Tortola,
  British
  Virgin
  Islands
Booz-Allen &
  Hamilton,
  Inc. ........
  101 Park
  Avenue
  New York, New
  York 10178
Dr. Dong-Hoon
  Choi.........
  14th Shouson
  Hill Road
  West
  Hong Kong,
  Hong Kong
C.E. Capital
  Consultants,
  Inc. ........
  704 South
  Pitt Street
  Alexandria,
  VA 22314
Thomas L.
  Leming.......
J. Herbert
  Nunnally.....
Eduardo
  Paz(7).......
Brion
  Sasaki(8)....
Ronald S.
  Schimel......
George S.
  Wills........
Randall S.
 Anderson(9)...
Barry C.
  Winkle(10)...
Carlos A.
Pichardo(11)...
All Officers
  and Directors
  as a Group
  (15
  individuals)(12)...


---------------
  *  Less than 1%.

 (1) Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be the beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which that person has no beneficial interest.

 (2) Unless otherwise indicated, the address of the beneficial owner is c/o Pocket Communications, Inc., 2550 M St., N.W., Washington, D.C. 20037.

 (3) Excludes 5,730,000 shares of Class A Common Stock held by Ms. Riker, of which beneficial ownership is disclaimed.

 (4) Excludes 4,670,000 shares of Class A Common Stock held by Mr. Riker, of which beneficial ownership is disclaimed. Ms. Riker may be deemed to be the owner of up to 837,000 shares of Class A Common Stock held by Teleconsult over which she may have sole voting control pursuant to an Agreement to Execute Irrevocable Proxy, dated as of May 14, 1996, by and between Ms. Riker and Teleconsult (the "Teleconsult Voting Agreement").

 (5) Includes 837,000 shares held by Teleconsult over which Ms. Riker may have sole voting control pursuant to the Teleconsult Voting Agreement.


 (6) Includes           shares issuable upon any conversion of the term loans
     held by Pacific Eagle, which may be deemed to be an affiliate of MTI BVI, Inc., subject to compliance with FCC requirements, but does not include shares held by Mr. Sasaki.



 (7) Mr. Paz may be deemed to be the owner of the 9,300,000 shares of Class A Common Stock held by Teleconsult as he is President, sole director and majority owner of Teleconsult. This number includes 837,000 shares held by Teleconsult over which Ms. Riker may have sole voting control pursuant to the Teleconsult Voting Agreement.



 (8) Includes 6,000,000 shares, held by MTI BVI, Inc., of which Mr. Sasaki may be deemed to be the owner because he owns 100% of MASA, which owns 51% of the voting stock of MT Holdings, Inc., which, in turn, owns all of the voting stock of MTI BVI, Inc. Mr. Sasaki is also president of MTI BVI, Inc. Includes 75,000 shares and warrants to purchase 75,000 shares of Class B Common Stock held by C.E. Capital.



 (9) Does not include unvested options to purchase           shares of Class B
Common Stock.



(10) Does not include unvested options to purchase           shares of Class B
Common Stock.



(11) Does not include unvested options to purchase           shares of Class B
Common Stock.



(12) Does not include unvested options to purchase           shares of Class B
Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS



     For presentation purposes, the Company has categorized its certain indebtedness into four categories: Vendor Financing; Senior Discount Notes; Government Financing for FCC Licenses; and Convertible Loans and Convertible Debenture Series.



VENDOR FINANCING



Ericsson Agreements



     In November 1995, the Company entered into a loan agreement with Ericsson pursuant to which the Company received $2.0 million for working capital purposes (the "Working Capital Loan"). Borrowings under the Working Capital Loan accrue interest at a rate of 11% per annum compounded quarterly with interest and principal due on the earlier of (i) January 30, 1997, and (ii) the date upon which the Company enters into another loan facility with Ericsson that permits the proceeds thereof to be used for working capital purposes.



     In May 1996, the Company entered into a second loan agreement (the "1996 Ericsson Loan") with Ericsson pursuant to which the Company may potentially draw up to $23.0 million, which is divided into two parts as follows:



          (i) An advance of up to $20.0 million to be used for general corporate purposes, which bears interest at the prime rate plus 3% per annum to be determined quarterly. In May 1996, the Company borrowed $15.0 million under the 1996 Ericsson Loan. In November 1996, the Company borrowed the balance of $5.0 million.



          (ii) An advance of up to $3.0 million for deferred interest costs incurred on the 1996 Ericsson Loan.



     All amounts financed under the 1996 Ericsson Loan mature on the earlier of
(i) May 13, 1997 and (ii) the date on which the Company enters into another credit facility with Ericsson that permits the proceeds thereof to be used to repay the 1996 Ericsson Loan. The 1996 Ericsson Loan was not a loan facility triggering repayment of the Working Capital Loan.



     The Working Capital Loan and the 1996 Ericsson Loan contain certain financial and non-financial covenants. These covenants impose restrictions and limitations on transactions by the Company other than in the ordinary course of its business, including, among others, (i) restrictions on the use of proceeds from the Working Capital Loan and the 1996 Ericsson Loan (ii) compliance with the Company's prior commitment to use GSM technology in each BTA located in the continental United States and in Hawaii for which it or a subsidiary purchased a license in the C Block auction and (iii) the commitment to use Ericsson equipment and related services in certain BTAs, including those in which Ericsson or its affiliates will be providing vendor financing.



     In connection with the Equipment Acquisition Agreement for the supply by Ericsson to the Company of PCS equipment and services, the Company and Ericsson entered into a credit agreement in December 1996 pursuant to which Ericsson will provide up to $422 million of vendor financing (the "Credit Agreement"). The funds available under the Credit Agreement may be drawn upon by a subsidiary of the Company that will be the holding company for indirect subsidiaries of the Company to be formed in each of the Honolulu, Chicago and Dallas markets for the buildout and operation of the Company's PCS network in such markets. A portion of the available funds may be used for related third-party costs.



     Advances under the Credit Agreement will bear interest at a rate of prime plus 3% per annum. At the Company's option, advances may be converted into Eurodollar loans, bearing interest at a rate of LIBOR plus 5.75%. The Credit Agreement makes funds available to the Company for a period of four years, subject to the Company's satisfaction of certain equity and borrowing base requirements. In particular, before borrowings are available under the Credit Agreement, the Company's operating subsidiaries must receive certain minimum capital contributions. The Company expects to satisfy a portion of such minimal capital contributions through the Offerings.

     The principal amount due on advances made under the Credit Agreement is repayable in quarterly installments during calendar years 2001 through 2004, with the amount of the installments ranging from 3.75% of the then-outstanding principal amount of the advances in 2001 to 8.75% in 2004. Accrued interest will be payable quarterly or, in the case of Eurodollar loans, at the end of interest periods (as defined in the Credit Agreement).



     As additional consideration to Ericsson for its provision of up to $422 million of vendor financing, Ericsson has the right to receive warrants to purchase shares of the Company's Class B Common Stock, subject to compliance with FCC requirements only to the extent of draws made under the Credit Agreement. The warrants can be exercised at an exercise price equal to $8.00 per share. Any such warrants issued shall not be exercisable until December 31, 1998.



     Advances under the Ericsson Credit Agreement will be secured by a security interest in all of the assets of the Company's operating subsidiaries that will be developing and operating the PCS Network in the Honolulu, Chicago and Dallas markets, and by a pledge of all the stock of the license-holding subsidiaries to which the licenses for each of the markets will be assigned. In addition, the Company provided a guaranty of the repayment obligations of its operating subsidiaries under the Credit Agreement.



Nortel Agreement



     In July 1995, the Company and Nortel entered into a project and supply agreement (the "Nortel Project and Supply Agreement") pursuant to which Nortel agreed to provide PCS equipment and services. The Company and Nortel entered into a loan agreement in November 1996 (the "Nortel Agreement") pursuant to which Nortel agreed to provide up to $59 million of vendor financing in connection with the buildout of the Las Vegas market. The funds available under the Nortel Agreement may be drawn upon by DCR Pacific PCS Limited Partnership, a majority-owned subsidiary of the Company ("DCR Pacific"). A portion of the total credit provided by the Nortel Agreement ("Tranche B") is available for the payment of certain Nortel equipment and services not provided under the Nortel Supply Agreement and for certain other third-party related costs.



     Advances under the Nortel Agreement will bear interest at a rate of LIBOR plus 4.5% per annum. The Nortel Agreement makes funds available to the Company until October 31, 2000, subject to the Company's satisfaction of certain equity requirements. The Nortel Agreement contains a number of customary representations, warranties, covenants and conditions. In addition, the Nortel Agreement requires DCR Pacific to receive certain minimum capital contributions prior to drawing down funds under the facility. The Company expects to satisfy a portion of such minimum capital contributions through the Offerings. See "Use of Proceeds." Moreover, additional significant capital contributions will be required in order to access the total commitments under the Nortel Agreement.



     The principal amount due on the advances made under the Nortel Agreement is repayable in 16 consecutive quarterly installments following the fourth anniversary of the Nortel Agreement. Prior to such date, only interest is payable.



     The Nortel Agreement provides for the right to convert any advances under Tranche B into shares of Class B Common Stock of the Company after July 1, 1998, subject to compliance with FCC requirements. The exchange rate for conversion shall be equal to $8.00 per share. Shares received pursuant to such conversion may not be sold for a period of eighteen months from the effective date of the Offering, subject to certain exceptions in the event of certain prior stock sales by members of the Control Group. In addition, holders of shares received by conversion of the warrants will be entitled to certain registration rights for the public sale of such shares.



     Advances under the Nortel Agreement will be secured by a security interest in all of the assets of DCR Pacific, and by a pledge of the partnership interests of DCR PCS of Las Vegas Limited Partnership, a wholly-owned subsidiary of DCR Pacific, to which the license for the Las Vegas market will be assigned, subject to FCC approval. In addition, the Company provided a guaranty of the repayment obligations of its operating subsidiary under the Nortel Agreement.

Siemens Agreement



     In August 1996, the Company entered into an agreement with Siemens pursuant to which Siemens agreed to loan the Company $10.0 million for use in connection with the Downpayment (the "Siemens Loan"). In November 1996, the Company borrowed $10.0 million of the funds available under the Siemens Loan. Borrowings under the Siemens Loan accrue interest at a rate of 10.74% per annum. Under terms currently anticipated, borrowings under the Siemens Loan will be refinanced as part of the long-term vendor financing to be provided by Siemens. In December 1996, the Company and Siemens agreed on the essential terms for $165.0 million of such long-term vendor financing (the "Siemens Finance Facility") in connection with the buildout of the Detroit market. Funds will be available under the Siemens Finance Facility to a subsidiary of the Company to be formed to operate the Company's PCS network in the Detroit market. Advances under the Siemens Finance Facility will bear interest at prime plus 4% per annum or LIBOR plus 5%. Siemens will also have the right to be issued warrants for the Company's Class B Common Stock as and to the extent that the Siemens Finance Facility is drawn down, subject to compliance with FCC requirements. A definitive agreement for financing is to be executed.



Brightpoint, Inc.



     On December 12, 1996, the Company and Brightpoint entered into a services agreement and a financing agreement whereby (i) Brightpoint was appointed the Company's nationwide wholesale distributor of PCS handsets and (ii) Brightpoint purchased, and the Company sold, $5.0 million of Series E Convertible Debentures (the "Series E Convertible Debentures"). The Series E Convertible Debentures are due December 12, 1998 (the "Maturity Date"), unless previously converted into Class B Common Stock, by either Brightpoint or the Company, or redeemed by the Company at face value. Borrowings bear interest at the prime rate, adjusted quarterly, plus two and one-half percent. Interest at prime plus one-half percent per annum shall be payable quarterly in arrears and two percent per annum shall accrue and be due at maturity or upon the conversion of the principal. In the event of conversion of the principal, the accrued portion of interest will be payable in shares of Class B Common Stock at the conversion rate of $8.00 per share, subject to compliance with FCC requirements. The Series E Convertible Debentures are not convertible by Brightpoint until June 1998 at which time Brightpoint can convert such obligations, subject to compliance with FCC requirements, into Class B Common Stock at $8.00 per share. At Maturity Date, if the price per share of Class B Common Stock equals or exceeds $10.00, the Company can convert any outstanding Series E Convertible Debentures into Class B Common Stock, subject to compliance with FCC requirements. Additionally, at the Maturity Date, if the price per share of Class B Common Stock is less than $10.00, Brightpoint at its election may convert the Series E Convertible Debentures into Class B Common Stock, subject to compliance with FCC requirements, or require repayment in cash. Additional shares of Class B Common Stock may be issued by the Company to Brightpoint, subject to compliance with FCC requirements, to adjust for the lowest per share price paid to the Company for certain sales of Class B Common Stock after December 12, 1996. Such adjustments are only available until such time as the Company secures at least $150 million in aggregate additional financing.



Dominion Fund IV



     In December 1996, the Company entered into a financing agreement with Dominion Fund pursuant to which Dominion Fund agreed to provide an $8.0 million short-term loan for the purchase of telephone switching equipment for use in the Las Vegas and Honolulu BTA's. Simultaneously with the closing of this short-term loan, the Company and Dominion Fund entered into an $8.0 million master lease line with a term of 36 months for the leasing of telephone switching equipment and office equipment. Under the terms of the agreements, the combined principal amounts outstanding may not exceed $8.0 million. Borrowings under the term loan bear interest at the rate of 15% per annum and are payable in full in June 1997. As additional consideration for providing such financing, Dominion Fund will receive at closing of the term loan and the master lease line, a total of 430,000 detachable warrants to purchase Class B Common Stock exercisable at $8.00 per share, subject to certain adjustments, which expire at the earlier of
(i) five years from the date of the

Offering or (ii) seven years from the date of the agreement, whose exercise is subject to compliance with FCC rules.



Vendor Stock Purchase Warrants and Conversion Rights



     The Credit Agreement, the Nortel Agreement, and the Siemens Finance Facility, provide for the exercise of either stock purchase warrants and conversion rights for the issuance of up to 8,568,750 shares of Class B Common Stock over the term of such financings, subject to compliance with FCC requirements. Both the stock purchase warrants and the convertible rights (i) are exercisable after July 1998, (ii) have an exercise price and a conversion rate of $8.00 and (iii) are issued pro rata with draw downs made under the respective vendor financing agreement. Warrants will be valued at the time that they are issued to the vendor.



Other Matters



     The vendor financing agreements contain affirmative covenants of the Company, including, among others, maintenance of its licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness and delivery of financial and other information. These agreements require that the Company and certain of its subsidiaries comply with certain financial tests and maintain certain financial ratios, including, among others, with respect to maximum leverage, debt service, fixed charges and other financial ratios. Under the terms of the vendor financing agreements, the Company's subsidiaries must receive certain minimum capital contributions prior to drawing down funds under the facilities, a portion of which are expected to be satisfied with the proceeds from the Offerings. See "Use of Proceeds." Moreover, additional capital contributions will be required in order for the Company to access the total commitments under the vendor financing. In addition, the Company is required to make certain repayments of borrowings under these agreements from certain asset sales and excess cash flow. These agreements also contain negative covenants which impose restrictions and/or limitations on the operations and activities of the Company and certain of its subsidiaries, including, among others, the incurrence of indebtedness, the creation or incurrence of liens, the sale of assets, investments and acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to shareholders or material transactions with an affiliate on terms less favorable than those obtainable from a nonaffiliate. These agreements also limit the total investment by the Company in its subsidiaries owning PCS licenses (exclusive of license acquisition costs and proceeds of the agreements themselves until the PCS licenses are final).



     Certain of these agreements provide for various events of default, including, without limitation, interest and payment defaults, breach of the Company's covenants, agreements, representations and warranties made by the Company and certain of its subsidiaries under the various agreements, cross defaults to certain other indebtedness, judgments in excess of $1.0 million which remain undischarged for a period of 30 days, certain events relating to bankruptcy or insolvency, revocation of any material FCC license, and the failure of the present Control Group of the Company to retain control.



SENIOR DISCOUNT NOTES



     The Company is offering $     million gross proceeds of      % Senior
Discount Notes due 2007 in the Debt Offering for estimated net proceeds of
$     million. The Notes will be issued pursuant to the Indenture between the
Company and           , as trustee. See "Use of Proceeds."



     The Notes mature in 2007. The Notes will be issued at a discount to their aggregate principal amount to generate gross proceeds of approximately $
million. The Notes will accrete at a rate of        %, compounded semiannually,
to an aggregate principal amount of $       million by        , 2001.
Thereafter, interest on the Notes will accrue at the rate of        % per annum
and will be payable semiannually on        and        , commencing on        ,
2002. The Notes will be subject to redemption at the option of the Company, in
whole or in part, at any time on or after        , 2001, initially at        %
and declining to 100% of their principal amount on or after        , 2004, plus
accrued and unpaid interest thereon to the applicable redemption date. In addition, in the event of a public equity offering with proceeds of $
million or more prior to        , 1999, the Company may, at its option, within
60 days thereof, use net proceeds of
such equity offering to redeem up to   % of the aggregate principal amount of
the Notes originally issued at a redemption price of        % of the accreted
value as of the redemption date of the Notes so redeemed; provided that at least
  % of the aggregate principal amount of the Notes originally issued remains outstanding after such redemption. Upon the occurrence of a Change of Control (as defined in the Indenture), each holder of Notes will have the right to require the Company to purchase all or any part of such holder's Notes at a purchase price equal to 101% of the accreted value thereof in the event of a
Change of Control occurring prior to        , 2001, plus any accrued and unpaid
interest not otherwise included in the accreted value.



     The Notes will rank pari passu in right of payment with all existing and future unsecured, unsubordinated indebtedness of the Company and will be senior in right of payment to all existing and future subordinated indebtedness of the Company. The Notes will be effectively subordinated to all liabilities of the Company's subsidiaries, including trade payables and indebtedness that may be incurred by the Company's subsidiaries under vendor financing arrangements.



     The Indenture relating to the Notes contains, among others, covenants with respect to incurrence of indebtedness, preferred stock of subsidiaries, restricted payments, distributions and transfers by subsidiaries, subordinated liens, certain asset dispositions, issuances and sales of capital stock of wholly owned subsidiaries, transactions with affiliates and related persons and mergers, consolidations and certain sales of assets. The indebtedness covenant limits the incurrence of indebtedness by the Company based on certain of the Company's financial ratios; provided, however, that such limitation does not prohibit, among other exceptions, indebtedness incurred or committed by the Company for the acquisition, construction or improvement of assets in the wireless communications business.



     The closing of the Debt Offering is conditioned on the closing of the Offering and the Company may elect not to consummate the Debt Offering. The closing of the Offering is not conditioned on the closing of the Debt Offering.



GOVERNMENT FINANCING FOR FCC LICENSES



     The total cost of the FCC licenses acquired by the Company is approximately $1.43 billion, net of approximately $476 million in bidding credits provided to bidders in the C Block auction. Although the Company's obligation under the Government Financing will be recorded on the Company's financial statements at its estimated fair market value of $823.9 million, based on an estimated fair market borrowing rate of 14%, the amount that would be owed to the U.S. Government if the Government Financing were declared immediately due and payable would be $1.28 billion plus accrued interest. The Company paid the first half of the down payment on May 14, 1996 and the second half of the down payment on November 8, 1996. As a Small Business, the Company is eligible for favorable financing through a deferred payment arrangement provided by the U.S. Government for the remaining 90% of the license cost. This Government Financing has a 10-year term with a fixed rate of 6.5% per annum and will require payments of interest only for the first six years with payments of interest and principal amortized over the remaining four years of the license term. Significant provisions of the FCC Notes, which are currently under review and interpretation, include, among others, the terms of the FCC Notes, the underlying Security Agreement, matters involving collateral (including whether the FCC licenses will be cross collateralized where the Company holds or controls licenses for multiple PCS markets), and the assignment of the FCC licenses by the licensee.



     Failure to make timely quarterly installment payments on the Government Financing (within 90 days of the due date of any installment) pursuant to such financing terms may result in the imposition of substantial financial penalties, license revocation or other enforcement measures, at the FCC's discretion. In the event that the Company anticipates inability to make any required payment, it may request a further three- to six-month grace period before the FCC cancels its license. In the event of default by the Company, the FCC could reclaim the licenses, reauction them and subject the Company to a penalty which may be comprised of the difference between the price at which it acquired its license and the amount of the winning bid at the reauction, plus an additional penalty of three percent of the subsequent winning bid or the defaulting bid, whichever is less. See "Regulation of the Wireless Telecommunications Industry."

     In addition, the Company must maintain its Designated Entity Status while any part of the Government Financing remains outstanding in order to retain its eligibility to take advantage of such favorable payment terms. In the event that the Company loses its Designated Entity Status during such period, it may be required to pay the Government Financing under terms that are less favorable to the Company or to pay the entire outstanding amount immediately in order to retain its FCC licenses, and may be subject to revocation of its licenses.



CONVERTIBLE LOANS AND CONVERTIBLE DEBENTURE SERIES


The Loan and Purchase Agreements


     In June 1995, the Company entered into a Loan and Purchase Agreement with MTAI (the "MTAI Agreement") with MTAI, pursuant to which the Company borrowed $30.0 million in November 1995 at an interest rate of 6.71% per annum, all of which was used to satisfy partially the Downpayment for the Company's PCS licenses. In August 1995, the Company entered into a similar Loan and Purchase Agreement with Pacific Eagle (the "Pacific Eagle Agreement"), pursuant to which the Company would receive up to $35.0 million to satisfy partially the Downpayment. In November 1995, the Company borrowed $9.3 million under the Pacific Eagle Agreement at an interest rate of 6.71% per annum, all of which was used towards the Downpayment. In April 1996, the Company, MASA and Pacific Eagle amended the Pacific Eagle Agreement to modify certain conditions for and to permit further borrowings. In May 1996, the Company borrowed $15.0 million under the Pacific Eagle Agreement, as amended, at an interest rate of 7.28% per annum and applied such borrowings towards the Downpayment. In November, 1996, the Company borrowed $10.7 million under the Pacific Eagle Agreement at an interest rate of 6.79% to satisfy partially the Downpayment.



     The borrowings under both the MTAI Agreement and the Pacific Eagle Agreement may convert into convertible debentures (the "Series A Convertible Debentures") 15 days after an initial public offering or a private placement sale of at least $172.5 million, and only if and in such amounts that such conversion does not result in the violation of the Company's Designated Entity Status under the 25% equity test. For borrowings which do convert, all unpaid interest, together with interest payable thereon at the same rate, is due five years after the date of the borrowing conversion. Borrowings that remain unconverted, along with all deferred and unpaid interest, would be due and payable on May 15, 2001. The Series A Convertible Debentures bear interest at the Applicable Federal Midterm Rate in effect at the date on which they are issued. The Series A Convertible Debentures would have a face amount equivalent to the original principal amount of such borrowings and unless subsequently converted, will, along with all unpaid interest, be due on December 1, 2000.



     Under the MTAI Agreement and the Pacific Eagle Agreement, the holders of the Series A Convertible Debentures would have the option, at any time prior to December 1, 2001, to convert the debentures into the then existing convertible preferred stock, par value $.01 per share, of the Company (the "Old Convertible Preferred Stock"). The Old Convertible Preferred Stock was convertible into shares of then existing Class B common stock, par value $.01 per share, of the Company (the "Old Class B Common Stock"). As part of the Recapitalization, the MTAI Agreement and the Pacific Eagle Agreement will be amended to provide for the conversion of the Series A Convertible Debentures directly into shares of Class B Common Stock. Such conversions can only occur in increments of $5.0 million. Beginning December 1, 1997, and each anniversary thereafter, until maturity, the Company, at its option can require conversion of all outstanding debentures into shares of Class B Common Stock. For convertible debentures which are converted at the option of the debenture holder or at the option of the Company, all unpaid interest, together with interest payable thereon at the same rate, is due five years after the date of conversion. Additionally, all Series A Convertible Debentures are subject to mandatory conversion into shares of Class B Common Stock with the sale of capital stock of the Company totalling at least $5.0 million in an initial public offering. For convertible debentures which convert as a result of mandatory conversions, all unpaid interest, together with interest payable thereon at the same rate, is due five years after the date of conversion. Any conversion of the Series A Convertible Debentures into Class B Common Stock, upon effectiveness of the Recapitalization, will be at a price equal to the lesser of $8.00, subject to certain adjustments, and the price at which the shares of Class B Common Stock are sold in the Offering. All conversions, including mandatory conversions, are subject to the Company's continued compliance with foreign ownership restrictions and maintenance of its Designated Entity Status.


     The Company has arranged with certain related entities, including Pacific Eagle, for short-term borrowings of approximately $41.7 million, which includes associated fees of approximately $1.0 million, to meet a portion of the second half of the Downpayment (the "Short-Term Facility"). Borrowings under the Short-Term Facility will accrue interest at 11.25% per annum, with such interest paid quarterly. Amounts borrowed under the Short-Term Facility are subject to mandatory prepayment by the Company in the event that at least $200 million of certain financing is raised, including amounts raised in the Offerings. Borrowings that are not prepaid will mature on the earlier of (i) one year from the first borrowing, and (ii) the occurrence of an event of default (as defined in the Short-Term Facility). Additionally, in connection with the borrowing of $41.7 million for the Downpayment under the Short-Term Facility, the Company issued a promissory note in the principal amount of $8.0 million to a third party, which is related to Pacific Eagle, in satisfaction of services provided in securing the financing. Warrants to purchase 1 million shares of Class B Common Stock, subject to FCC requirements, at an exercise price of $8.00 per share, were attached to such promissory note. The promissory note matures two years from the date of issuance unless tendered by the holder in satisfaction of the exercise price of the attached warrants.


Series B Convertible Debenture


     In August 1995, the Company issued a total of $833,000 in Series B convertible debentures (the "Series B Convertible Debentures"), which bear interest at rates ranging from 6.31% to 6.38% per annum, to MTB pursuant to a Purchase Agreement (the "MTB Agreement"). The Series B Convertible Debentures, which mature on September 1, 2000, were convertible, at the holder's option, into shares of then existing Class A voting common stock, par value $.01, of the Company ("Old Class A Voting Common Stock") in minimum increments of $200,000. The Series B Convertible Debentures were convertible into shares of Old Class A Voting Common Stock at a conversion price of $0.83 per share. As a result of the Recapitalization, the MTB Agreement will be amended to provide for the conversion of the Series B Convertible Debentures into shares of Class B Common Stock at the same price per share. Additionally, the MTB Agreement allows for the Company to elect to cause mandatory conversion of any outstanding Series B Convertible Debentures if (i) Series A Convertible Debentures have been converted and (ii) the sale of the capital stock of the Company totalling at least $5.0 million in an initial public offering is consummated. Pursuant to the MTB Agreement, any conversion of the Series B Convertible Debentures would be
(i) secondary to any elected or mandatory conversion of Series A Convertible Debentures and (ii) subject to the FCC foreign ownership restrictions. For Series B Convertible Debentures which do convert, all unpaid interest, together with interest payable thereon at the same rate, is due five years after the date of the conversion.



     In 1995, MTB assigned its rights under the MTB Agreement and the Series B Convertible Debentures to Pacific Eagle.



LCC Agreements


     In March 1996, the Company entered into a Convertible Loan and Investment Agreement with LCC (the "LCC Agreement"), under which the Company received a total of $6.5 million through the issuance of convertible debentures (the "Series D Convertible Debentures") divided into two parts as follows:

          (i) An initial loan of $3.5 million, of which (i) $1.5 million was allocated for the license to use LCC's CellCAD Software for five years (the "License Agreement") and (ii) $2.0 million of which was allocated for working capital purposes and to satisfy partially the down payment. Interest on this initial loan accrues for the first six months at the prime rate plus 4% per annum and thereafter at the prime rate plus 2.5% per annum, with interest payments commencing March 31, 1997, covering the period from the date of initial funding through March 31, 1997, and quarterly thereafter. The entire unpaid principal balance will be due and payable in March 2001. Borrowings under the initial loan at June 30, 1996 bear interest at 12.25% per annum.

          (ii) A subsequent loan of $3.0 million was applied towards working capital purposes and to satisfy partially the down payment requirement. Interest on the subsequent loan accrues at the prime rate plus 2.5% per annum. The entire unpaid principal balance will be due and payable in May 2001. Borrowings under the subsequent loan at June 30, 1996 bear interest at 10.75% per annum.


     Pursuant to the LCC Agreement, LCC was entitled to convert, subject to the FCC's foreign ownership restrictions, the unpaid balance of the borrowings thereunder into shares of Old Class B Common Stock in multiples of not less than $1.0 million. As part of the Recapitalization, the LCC Agreement will be amended to provide that the Series D Convertible Debentures be convertible on the same terms into shares of Class B Common Stock. As a result, upon effectiveness of Recapitalization, such borrowings would be convertible into shares of Class B Common Stock at the lesser of $14.00 per share and the price at which the Company sells certain shares of its equity securities, including shares anticipated to be sold at $8.00 per share to third parties and including the shares sold in the Offering. Additionally, the LCC Agreement allows for the Company to elect to cause mandatory conversion of the borrowings into shares of Class B Common Stock, or similar equity, as defined in the LCC Agreement, in certain situations, including the sale of capital stock of the Company totalling at least $25.0 million in an initial public offering. Upon receipt of a notice of mandatory conversion by the Company, LCC may elect not to have the borrowings converted in exchange for forfeiting its rights to future voluntary conversions.


     Borrowings under the LCC Agreement were conditioned on the Company's commitment to (i) purchase from LCC, over a period of five years, not less than $65.0 million worth of radio frequency engineering and program management services (the "Services Agreement") and (ii) the License Agreement. The Services Agreement provides for minimum purchases per year commencing March 1996. Both the License Agreement and the Services Agreement are renewable at the option of both parties.


                          DESCRIPTION OF CAPITAL STOCK


AUTHORIZED CAPITAL STOCK


     Upon consummation of the Recapitalization, the Company will have authorized 100,000,000 shares of Class A Common Stock, 500,000,000 shares of Class B Common Stock and 100,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"). As of December 4, 1996 and prior to the Recapitalization, the Company had issued and outstanding 27,158,340 shares of Old Class A Voting Common Stock, 2,809,479 shares of Old Class B Common Stock and no shares of Old Convertible Preferred Stock. As part of the Recapitalization, shares of Old Class B Common Stock and Old Convertible Preferred Stock issued and outstanding immediately before the consummation of the Recapitalization will be automatically converted into shares of Class B Common Stock at a conversion ratio of 1-to-1. Shares of Old Class A Voting Common Stock issued and outstanding and not held by a member of the Control Group immediately before the consummation of the Recapitalization will be automatically converted into shares of Class B Common Stock at a conversion ratio of 1-to-1. Shares of Old Class A Voting Common Stock held by a member of the Control Group immediately before the consummation of the Recapitalization will be automatically converted into shares of Class A Common Stock at a conversion ratio of 1-to-1.


     The remainder of this section describes the capital stock of the Company following the Recapitalization.

COMMON STOCK


     The Company has two classes of authorized Common Stock, Class A Common Stock and Class B Common Stock. Only Class B Common Stock is being offered in the Offering. Shares of Class A Common Stock can only be issued and transferred to persons who are Control Group members. In the event that shares of Class A Common Stock shall become owned by a person who is not a member of the Control Group while the Company has elected to maintain its Designated Entity Status, such shares of Class A Common Stock shall be converted automatically into shares of Class B Common Stock. The Class A Common Stock has five votes per share and the Class B Common Stock has one vote per share; but in all cases, the outstanding shares of Class A Common Stock, as a class, will have at least 50.1% of the total votes, with the number of votes per share to be adjusted appropriately as necessary from time to time. Pursuant to the terms of the Control Group Agreement, until three years after the License Grant Date, up to 2% of the shares of the Class A Common Stock outstanding as of the date of the Offering are convertible into shares of Class B Common Stock on a 1-to-1 basis. Three years after the License Grant Date, up to 20% of the shares of Class A Common Stock outstanding at the time of the Offering are convertible into shares of Class B Common Stock on a 1-to-1 basis and subject to the condition that following such conversion, the Company would maintain its Designated Entity Status without issuing any options to Control Group members pursuant to the Control Group Option Plan. Five years after the License Grant Date, additional shares of Class A Common Stock may be converted into shares of Class B Common Stock on a 1-to-1 basis and subject to the same condition; provided that the number of such shares to be exchanged, when added to the total number of shares of Class A Common Stock previously converted, do not exceed 60% of the shares of Class A Common Stock outstanding at the date of the Offering.



     Any liquidation, dissolution or winding-up of the Company; certain mergers, reorganizations, recapitalizations, sales or transfers of substantially all of the assets of the Company (except for pro forma transfers among the Company, its controlled affiliates and its subsidiaries); any amendment to the Articles of Incorporation or By-Laws that substantially adversely affects the contract right of the holders of Class B Common Stock; and any transfer or assignment of ownership of interest in the Control Group that would be deemed a transfer of control under FCC rules requires the approval of the holders of a majority of the outstanding shares of Class A Common Stock and the approval of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class. The holders of Class A Common Stock, acting as a single class, are entitled to elect the A Directors (a majority of the total number of directors) which shall include seven of the thirteen directors and the holders of Class B Common Stock, subject to the right of any then outstanding Preferred Stock, acting as a single class, are entitled to elect the B Directors (the remainder of the directors).


     Except as described below, holders of Common Stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference to any then outstanding Preferred Stock.


     The Articles of Incorporation also contain certain provisions to ensure compliance with certain regulatory requirements regarding ownership of C Block licenses, as follows. No person, together with its affiliates (as defined by applicable FCC rules and regulations), can own shares of capital stock of the Company or options to purchase shares of capital stock of the Company in excess of the amount that would require attribution of such person's assets and revenues with that of the Company's for purposes of the Designated Entity Status requirements, unless the Board of Directors determines, in its sole discretion and upon opinion of counsel that such ownership by a certain person would not cause the Company to be in violation of such requirements, to waive this restriction as to that person. No alien (which term includes an alien and its representatives, a foreign government and its representatives, and a corporation organized under the laws of a foreign country) can own shares of capital stock of the Company in an amount that would result in the violation of the FCC's foreign ownership limitation, unless the Board of Directors determines, in its sole discretion and subject to a waiver by the FCC of such ownership limits for such alien, to waive this restriction as to that alien. Any transfer or issuance of such shares or options will be void ab initio to the extent it would result in violations of the above restrictions.



     In order to maintain the requisite equity and voting power holdings of the Control Group, the Control Group Agreement provides that any transfer by a Control Group member of shares of capital stock of the Company, shares of voting stock of the Company or options to purchase capital stock of the Company that, if effective, would result in the Control Group as a whole owning less than the required equity (anticipated to be 25% for the first three years of the initial license term upon effectiveness of Recapitalization and consummation of the Offering) of the Company will be void ab initio to the extent necessary for compliance. The

Company will not issue such shares or options if such issuance would result in violation of these Control Group ownership requirements. In addition, the Articles of Incorporation and Control Group Option Plan also contain provisions to guard against the failure of the Qualifying Investors to own the percentages of equity (anticipated to be 15% for the first three years and 10% for the following seven years of the initial license term upon effectiveness of Recapitalization and consummation of the Offering) or voting power (50.1% of the Control Group's voting stock for the initial license term) required for Designated Entity Status. The Control Group Option Plan requires the Company to grant to the Control Group members options to purchase shares of Class A Common Stock and Class B Common Stock of the Company at a price equal to either 90% of the fair market value at the time of exercise or at the fair market value at time of grant, but only to the extent required for the Company to comply with the Qualifying Investor ownership requirements.



     The Articles of Incorporation provide that no Class B Common Stock shareholder who does not also hold Class A Common Stock may vote more than 25% of the Voting Power. In addition, the Company has the right to redeem, at fair market value, shares of Class B Common Stock, on a last-in-first-out basis, in order to reduce such shares to the 25% limit necessary to maintain compliance with the foreign ownership and Designated Entity Status restrictions to protect the Company's ownership of its PCS licenses. Certificates for shares of Common Stock will bear legends describing all of the above restrictions.


     The Control Group ownership requirements, in particular the requirement that the Control Group hold 50.1% of the voting stock of the Company, would effectively preclude a third party from gaining control of the Company without consent of one or more of the Control Group members. In addition, the Designated Entity Status requirement mandating the Control Group's control of a majority of the Board of Directors, which control is ensured by the Company's classification of its Common Stock and Directors, would effectively prevent changes by persons outside the Control Group of the membership of the majority of the Board of Directors (i.e., the A Directors). The above provisions of the Articles of Incorporation would also prevent a third party from taking control of the Company without consent of the Board of Directors.

PREFERRED STOCK


     The Articles of Incorporation authorize the Company's Board of Directors to establish one or more series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the terms and rights of such series, including
(i) the designation of the series, (ii) the number of shares of the series, which number the Company's Board of Directors may thereafter (except where otherwise provided in the applicable certificate of designation) increase or decrease (but not below the number of shares thereof then outstanding), (iii) whether dividends, if any, will be cumulative or noncumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative, (iv) the rate of any dividends (or method of determining such dividends) payable to the holders of the shares of such series, any conditions upon which such dividends will be paid and the date or dates or the method for determining the date or dates upon which such dividends will be payable; (v) the redemption rights and price or prices, if any, for shares of the series, (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series, (vii) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, (viii) whether the shares of the series will be convertible or exchangeable into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made, (ix) restrictions on the issuance of shares of the same series or of any other class or series,
(x) the voting rights, if any, of the holders of the shares of the series, and
(xi) any other relative rights, preferences and limitations of such series.



     The Company believes that the ability of the Company's Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs which might arise. The authorized shares of Preferred Stock, as well as shares of Class B Common Stock, will be available for issuance without further action by the

Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The National Association of Securities Dealers, Inc. currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of common stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of the Company's stockholders is not required for the issuance of shares of Preferred Stock or Class B Common Stock, the Board may determine not to seek stockholder approval.


     Although the Company's Board of Directors has no intention at the present time of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Company's Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its stockholders. The Company's Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Company's Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.


ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BY-LAWS

  Board of Directors


     The Articles of Incorporation and the By-Laws provide that, except as otherwise fixed by or pursuant to the provisions of any Articles Supplementary setting forth the rights of the holders of any class or series of Preferred Stock, the number of the directors of the Company shall be thirteen unless and until changed by the Company's Board of Directors as provided by the Company's By-Laws, but shall never be less than three. The holders of Class A Common Stock, acting as a single class, are entitled to elect a majority of the total number of directors (the A Directors) and the holders of Class B Common Stock, subject to the right of any then outstanding Preferred Stock, acting as a single class, are entitled to elect the remainder of the directors (the B Directors). The Articles of Incorporation provide that each Class A Director and each Class B Director shall hold office for a period of two years from the annual meeting of stockholders at which the Class A Director or Class B Director is elected.



     The Articles of Incorporation provide that, except as otherwise required by law, provided for or fixed by or pursuant to any Articles Supplementary thereto setting forth the rights of the holders of any class or series of Preferred Stock, newly created directorships resulting from any increase in the number of A Directors or B Directors and any vacancies for A Directors or B Directors on the Company's Board of Directors resulting from death, resignation, disqualification, removal or other cause will be filled by the affirmative vote of a majority of the remaining A Directors or B Directors, respectively, then in office, even though less than a quorum of the Company's Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office until such director's successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Company's Board of Directors will shorten the term of any incumbent director. Officers of the Company serve at the discretion of the Board of Directors. See "Description of Capital Stock."



     Certain extraordinary corporate actions, pursuant to the Articles of Incorporation, require approval by at least 75% of the entire Board of Directors, including issuance or sale of stock, or the issuance of options, to employees as well as third parties, at a purchase price below fair market value at the date of issuance or sale; certain significant capital expenditures, incurrence of indebtedness or acquisitions; certain significant participation in joint ventures or partnerships; any merger, reorganization, recapitalization, liquidation, dissolution or winding up of the Company; certain mergers, reorganizations, recapitalizations or sales, transfers or other disposals affecting all or substantially all of the assets of a majority-owned subsidiary of the Company (except pro forma transfers among the Company, its controlled affiliates or subsidiaries); a declaration of bankruptcy by the Company; issuance of stock representing more than 20% of the outstanding shares; during the first year following the consummation of the Offering, a change in control of the Control Group that would cause a change in control of the Company; and a decision to abandon the Company's Designated Entity Status while the Company is still utilizing any special benefits thereunder or if such action would result in a material penalty to the Company. In addition, the affirmative vote of two-thirds of the entire Board of Directors is required for declaration of dividends; any lease, mortgage or encumbrance of all or substantially all of the assets of the Company or its subsidiaries (after approval by the Finance Committee of the Company's Board of Directors); and authorization and issuance of a new class of capital stock of the Company.



     Persons outside the Control Group, which will have sole ownership of all outstanding shares of Class A Common Stock, will not be able to remove A Directors, who will comprise the majority of the Board of Directors. In addition, the classified board provisions described above would preclude a third party from removing incumbent B Directors and simultaneously gaining control of the B Directors on the Company's Board of Directors by filling the vacancies created by removal with its own nominees. Under such provisions, it would take at least two elections of B Directors for any individual or group to gain control of the B Directors. Accordingly, these provisions would discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Company.


  Special Meetings


     The Articles of Incorporation and By-Laws provide that, except as otherwise required by law and subject to the rights of the holders of any Preferred Stock, special meetings of stockholders of the Company for any purpose or purposes may be called only by the Company's Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by at least five members of the Company's Board of Directors if the Board of Directors is composed of thirteen members and at least six members of the Company's Board of Directors if the Board of Directors is composed of fourteen members or by the Chairman of the Board of Directors. No business other than that stated in the notice shall be transacted at any special meeting. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Company's Board of Directors or the Chairman of the Board of Directors.


  Advance Notice Procedures

     The By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders of the Company (the "Stockholder Notice Procedure"). The Stockholder Notice Procedure provides that only persons who are nominated by, or at the direction of, the Chairman of the Board, or by a stockholder who has given timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the Company. The Stockholder Notice Procedure also provides that at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board or the Company Board, or by a stockholder who has given timely written notice to the Secretary of the Company of such stockholder's intention to bring such business before such meeting. Under the Stockholder Notice Procedure, for notice of stockholder nominations to be made at an annual meeting to be timely, such notice must be received by the Company not later than the close of business on the 60th calendar day nor earlier than the close of business on the 90th calendar day prior to the first anniversary of the preceding year's annual meeting (except that, in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th calendar day prior to such annual meeting and not later than the close of business on the later of the 60th calendar day prior to such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company).


     Notwithstanding the foregoing, in the event that the number of directors to be elected to the Company's Board of Directors is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 90 calendar days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered not later than the close of business on the 10th calendar day following the day on which such public announcement is first made by the Company. Under the Stockholder Notice Procedure, for notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received by the Company not earlier than the close of business on the 90th calendar day prior to such special meeting and not later than the close of business on the later of the 60th calendar day prior to such special meeting or the 10th calendar day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.


     In addition, under the Stockholder Notice Procedure, a stockholder's notice to the Company proposing to nominate an individual for election as a director or relating to the conduct of business other than the nomination of directors must contain certain specified information. If the chairman of a meeting determines that an individual was not nominated, or other business was not brought before the meeting, in accordance with the Stockholder Notice Procedure, such individual will not be eligible for election as a director, or such business will not be conducted at such meeting, as the case may be.

     The Stockholder Notice Procedure does not apply to members of the Control Group and their respective affiliates.

  Amendment


     The Articles of Incorporation provide that the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and the holders of a majority of shares of Class B Common Stock, voting as separate classes, is required to amend the Articles of Incorporation or By-Laws if such amendment would substantially affect the contract rights of the holders of Class B Common Stock.



MARYLAND BUSINESS COMBINATION STATUTE



     Under the Corporation and Associations Article of the Maryland Annotated Code (the "Maryland Article"), certain "business combinations" (including any merger or similar transaction subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specific amounts) between a Maryland corporation and any person who beneficially owns 10% or more of the voting power of the corporation's shares or any affiliate of the corporation who, at any time within the two-year period, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation (an "Interested Stockholder"), or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
(i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless the corporation's stockholders receive a minimum price (as described in the Maryland Article) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In order to amend the Company's Articles of Incorporation to elect not to be subject to the foregoing requirements with respect to Interested Stockholders, an affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock and two-thirds of the votes entitled to be cast by holders of outstanding shares of voting stock who are not Interested Stockholders is required under the Maryland Article. The business combination statute could have the effect of delaying or preventing a change of control of the Company.


MARYLAND CONTROL SHARE ACQUISITIONS STATUTE


     The Maryland Article provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except as to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third; (ii) one-third or more but less than a majority or (iii) a majority of all voting power. Control Shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of Control Shares, subject to certain exceptions.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 90 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     Unless the articles of incorporation or by-laws provide otherwise, if voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, unless the articles of incorporation or by-laws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.


     The control share acquisition does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The Company has included in its Articles of Incorporation an exemption from the applicability of the control share provisions.


LIABILITY OF DIRECTORS; INDEMNIFICATION

     Under Maryland law, a corporation formed in Maryland is permitted to limit, by provision in its charter, the liability of directors and officers so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in a proceeding that the director's or officer's action was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation have incorporated the provisions of this law limiting the liability of directors and officers.


     The Company's Articles of Incorporation require it to indemnify (i) any present or former director or officer who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in that capacity, against reasonable expenses incurred by him in connection with the proceeding and (ii) any present or former director or officer against any claim or liability unless it is established that (a) his act or omission was committed in bad faith or was the result of active or deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, the Company's Articles of Incorporation require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former director or officer made a party to a proceeding by reason of his service as a director or officer provided that the Company shall have received (A) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation and (B) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met. The Company's Articles of Incorporation also (i) provide that any indemnification or payment or reimbursement of the expenses permitted by the Articles of Incorporation shall be furnished in accordance with the procedures provided for indemnification and payment of expenses under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations and (ii) permit the Company such other expenses as may be permitted under Section 2-418 of the Maryland General Corporation Law for directors of Maryland corporations.


TRANSFER AGENT AND REGISTRAR


     The Bank of New York will be the transfer agent and registrar for the Class B Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding
          shares of Class B Common Stock (          shares if the Underwriters'
over-allotment option is exercised in full) and           shares of Class A
Common Stock. An aggregate of           shares of Class B Common Stock have been
reserved for issuance under the Company's stock option plans and options to
purchase           of such shares of Class B Common Stock are currently
outstanding and           shares of Class A Common Stock are reserved for
issuance pursuant to future option grants.



     The shares of Class B Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an "affiliate" (as that term is defined under the Securities Act) of the Company, which will be subject to the resale limitations of Rule 144. All of such shares of Class B Common Stock are "restricted securities" within the meaning of Rule 144 (the "Restricted Shares") and may not be publicly sold unless registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144.
In addition to the           shares (          shares if the Underwriters'
over-allotment options are exercised in full) of Class B Common Stock offered by the Company in the Offering, beginning 180 days after the date of this Prospectus, following the expiration of certain lock-up agreements between the Underwriters, the Company's executive officers and directors and certain other
stockholders of the Company,           additional outstanding shares of Class B
Common Stock will be eligible for sale in the public market, subject to the provisions of Rule 144 or Rule 701. In addition, up to an aggregate of shares of Class B Common Stock, including an aggregate of
Option Shares issuable upon exercise of outstanding stock options may become eligible for resale in the public market at various times after the expiration of the 180 day lock-up period, depending upon when such shares are actually issued, if at all, and whether such shares are registered for resale under the Securities Act, or are subject to Rule 144 or Rule 701. Subject to compliance with the FCC regulations regarding ownership requirements for the Control Group, up to 2% of the shares of Class A Common Stock outstanding at the date of the Offering (and after three years from the License Grant Date, up to 20% of the shares of Class A Common Stock then outstanding) will be convertible into shares of Class B Common Stock on a one-for-one basis, and such shares of Class B Common Stock may become eligible for resale in the public market subject to the
provisions of Rule 144 or Rule 701, after the expiration of a   -day lock-up
period. After five years from the License Grant Date, additional shares of Class A Common Stock, which, when added to the number of shares of Class A Common Stock previously converted, do not exceed 60% of the shares of Class A Common Stock outstanding as of the date of the Offering, will become convertible into shares of Class B Common Stock and become eligible for resale subject to the provisions of Rule 144 or Rule 701.


     In general, under Rule 144, as currently in effect, beginning 90 days after the Offering, if two years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or any affiliate of the Company, the acquiror or subsequent holder (including an affiliate) is entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then outstanding shares of Class B Common Stock
(approximately           shares immediately after the Offerings) or the average
weekly trading volume of the shares of Class B Common Stock on all exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission (the "Commission"). Sales under Rule 144 are also subject to certain restrictions relating to manner of sale, notice requirements and the availability of current public information about the Company. If three years have elapsed since the later of the date of acquisition of Restricted Shares from the Company or from any affiliate of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person would be entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. As defined in Rule 144, an "affiliate" of an issuer is a person that directly, or indirectly through the use of one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer. In general, under Rule 701, as currently in effect, persons who purchase shares upon exercise of options that were granted pursuant to Rule 701 are entitled to sell such shares in reliance on Rule 144 without regard to the holding period, public information, volume limitations or notice provisions of Rule 144, if such persons are not affiliates of the Company, and without regard to the holding period requirements of Rule 144, if such persons are affiliates of the Company. Restricted Shares properly sold in reliance on Rule 144 are thereafter freely tradeable without restrictions or registration under the Securities Act, unless thereafter held by an affiliate of the Company.


     The Company, the Company's officers and directors and, certain other shareholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not register for sale or offer, issue, pledge, sell, contract to sell, grant any other option or contract to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of Class B Common Stock or any securities which are convertible or exchangeable into shares of Class B Common Stock, without the prior written consent of Donaldson, Lufkin and Jenrette Securities Corporation, except for the shares of Class B Common Stock offered in connection with the Offering, shares issued to employees pursuant to the Company's stock option plans and certain gift transactions.



     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisors between May 20, 1988, the effective date of Rule 701, and the date the issuer becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act (including options granted before May 20, 1988, if made in accordance with Rule 701 had it been in effect), along with the shares acquired upon exercise of such options beginning May 20, 1988 including exercises after the date of this Prospectus). Securities issued in reliance on Rule 701 are Restricted Shares and, subject to the contractual restrictions described above, beginning 90 days after the date of this Prospectus, such securities may be sold (i) by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and (ii) by affiliates under Rule 144 without compliance with its two-year minimum holding period requirements.



     The Company intends to file a registration statement under the Securities Act covering 12,350,000 shares of Common Stock issued or issuable under the Company's stock option plans. Such registration statement is expected to be filed 90 days after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be, subject to Rule 144 volume limitations applicable to affiliates, available for sale in the open market, except to the extent that such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.



REGISTRATION RIGHTS



     The Company implemented the Registration Rights Program to provide certain of its stockholders with piggyback and demand registration rights with respect to their shares of Common Stock. Participants in the Registration Rights Program consist of three tiers: Tier 1 participants include certain founding and strategic stockholders identified in the Registration Rights Program; Tier 2 participants include Nortel, Ericsson and Siemens; and Tier 3 participants include the Control Group members. Tier 1, Tier 2 and Tier 3 participants owning
an aggregate of        shares of Class B Common Stock have piggyback and demand
registration rights exercisable after the lock-up period described above. See "Certain Transactions -- Registration Rights."

                                  UNDERWRITING


     Subject to the terms and conditions in the Underwriting Agreement (the "Underwriting Agreement"), the Underwriters named below for whom Donaldson, Lufkin & Jenrette Securities Corporation, Bear, Stearns & Co. Inc., Cowen & Company and Goldman, Sachs & Co. are acting as representatives (the "Representatives") have severally agreed to purchase from the Company the respective numbers of shares of Class B Common Stock set forth opposite their names below:



                                 UNDERWRITER                                NUMBER OF SHARES
    Donaldson, Lufkin & Jenrette Securities Corporation..................
    Bear, Stearns & Co. Inc. ............................................
    Cowen & Company......................................................
    Goldman, Sachs & Co. ................................................

                                                                            ----------------
    Total................................................................
                                                                             =============


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Class B Common Stock offered hereby are subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to purchase all of the shares of Class B Common Stock offered hereby (other than the shares of Class B Common Stock covered by the Underwriters' over-allotment option described below) if any are purchased.

     The Underwriters have advised the Company that they propose to offer the Class B Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers (who may include the Underwriters) at such a price less a concession not in excess of
$          per share. The Underwriters may allow, and such dealers may reallow,
a concession not in excess of $          per share to any other Underwriter and
to certain other dealers. After the initial offering of the shares of Class B Common Stock, the public offering price and other selling terms may be changed by the Representatives.


     Prior to the Offering, there has been no established trading market for the Class B Common Stock. The initial price to the public for the Class B Common Stock offered hereby will be determined by negotiation among the Company and the Representatives. The factors considered in determining the initial price to the public include the history of and the prospects for the industry in which the Company competes, the past and present operations of the Company, the historical results of operations of the Company, the prospects for future earnings of the Company, the recent market prices of securities of generally comparable companies and the general condition of the securities markets at the time of the Offering. Application has been made to have the Class B Common Stock quoted on the Nasdaq under the symbol "PCKT."


     Pursuant to the Underwriting Agreement, the Company has granted to the Underwriters an option, exercisable for 30 days from the date of this
Prospectus, to purchase up to an aggregate           additional shares of Class
B Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, made in connection with the sale of the shares of Class B Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Class B Common Stock set forth above.


     The Company, the Company's officers and directors and certain other shareholders of the Company have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, they will not register for sale or offer, issue, pledge, sell, contract to sell, grant any other option or contract to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Class B Common Stock or any securities convertible into or exercisable or exchangeable for Class B Common Stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, subject to certain exceptions. See "Shares Eligible for Future Sale."



     Of the shares of Class B Common Stock offered hereby,           have been
reserved (the "Reserved Shares") for sale to certain individuals, including employees of the Company and members of their families. The Reserved Shares will be sold at a price per share equal to the price to the public set forth on the cover page of this Prospectus. The number of shares available to the general public will be reduced to the extent those persons purchase Reserved Shares. Any shares not so purchased will be offered in the Offering at the price to the public set forth on the cover page of this Prospectus.


     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Class B Common Stock offered hereby to any accounts over which they exercise discretionary authority.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that the Underwriters may be required to make in respect thereof.


                                 LEGAL MATTERS


     The validity of the Class B Common Stock offered hereby and certain other legal matters will be passed upon for the Company by Latham & Watkins, New York, New York. Certain legal matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom (Illinois). Certain regulatory matters will be passed upon for the Company by Wilmer, Cutler & Pickering, Washington, D.C.


                                    EXPERTS


     The audited consolidated financial statements and financial statement schedule included in this Prospectus and in the Registration Statement of which this Prospectus forms a part have been included herein in reliance on the report of Arthur Andersen LLP, independent auditors, given on the authority of that firm as experts in accounting and auditing. Reference is made to said report which includes an emphasis of a matter paragraph calling attention to the Company's risk factors and need to raise significant capital, as further discussed in Note 1 to the financial statements.


                                 OTHER MATTERS


     In May 1996, the Company retained Arthur Andersen LLP as accountants for the Company after the Company's management decided to replace Coopers & Lybrand L.L.P. The Audit Committee and the Board of Directors approved the replacement. During the Company's two most recent fiscal years and during the subsequent interim period preceding the date of replacement, there were no disagreements on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused it to make reference to the subject matter of the disagreement in connection with their report. The report of Coopers & Lybrand L.L.P. on the Company's financial statements for the year ended December 31, 1994 included an explanatory paragraph for an uncertainty as to the Company's ability to continue as a going concern. In addition, the report of Coopers & Lybrand L.L.P. for the year ended December 31, 1995 included a paragraph which emphasized the uncertainty of the ultimate success of the auction and the Company's ability to finance the payment of licenses awarded, construction of its PCS Network and implementation of its planned service. Prior to the retention of Arthur Andersen LLP, neither the Company nor anyone on the Company's behalf consulted Arthur Andersen LLP regarding either the application of accounting principles related to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements.


                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all amendments, exhibits, schedules and supplements thereto, the "Registration Statement") under the Securities Act with respect to the Class B Common Stock offered hereby. This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Class B Common Stock offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, reference is made to the copy of the document filed as an exhibit to the Registration Statement. The Registration Statement can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center (13th Floor), New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a web site on the Internet that contains reports, proxy and information statements and other information (http://www.sec.gov).

     The Company is not currently subject to the informational requirements of the Exchange Act. As a result of the Offering, the Company will become subject to the informational requirements of the Exchange Act. The Company will fulfill its obligations with respect to such requirements by filing periodic reports and other information with the Commission. In addition, the Company intends to furnish to its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                               GLOSSARY OF TERMS

"1.9 GHz" or "1900 MHz" -- Generally, the radio spectrum between 1850 MHz and 1990 MHz used in broadband PCS in the U.S.

"900 MHz" -- The radio spectrum utilized in narrowband PCS.

"A Block" -- One of two sets of broadband PCS 30 MHz licenses auctioned by the FCC covering the 51 MTAs.

"airtime charges" -- Charges for use of the wireless communication system based on minutes of use (above any included in a monthly subscription) that are in addition to any charges for access to the public switch telephone network or for long distance.

"analog cellular" -- Existing cellular technology which uses one continuous electronic signal that varies in amplitude or frequency over a single radio channel.

"B Block" -- One of two sets of broadband PCS 30 MHz licenses auctioned by the FCC covering the 51 MTAs.

"broadband PCS " -- Digital wireless services operating in the 1.9 GHz spectrum.

"BTA" -- Basic Trading Area, as defined by Rand McNally.

"C Block" -- The 30 MHz broadband PCS licenses auctioned by the FCC covering the 493 BTAs that are reserved for Designated Entities.

"CDMA" -- Code Division Multiple Access, a digital wireless transmission technology for use in cellular telephone communications, personal communications services and other wireless communications systems. CDMA is a spread spectrum technology in which calls are assigned pseudo random code to encode digital bit streams. The coded signals are then transmitted over the air on a frequency between the end user and a cell site, where they are processed by a base station. CDMA allows more than one wireless user to simultaneously occupy a single radio frequency band with reduced interference.

"cell " -- A geographic area within a wireless network covered by a single base station and having a radius anywhere from several hundred feet to several miles, depending on the technology and service provided.

"cellular system" -- A telephone system based on a grid of "cells" deployed at 800 MHz. Each cell contains transmitters, receivers, antennas, and is connected to switching gear and control equipment.

"churn rate" -- Expressed as a rate for a given measurement period, equal to the number of subscriber units disconnected divided by the average number of units of the entire installed base of customers.

"CTIA" -- The Cellular Telecommunications Industry Association, an industry group in North America comprised primarily of cellular telephone service companies and recently some PCS license holders.


"D Block" -- One of three sets of 10 MHz broadband PCS licenses being auctioned by the FCC which will cover each of the BTAs.


"digital " -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission/switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal.

"dual mode operation" -- A wireless system which is capable of supporting either different digital protocols or both digital and analog technologies, whether operating at the same or different frequencies.

"dual mode phone" -- A mobile or portable phone which is capable of dual mode operation.

"E Block" -- One of three sets 10 MHz broadband PCS licenses to be auctioned by the FCC which will cover each of the BTAs.

"Entrepreneurs' Block " -- The C and F Block licenses, consisting of 30 MHz and 10 MHz of spectrum, respectively, auctioned by the FCC to qualifying bidders.


"ESMR" -- Enhanced Specialized Mobile Radio is a radio communications system that employs digital technology with a multi-site configuration that permits frequency reuse but used in the SMR frequencies, offering enhanced dispatch services to traditional analog SMR users.


"F Block" -- The 10 MHz broadband PCS licenses being auctioned by the FCC which covers the BTAs and is strictly for Designated Entities.


"FCC " -- The Federal Communications Commission.

"Five-Year Buildout Requirement" -- The requirement that a holder of a 30 MHz PCS license build out its network so that service is available to one-third of the POPs in its service area and that a holder of a 10 MHz PCS license buildout its network so that service is available to one-quarter of the POPs in its service area within five years of the date that the license was issued.

"frequency" -- The number of cycles per second, measured in hertz, of a periodic oscillation or wave radio propagation.

"global satellite system" -- Satellite systems designed for communications in remote locations where terrestrial wireless systems such as PCS are neither feasible nor economical.

"GSM " -- Global System for Mobile Communications is a distributed networking architecture designed for managing digital mobile telephone users.

"hand-off " -- The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communication with the old cell.

"handset" -- The phone used by cellular, PCS and other wireless customers.

"infrastructure equipment" -- Fixed infrastructure equipment consisting of base stations, base station controllers, antennas, switches, management information systems and other equipment making up the backbone of the wireless communications system that receives, transmits and processes signals from and to subscriber equipment and/or between wireless systems and the public switched telephone network.

"ISDN " -- Integrated Services Digital Network.

"LEC " -- Local Exchange Carrier.

"mobile network systems" -- Mobile systems such as cellular, PCS, SMR and ESMR.

"MSA" -- Metropolitan Statistical Area.

"MTA" -- Major Trading Area, as defined by Rand McNally.

"narrowband PCS " -- Refers to PCS in the 900 MHz spectrum which offers two-way paging, digital voice paging, advanced telemetry, wireless E-mail, and data and fax services.

"Network" -- The Company's collective PCS networks.

"Network Equipment" -- The fixed infrastructure consisting of base stations, base station controllers, mobile switching centers and related information processing control points that manages communications between the mobile unit and the public switched telephone network.

"PBX" -- Private branch exchange.

"PCIA" -- Personal Communications Industry Association is a North America trade association whose members either have narrowband or broadband PCS licenses.

"PCS " -- The second generation digital wireless telecommunications service that will be offered by companies that have or will acquire licenses to operate on the broadband radio spectrum (frequency range of 1850-1990 MHz) in the FCC auctions.


"PCS-1900" -- A 1.9 GHz upbanded version of the 900 MHz RF access protocol to GSM, proposed for use in PCS networks in the US.

"POPs" -- A shorthand abbreviation for the population covered by a license or group of licenses. As used in this document, unless otherwise specified, the term POPs means the Paul Kagan Associates 1995 PCS Atlas & Databook estimate of the 1995 population of a particular MTA or BTA of the total U.S.


"protocols" -- Methodologies which serve to manage the communication for digital signal transmission. GSM, CDMA and TDMA are examples of high level digital protocols.


"RF " -- Radio frequency. Frequencies of the electromagnetic spectrum that are associated with radio wave propagation.


"RF access system " -- The portion of the wireless network which involves the communications of the handset to the base station.


"RF bandwidth" -- The amount of radio frequency spectrum assigned to a channel or license that encompasses a relative range of frequencies that can be passed through a transmission medium without distortion (normally with respect to one channel). The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in hertz.

"roaming" -- A service offered by mobile communications network operators which allows a subscriber to use his/her handset while in the service area of another carrier. Roaming requires an agreement between operators of different markets to permit customers of either operator to access the other's system.

"RSA" -- Rural Statistical Area.

"SIM " -- Also known as a "Smartcard," the Subscriber Identity Module is an integrated circuit chip housed in a plastic card which enables a subscriber to activate service immediately, to use multiple handsets, to easily customize features, and to use GSM technology around the world.

"Smartcard " -- See "SIM."

"SMR" -- Specialized mobile radio is a public two-way analog radio communications network, using simplex push-to-talk technology, whereby services such as dispatch for taxis, delivery, service, and utility repair services use mobile radios in vehicles and/or portable radios, and typically operate on a repeater network that "repeats" an incoming transmission on one channel onto an appropriate outgoing designated or available channel.

"TDMA" -- Time Division Multiple Access, a digital wireless transmission technology which converts analog voice signals into digital data and puts more than one voice channel on a single RF channel by separating the users in time. PCS technology that is an upbanded version of the TDMA-based digital cellular protocol used by cellular operators in the US.

"Ten-Year Buildout Requirement" -- The requirement that a holder of a 30 MHz PCS license build out its network so that service is available to two-thirds of the population in its service area within 10 years of the date that the license was issued.

"vocoder" -- A speech compression device which encodes voice signals to reduce the amount of bandwidth required for a voice transmission.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                         PAGE
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Arthur Andersen LLP, Independent Accountants................................   F-2
Consolidated Balance Sheets at December 31, 1994 and 1995 and September 30, 1996
  (unaudited).........................................................................   F-3
Consolidated Statements of Loss for the period April 20, 1994 (date of inception) to
  December 31, 1994, the year ended December 31, 1995, the period April 20, 1994 (date of inception) to December 31, 1995 and the nine months ended September 30, 1995 and
  1996 (unaudited)....................................................................   F-4
Consolidated Statements of Cash Flows for the period April 20, 1994 (date of inception) to December 31, 1994, the year ended December 31, 1995, the period April
  20, 1994
  (date of inception) to December 31, 1995 and the nine months ended September 30,
  1995
  and 1996 (unaudited)................................................................   F-5
Consolidated Statements of Stockholders' Deficit......................................   F-6
Notes to Consolidated Financial Statements............................................   F-7

     After the contemplated stock split and recapitalization discussed in Note 2 to Pocket Communications, Inc.'s consolidated financial statements is determined and effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

                                          December 13, 1996


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Pocket Communications, Inc.:

     We have audited the accompanying consolidated balance sheets of Pocket Communications, Inc. (a Development Stage Enterprise and formerly DCR Communications, Inc.) and subsidiaries, as of December 31, 1994 and 1995, and the related consolidated statements of loss, stockholders' deficit and cash flows for the period April 20, 1994 (date of inception) to December 31, 1994, the year ended December 31, 1995, and for the period April 20, 1994 (date of inception) to December 31, 1995. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     As discussed in Note 1, the Company is in the Development Stage and its business plan is subject to significant risk factors including the need to raise significant amounts of capital resources in 1997. While the Company believes that sufficient capital will be available through this and future offerings, there can be no assurance that such funds will be secured.



     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pocket Communications, Inc. and subsidiaries, as of December 31, 1994 and 1995, and the results of their operations and their cash flows for the period April 20, 1994 (date of inception) to December 31, 1994, the year ended December 31, 1995, and the period April 20, 1994 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.


     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The Schedule of Valuation and Qualifying Accounts listed in Item 16, Exhibits and Financial Statement Schedules, is presented for purposes of complying with the Securities and Exchange Commission rules and is not part of the basic financial statements. The schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Washington, D.C.,
               , 1996

                  POCKET COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY DCR COMMUNICATIONS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                                 AS OF DECEMBER 31,          AS OF SEPTEMBER 30, 1996
                                                             --------------------------    ----------------------------
                                                                1994           1995           ACTUAL        PRO FORMA
                                                                                                   (UNAUDITED)

                                                                                                             (NOTE 2)
ASSETS
Current assets:
    Cash and cash equivalents.............................   $     7,755    $ 1,079,235    $    288,152    $    479,235
    Prepaid insurance.....................................            --             --         339,089         339,089
    Other current assets..................................         2,588        174,084         117,329         117,329
                                                             -----------    -----------    ------------    ------------
        Total currents assets.............................        10,343      1,253,319         744,570         935,653
Funds held in escrow......................................            --             --      15,000,000              --
Property and equipment, net...............................        13,090      1,749,165      13,695,875      13,695,875
License costs.............................................            --     40,050,000      71,338,145     966,594,322
Deferred financing costs, net.............................            --      1,122,400       9,779,461      12,493,820
Other assets..............................................            --        158,076         226,625         226,625
                                                             -----------    -----------    ------------    ------------
        Total assets......................................   $    23,433    $44,332,960    $110,784,676    $993,946,295
                                                             ===========    ===========    ============    ============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses.................   $   123,026    $ 1,006,165    $  3,127,595    $  3,127,595
    Accrued interest payable..............................            --         20,688         671,709         671,709
    Accrued network development costs.....................            --        509,549       2,476,982       2,476,982
    Accrued financing costs...............................            --      1,122,400       9,408,549       9,408,549
    Short-term borrowings.................................            --      1,500,000       1,030,927      42,905,502
    Funds held in escrow..................................            --             --       5,000,000              --
                                                             -----------    -----------    ------------    ------------
        Total current liabilities.........................       123,026      4,158,802      21,715,762      58,590,337
Long-term liabilities
    Government Financing, net of $460,177,167 discount....            --             --              --     823,918,032
    Long term debt........................................            --     40,133,000      96,174,402      47,541,402
    Deferred interest.....................................            --        267,240       2,672,278       2,672,278
    Other liabilities.....................................            --        700,001         828,092         828,092
                                                             -----------    -----------    ------------    ------------
        Total long-term liabilities.......................            --     41,100,241      99,674,772     874,959,804
        Total liabilities.................................       123,026     45,259,043     121,390,534     933,550,141
Commitments and contingencies (Notes 10 and 14)
Minority interest.........................................            --         76,037       1,420,326       1,420,326
Class B Common stock subject to redemption, net of
  subscription receivable of $386,057 as of December 31,
  1995....................................................            --      1,113,943       1,500,000       1,500,000
Stockholders' deficit:
    Preferred stock, non-voting, $0.01 par value,
      100,000,000 shares authorized; no shares issued or
      outstanding.........................................            --             --              --              --
    Class A Common stock, voting $0.01 par value,
      100,000,000 shares authorized; 19,700,000 shares
      issued and outstanding as of December 31, 1994,
      December 31, 1995 and September 30, 1996, Actual and
      Pro Forma, respectively.............................       197,000        197,000         197,000         197,000
    Class B Common stock, voting $0.01 par value,
      500,000,000 shares authorized; 1,200,000, 7,380,000,
      7,623,340 and 18,185,840 shares issued and
      outstanding as of December 31, 1994, December 31,
      1995, and September 30, 1996, Actual and Pro Forma,
      respectively (excludes 843,750 shares and 218,750
      shares subscribed and not issued and outstanding at
      September 30, 1996 Actual and Pro Forma,
      respectively).......................................        12,000         73,800          76,233         181,858
    Additional paid-in capital............................     1,598,273      6,346,172      15,572,502      81,377,661
    Deferred compensation.................................            --             --      (1,516,679)     (1,516,679)
    Subscriptions receivable..............................      (868,297)      (301,175)     (6,750,000)     (1,750,000)
    Deficit accumulated during the development stage......    (1,038,569)    (8,431,860)    (21,105,240)    (21,014,012)
                                                             -----------    -----------    ------------    ------------
        Total stockholders' deficit.......................       (99,593)    (2,116,063)    (13,526,184)     57,475,828
                                                             -----------    -----------    ------------    ------------
        Total liabilities and stockholders' deficit.......   $    23,433    $44,332,960    $110,784,676    $993,946,295
                                                             ===========    ===========    ============    ============


  The accompanying notes are an integral part of these consolidated financial statements.

                  POCKET COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY DCR COMMUNICATIONS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                        CONSOLIDATED STATEMENTS OF LOSS


                                FOR THE PERIOD                      FOR THE PERIOD
                                  APRIL 20,                           APRIL 20,
                                1994 (DATE OF                       1994 (DATE OF
                                INCEPTION) TO       YEAR ENDED      INCEPTION) TO       NINE MONTHS ENDED SEPTEMBER 30,
                                 DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      ---------------------------------
                                     1994              1995              1995               1995               1996
                                                                                                  (UNAUDITED)
Revenues......................   $         --      $        --       $         --       $          --      $          --
Operating Expenses:
  General and
    Administrative............        197,619        4,347,814          4,545,433           2,468,798          6,917,984
  Business development........        840,950        2,257,321          3,098,271           1,538,617          1,266,470
  Sales and marketing.........             --          566,971            566,971             462,269            567,429
                                --------------     ------------     --------------     --------------     --------------
                                    1,038,569        7,172,106          8,210,675           4,469,684          8,751,883
Interest income...............             --           66,743             66,743              50,352             63,547
Interest expense..............             --         (287,928)          (287,928)                 --         (3,985,044)
                                --------------     ------------     --------------     --------------     --------------
  Net loss....................   $ (1,038,569)     $(7,393,291)      $ (8,431,860)      $  (4,419,332)     $ (12,673,380)
                                =============      ===========      =============        ============      =============
  Pro forma net loss per
    common share (Note 3).....                     $                                                       $
  Pro forma weighted-average
    number of shares
    outstanding (Note 3)......


  The accompanying notes are an integral part of these consolidated financial statements.

                  POCKET COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY DCR COMMUNICATIONS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              FOR THE PERIOD                      FOR THE PERIOD
                                                APRIL 20,                           APRIL 20,
                                              1994 (DATE OF                       1994 (DATE OF      NINE MONTHS ENDED SEPTEMBER
                                              INCEPTION) TO       YEAR ENDED      INCEPTION) TO                  30,
                                               DECEMBER 31,      DECEMBER 31,      DECEMBER 31,      ----------------------------
                                                   1994              1995              1995             1995             1996
                                                                                                             (UNAUDITED)
Cash flows from operating activities:
   Net loss...............................     $ (1,038,569)     $(7,393,291)      $ (8,431,860)     $(4,419,332)    $(12,673,380)
   Adjustment to reconcile net loss to net
     cash
     used in operating activities
       Depreciation and amortization......              302           44,233             44,535           28,663           99,368
       Common stock and partnership
         interests issued in exchange for
         property and services............          608,976          233,522            842,498          135,116          132,474
       Accrued and deferred interest......               --          287,928            287,928               --        3,419,742
       Compensation expense for stock
         options..........................               --               --                 --               --        1,774,127
       Minority interest..................               --               --                 --               --         (239,301)
       Interest expense in connection with
         amortization
         of debt issuance costs...........               --               --                 --               --          553,409
   Increase (decrease) in cash and cash
     equivalents resulting from changes in
     operating assets and operating
     liabilities:
       Other assets and prepaid
         insurance........................           (2,588)        (246,272)          (248,860)         (85,821)        (510,882)
       Accounts payable, accrued expenses
         and other liabilities............          123,026        1,501,502          1,624,528          318,042        1,142,516
                                              --------------     -----------      --------------     -----------     ------------
       Net cash used in operating
         activities.......................         (308,853)      (5,572,378)        (5,881,231)      (4,023,332)      (6,301,927)
                                              --------------     -----------      --------------     -----------     ------------
Cash flows from investing activities:
   Expenditures for network development in
     process..............................               --         (725,774)          (725,774)        (115,109)        (883,245)
   Expenditures for property and
     equipment............................          (13,392)        (343,368)          (356,760)        (231,222)        (140,705)
   FCC License deposit....................               --      (40,050,000)       (40,050,000)              --      (31,288,145)
                                              --------------     -----------      --------------     -----------     ------------
       Net cash used in investing
         activities.......................          (13,392)     (41,119,142)       (41,132,534)        (346,331)     (32,312,095)
                                              --------------     -----------      --------------     -----------     ------------
Cash flows from financing activities:
   Net proceeds from issuance of Common
     stock................................          330,000        6,060,000          6,390,000        5,150,000          455,222
   Proceeds from issuance of debt and
     borrowings...........................               --       41,633,000         41,633,000          400,000       36,494,128
   Payment of financing costs.............               --               --                 --         (250,000)        (610,000)
   Contributions from minority
     interests............................               --           70,000             70,000               --        1,483,589
                                              --------------     -----------      --------------     -----------     ------------
       Net cash provided by financing
         activities.......................          330,000       47,763,000         48,093,000        5,300,000       37,822,939
                                              --------------     -----------      --------------     -----------     ------------
Net increase (decrease) in cash and cash
 equivalents..............................            7,755        1,071,480          1,079,235          930,337         (791,083)
Cash and cash equivalents at the beginning
 of period................................               --            7,755                 --            7,755        1,079,235
                                              --------------     -----------      --------------     -----------     ------------
Cash and cash equivalents at the end of
 period...................................     $      7,755      $ 1,079,235       $  1,079,235      $   938,092     $    288,152
                                              ===============    =============    ===============    =============   ==============
SUPPLEMENTAL INFORMATION:
NONCASH INVESTING AND FINANCING
 ACTIVITIES:
   Issuance of common stock to purchase
     common stock in unrelated entity.....     $         --      $    83,300       $     83,300      $        --     $         --
   Issuance of common stock and
     partnership interests in exchange for
     property and services................          608,976          233,522            842,498          135,116          132,474
   Issuance of common stock for network
     development, in process..............               --          113,942            113,942               --          386,057
   Issuance of common stock for deferred
     financing costs......................               --               --                 --               --          123,450
   Financing fee obligations incurred.....               --        1,122,400          1,122,400               --        8,286,149
   Accrued network development costs in
     process and equipment in service.....               --          597,224            597,224          382,792       10,149,934
   Funds transferred to escrow for FCC
     License deposit......................               --               --                 --               --       15,000,000
PROCEEDS FROM (PAYMENT TO) RELATED PARTIES
   Payments for services rendered.........               --         (899,010)          (899,010)        (627,165)        (683,502)
   Proceeds from debt issuance............               --       40,133,000         40,133,000               --       20,994,128
   Loan to officer........................               --               --                 --               --           32,600
OTHER
   Cash paid for interest.................               --               --                 --               --               --
   Cash paid for income taxes.............     $         --      $        --       $         --      $        --     $         --


  The accompanying notes are an integral part of these consolidated financial statements.

                  POCKET COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY DCR COMMUNICATIONS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                              CLASS A COMMON STOCK        CLASS B COMMON STOCK
                                                            ------------------------     ----------------------     ADDITIONAL
                                               AMOUNT         NUMBER          PAR         NUMBER          PAR         PAID-IN
                                              PER SHARE     OF SHARES        VALUE       OF SHARES       VALUE        CAPITAL
April 20, 1994 (date of inception),
 initial capitalization common stock
 issued...................................      $0.05          400,000      $  4,000            --      $    --     $    16,000
Common stock issued in exchange for
 property and services in April 1994......      $0.05       10,000,000       100,000            --           --         400,000
Common stock subscribed in August 1994....      $0.05        5,000,000        50,000            --           --         200,000
Common stock issued for cash in October
 1994.....................................      $0.05               --            --     1,200,000       12,000          48,000
Common stock subscribed in December
 1994.....................................      $0.23        4,300,000        43,000            --           --         934,273
Cash collection of subscription
 receivable...............................                          --            --            --           --              --
Collection of subscription receivable in
 consideration of services performed......                          --            --            --           --              --
Net loss..................................                          --            --                                         --
                                                            ----------      --------     ---------      -------     -----------
Balance, December 31, 1994................                  19,700,000       197,000     1,200,000       12,000       1,598,273
                                                            ----------      --------     ---------      -------     -----------
Common stock issued for cash in January
 and May 1995, net of stock issuance
 costs....................................      $0.83               --            --     6,000,000       60,000       4,599,999
Common stock issued in October 1995 in
 consideration of services performed......      $0.83               --            --        80,000          800          65,600
Common stock issued in exchange for common
 stock in unrelated entity in November
 1995.....................................      $0.83               --            --       100,000        1,000          82,300
Cash collection of subscription
 receivable...............................                          --            --            --           --              --
Collection of subscription receivable in
 consideration of services performed......                          --            --            --           --              --
Net loss..................................                          --            --            --           --              --
                                                            ----------      --------     ---------      -------     -----------
Balance, December 31, 1995................                  19,700,000       197,000     7,380,000       73,800       6,346,172
                                                            ----------      --------     ---------      -------     -----------
Collection of subscription receivable in
 consideration of services performed......                          --            --            --           --              --
Cash collection of subscription
 receivable...............................                          --            --            --           --              --
Exercise of stock options in March 1996...      $0.83               --            --        30,120          301          24,699
Common stock issued for cash in April
 1996.....................................      $0.83                                        1,801           18           1,482
Common stock and warrants issued for
 services in April, 1996..................      $0.83               --            --       148,199        1,482         121,968
Committed stock options as a form of
 compensation in May 1996.................                          --            --            --           --       2,168,790
Exercise of stock options in September
 1996.....................................      $0.83               --            --        48,220          482          39,541
Common stock issued for cash in September
 1996.....................................      $8.00               --            --        15,000          150         119,850
Common Stock subscribed...................      $8.00               --            --            --           --       6,750,000
Amortization of deferred compensation.....                          --            --            --           --              --
Net loss..................................                          --            --            --           --              --
                                                            ----------      --------     ---------      -------     -----------
Balance, September 30, 1996...............                  19,700,000      $197,000     7,623,340      $76,233     $15,572,502
                                                            ===========     ==========   ==========     ========    =============


                                                                               DURING THE
                                              DEFERRED       SUBSCRIPTION     DEVELOPMENT
                                            COMPENSATION      RECEIVABLE         STAGE            TOTAL
April 20, 1994 (date of inception),
 initial capitalization common stock
 issued...................................  $        --      $        --      $         --     $     20,000
Common stock issued in exchange for
 property and services in April 1994......           --               --                --          500,000
Common stock subscribed in August 1994....           --         (250,000)               --               --
Common stock issued for cash in October
 1994.....................................           --               --                --           60,000
Common stock subscribed in December
 1994.....................................           --         (977,273)               --               --
Cash collection of subscription
 receivable...............................           --          250,000                --          250,000
Collection of subscription receivable in
 consideration of services performed......           --          108,976                --          108,976
Net loss..................................           --               --        (1,038,569)      (1,038,569)
                                            ------------     -----------      ------------     ------------
Balance, December 31, 1994................           --         (868,297)       (1,038,569)         (99,593)
                                            ------------     -----------      ------------     ------------
Common stock issued for cash in January
 and May 1995, net of stock issuance
 costs....................................           --               --                --        4,659,999
Common stock issued in October 1995 in
 consideration of services performed......           --               --                --           66,400
Common stock issued in exchange for common
 stock in unrelated entity in November
 1995.....................................           --               --                --           83,300
Cash collection of subscription
 receivable...............................           --          400,000                --          400,000
Collection of subscription receivable in
 consideration of services performed......           --          167,122                --          167,122
Net loss..................................           --               --        (7,393,291)      (7,393,291)
                                            ------------     -----------      ------------     ------------
Balance, December 31, 1995................           --         (301,175)       (8,431,860)      (2,116,063)
                                            ------------     -----------      ------------     ------------
Collection of subscription receivable in
 consideration of services performed......           --           32,475                --           32,475
Cash collection of subscription
 receivable...............................           --          268,700                --          268,700
Exercise of stock options in March 1996...           --               --                --           25,000
Common stock issued for cash in April
 1996.....................................           --               --                --            1,500
Common stock and warrants issued for
 services in April, 1996..................           --               --                --          123,450
Committed stock options as a form of
 compensation in May 1996.................   (2,168,790)              --                --               --
Exercise of stock options in September
 1996.....................................           --               --                --           40,023
Common stock issued for cash in September
 1996.....................................           --               --                --          120,000
Common Stock subscribed...................           --       (6,750,000)               --               --
Amortization of deferred compensation.....      652,111               --                --          652,111
Net loss..................................           --               --       (12,673,380)     (12,673,380)
                                            ------------     ------------     ------------     ------------
Balance, September 30, 1996...............  $(1,516,679)     $(6,750,000)     $(21,105,240)    $(13,526,184)
                                            ==============   =============    ==============   ==============


  The accompanying notes are an integral part of these consolidated financial statements.

                  POCKET COMMUNICATIONS, INC. AND SUBSIDIARIES
                      (FORMERLY DCR COMMUNICATIONS, INC.)
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     (INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995, IS
                                   UNAUDITED)


1. BUSINESS


     Pocket Communications, Inc. (together with its consolidated subsidiaries, "Pocket" or the "Company"), formerly DCR Communications, Inc., was incorporated in Maryland in April, 1994 for the purpose of (i) acquiring Personal Communication Services ("PCS") licenses (the "PCS licenses") issued by the Federal Communication Commission ("FCC"), (ii) constructing PCS networks to operate in the Basic Trading Area ("BTAs") covered by its licenses and (iii) providing PCS in these areas using Global System for Mobile Communications ("GSM") technology. Following a bidding process in the FCC broadband C Block auction, which concluded on May 6, 1996 (the "Auction"), the FCC, on November 4, 1996, granted the Company licenses in 43 BTAs consisting of 30 MHz of spectrum (the "Entrepreneurs' Block"). The Company's winning bids totaled approximately $1.43 billion, net of a 25% bidding credit available to the Company for qualifying as a small business, as defined by the FCC, (the "Net Bid Price"). In connection with the Auction rules, the Company was required to make downpayments equaling ten percent of the Net Bid Price. On November 30, 1995, May 14, 1996, and November 8, 1996, the Company remitted $40.0 million, $31.3 million, and $71.3 million, respectively, to the FCC, (collectively the "Downpayment") representing ten percent of the Net Bid Price, in satisfaction of the Auction rules. The PCS licenses will allow the Company to offer PCS within BTAs principally in the central region of the United States, including BTAs in and around Chicago, Dallas, Detroit, St. Louis and New Orleans, as well as BTAs in Las Vegas and Honolulu (each a "market" and each PCS network thereof a "PCS network", with all PCS networks in the aggregate the "PCS Network").



     Since formation, the Company has been devoting its efforts to establishing its business, including recruiting its management team, conducting market research, participating in the Auction, arranging financing and undertaking initial activities relating to the development and future construction of its PCS Network. The Company has commenced engineering and site acquisition with respect to its PCS Network and intends to offer service within two markets in the third quarter of 1997 and within the majority of its remaining markets by the end of 1998. Capital requirements including costs of licenses, development, construction and start up activities for the Company will be significant.



     As further discussed in the section "Risk Factors" of the Company's Registration Statement, which, as discussed in Note 2, was filed on August 29, 1996, the Company, as a development stage enterprise, is subject to risks typically associated with start-up entities in the telecommunications industry including, but not limited to, (i) the potential inability to implement the Company's strategic plan, (ii) the uncertainty of securing sufficient debt and equity financing, (iii) competition from the other providers of telecommunication services, (iv) dependence on key vendors and strategic partners to perform their contractual obligations, and (v) difficulties and resulting delays encountered in the development and successful operation of its PCS networks. While existing cash and cash equivalents as of December 13, 1996 are sufficient to meet working capital requirements through February 1, 1997, such funds are insufficient to satisfy the required interest payment due on the Government Financing, herein defined, of approximately $27.0 million due February 28, 1997. While the Company is depending upon the success of the offerings discussed in Note 2 below, the Company believes that if such offerings are delayed that, based on discussions with both existing and prospective investors and lenders, sufficient capital will be raised to satisfy the interest payment due in February 1997 and to continue to execute the Company's strategic plan, however, there can be no assurances that such funds will be secured. Depending on their extent and timing, these factors individually or in the aggregate could have a material adverse effect on the Company's financial condition.

2. REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND RECAPITALIZATION



     The Company filed a Registration Statement on Form S-1 (the "Registration Statement") on August 29, 1996, for an offering (the "Offering") of Class B Common Stock, par value of $.01 per share (the "Class B Common Stock"). Subsequent to August 29, 1996, the Company filed an amendment to the Registration Statement. Simultaneously with the Offering, the Company plans to offer to sell debt (the "Debt Offering") anticipated to result in $
million gross proceeds to the Company. Assuming a $     offering price, the
Offering would result in gross proceeds to the Company of $150.0 million. On August 9, 1996, the Board of Directors of the Company approved a plan of recapitalization (the "Recapitalization"), pursuant to which, subject to stockholder approval, an amended and restated Articles of Incorporation will be adopted to authorize, among other things, adjustments to the number of authorized shares of capital stock, including shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock"); shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"); and shares of preferred stock, par value $.01 per share (the "Preferred Stock"). Pursuant to the Recapitalization, immediately prior to and conditioned upon the consummation of the Offering and subject to compliance with FCC rules and regulations regarding the Company's ownership of the PCS licenses and any necessary FCC approvals, the following transactions will occur: (i) the conversion of all issued and outstanding shares of currently existing non-voting Class B Common Stock, par value $.01 per share (the "Old Class B Common Stock"), into an equal number of shares of Class B Common Stock; (ii) the conversion of all issued and outstanding shares of currently existing voting Class A Common Stock, par value $.01 per share (the "Old Class A Common Stock"), held by the members of the Control Group, as defined below, into an equal number of shares of Class A Common Stock; and (iii) the conversion of all issued and outstanding shares and options granted to purchase Old Class A Common Stock not held by members of the Control Group into an equal number of shares or options to purchase Class B
Common Stock; and (iv) a           reverse stock split of all outstanding shares
of Class A Common Stock and Class B Common Stock resulting from the conversion described in clauses (i) through (iii).



     Certain outstanding agreements of the Company which currently provide for the conversion of term loans into convertible debentures permit the conversion of such convertible term loans into convertible debentures within fifteen days following the consummation of either a public or private offering of Class B Common Stock, subject to compliance with FCC ownership regulations. The pro forma balance sheet as of September 30, 1996, reflects (i) additional borrowings, before expenses, of $57.6 million and stock issuances aggregating $5.0 million, such transactions occurring subsequent to the balance sheet and prior to the consummation of the Offering to satisfy the balance of the required Downpayment, (ii) capitalization as an intangible asset of the PCS licenses awarded to the Company and the recognition of the resulting net indebtedness to the FCC of $823.9 million and (iii) the issuance of an $8 million promissory note with attached warrants to purchase 1 million shares of Class B Common Stock as a fee for securing certain financing in connection with the Downpayment, (iv) utilization of escrow funds of $15 million which was applied towards the Downpayment, including $5 million which was received for Class B Common Stock issued on November 8, 1996, and (v) the conversion of approximately $72.3 million principal amount of certain convertible debt and term loans convertible into convertible debt which may be converted into 9,937,500 shares of Class B Common Stock, of which $7.3 million is expected to convert immediately following the consummation of the Offering and $65 million is expected to convert into convertible debt and subsequently into Class B Common Stock within 15 days following the consummation of the Offering. Due to FCC compliance requirements, the actual amount of convertible debentures that convert into Class B Common Stock or term loans that convert into convertible debentures and subsequently into Class B Common Stock may be different than what is currently anticipated. Accordingly, the actual amount of convertible debentures which do convert will cause adjustment to the capital accounts when such transactions occur.


     Unless otherwise specified, the financial statements and the notes thereto give retroactive effect to the Recapitalization, except for adjustments to the authorized shares of capital stock, as though it had occurred at the beginning of all periods presented. Also in connection with Recapitalization, outstanding warrants to purchase shares of Old Class B Common Stock will be converted into rights to purchase shares of Class B Common Stock, with appropriate adjustments to the exercise price thereof.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Development Stage Company


     The Company's activities to date principally have been planning and participating in the Auction, conducting market research, securing capital and developing its proposed service and PCS Network. The Company will continue to be a development stage company, as defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises," until it generates significant revenue from its products and services.


  Principles of consolidation


     The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiaries and a partnership in which the Company has a majority general partner interest. All significant intercompany transactions and balances have been eliminated. Minority interest in the partnership is approximately $1,420,000 and $76,000, at September 30, 1996 and December 31, 1995, respectively.


  Unaudited interim financial information


     The accompanying consolidated financial statements as of September 30, 1996, and for the nine months ended September 30, 1996 and 1995, have been prepared by the Company and are unaudited. In the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 1996 and for the interim periods have been made. Results of operations for the nine months ended September 30, 1996 and 1995 are not necessarily indicative of the results that may be expected for the full year or for any future periods.


  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

  Concentration of credit risk

     The Company invests its excess cash in short-term highly liquid investments including United States government securities and obligations. The Company's intent is to hold its investments in debt securities to maturity.

  Cash and cash equivalents

     The Company considers all highly liquid instruments with remaining maturities of 90 days or less at the time of purchase to be cash equivalents.


  Escrow accounts



     The Company's policy is to record funds deposited into escrow accounts as assets when the Company has control over the escrow account. As of September 30, 1996, the Company has recorded $15 million of funds held in escrow, which by their terms, were applied towards the Downpayment on November 8, 1996.



  License costs



     As of September 30, 1996, the Company had recorded $71.3 million of license costs representing funds remitted in satisfaction of the first five percent downpayment requirement. On November 8, 1996, the Company remitted an additional $71.3 million and recorded $966.6 million as an intangible asset representing the cost of the acquired licenses, with cost determined as (i) the present value of the deferred payment obligation provided by the U.S. Government using a discount rate of 14% (the "Government Financing") and (ii) the Downpayment. The Government Financing, which provides for favorable terms, including a below market interest rate of 6.5% per annum fixed for the ten year life of the financing, is available to the Company because it qualifies as a small business as defined by the FCC rules and regulations for the Auction. The PCS licenses expire in November 2006 but typically are renewable for a nominal fee. The licenses will be amortized using the straight-line method over a period of 40 years.


     As discussed in Note 14, "Regulatory Matters", the Company, as holder of the PCS licenses, will be subject to various restrictions and regulations of the FCC. If the Company should fail to meet or violate one or more of these regulations, the FCC could revoke one or more of the Company's licenses, which may result in an impairment loss to be recognized in the financial statements in an amount that could be material.

     The Company, as a matter of policy, and in accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," will assess the fair value of its long-lived assets, including intangibles, periodically and earlier if situations arise. Management's evaluation will include a number of factors, including the impact of regulatory issues, in determining potential impairment loss.

  Deferred financing costs

     Deferred financing costs represent capitalized costs incurred to obtain financing under debt agreements, vendor financing arrangements and borrowing and credit facilities. The Company's policy is to amortize these costs over the life of the underlying indebtedness using the effective interest method.

  Property and equipment in service and network development in process

     Property and equipment are recorded at cost and depreciated using the straight-line method over three to seven years based upon the estimated useful lives of the related equipment.


     The Company's policy is to capitalize development and related build-out costs of its PCS Network. As of September 30, 1996, the Company has capitalized engineering, site acquisition and other development costs incurred in its initial markets. Charges to operations for depreciation expense of a PCS network will commence when the respective PCS network is available for commercial use. The Company follows the requirements of SFAS No. 34, "Capitalization of Interest Cost," when the amounts become material. For the nine months ended September 30, 1996, the Company incurred interest costs of $4.5 million, of which $494,000 was capitalized as part of the Company's network development activities. Interest costs incurred prior to 1996 were expensed.


  Pro forma net loss per common share (unaudited)


     Pro forma net (loss) per common share is computed based on the weighted average number of outstanding shares of common stock and dilutive common stock equivalents. As required by the Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB No. 83"), common stock and common stock equivalents issued at prices below the anticipated initial public offering price since August 1995 have been included in the calculation, even if antidilutive, as if they were outstanding for all periods. As permitted under SAB No. 83, the common stock equivalents for stock options and warrants, were determined using
the treasury method at a per share price of $          , the midpoint of the
proposed public offering price range. In addition, convertible subordinated debentures to be converted into Class B Common Stock upon the consummation of the Offering are treated as having been converted into Common Stock at the date of original issuance. Common stock equivalents issued prior to August 1995 have not been included since the effect would be antidilutive.

  New accounting statement

     During 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." This Statement encourages, but does not require, a fair value based method of accounting for employee stock options or similar equity instruments. Entities that elect not to adopt the fair value method of accounting are required to make pro forma disclosures of net loss and net loss per share as if the fair value method were adopted. This Statement is required for fiscal years beginning after December 15, 1995. Management does not intend to adopt the fair value method of accounting. Accordingly, adoption of the Statement in the fiscal year ending December 31, 1996, will only impact the Company's disclosures.

4. STOCKHOLDERS' DEFICIT

     After the Recapitalization discussed in Note 2, the Company will have authorized two classes of common stock, Class A Common Stock and Class B Common Stock, and one class of Preferred Stock. The Class A Common Stock has five votes per share and the Class B Common Stock has one vote per share; provided, however, that the number of votes per share of Class A Common Stock may be adjusted from time to time to ensure that the total number of votes of the issued and outstanding shares of Class A Common Stock is not less than 50.1% of the total number of votes of the issued and outstanding shares of voting stock of the Company.


     In order to maintain compliance with the FCC requirements, the control group of the Company, consisting of individuals or entities who meet certain financial requirements and members of the Company's management team (the "Control Group"), must maintain certain minimum equity interest levels in the Company. As provided in the Control Group Agreement (as defined below), a number of actions can be taken to ensure compliance, including the grant of options to purchase either Class A Common Stock or Class B Common Stock to Control Group members in sufficient number and only to the extent necessary to increase the Control Group's equity interest to the required minimum levels (the "Control Group Options"). The exercise price of Control Group Options granted prior to the Offering to acquire Class A Common Stock to maintain the 50.1% Control Group equity structure, as defined, is $8.00. Control Group Options to purchase Class A Common Stock granted after the Offering shall be exercisable at 90% of the fair market value on the date of exercise or at the fair market value on the day of grant and will expire when the maintenance of such minimum ownership level is no longer necessary. The exercise price of Control Group Options granted to acquire Class B Common Stock to maintain minimum levels of equity as provided by the FCC requirements also is 90% of the fair market value on the date of exercise the closing asked price of the Class B Common Stock at the date of grant as quoted on the Nasdaq National Market. Such Control Group Options also expire when they are no longer needed to maintain required minimum equity levels.



     Members of the Control Group have entered into an agreement (the "Control Group Agreement") which, among other things, limits the transfer or issuance of capital stock of the Company in situations where the Company would violate ownership regulations as promulgated by the FCC, including its Designated Entity status as further discussed in Note 14. For the licenses granted on November 4, 1996, the terms of the Control Group Agreement provide that (i) up to 2% of the shares of the Class A Common Stock outstanding as of the date of the Offering are convertible into shares of Class B Common Stock on a 1-to-1 basis for the period from November 4, 1999, (ii) up to 20% of the shares of the Class A Common Stock outstanding as of the date of the Offering are convertible into shares of Class B Common Stock on a 1-to-1 basis for the period through November 4, 1999 to November 4, 2001 subject to the condition that following such conversion the Company would maintain its Designated Entity status without issuing any Control Group Options and (iii) after November 4, 2001, the number of shares of the Class A Common Stock outstanding as of the date of the Offering that are convertible into shares of Class B Common Stock on a 1-to-1 basis do not exceed 60% of the shares of Class A Common Stock outstanding as of the date of the Offering, subject to the condition that following such conversion the Company would maintain its Designated Entity status without issuing any Control Group Options.



     The Company's Articles of Incorporation, as amended, provide that, among other things, any liquidation, dissolution, certain mergers, reorganizations, recapitalizations, sales or transfers of substantially all of the assets of the Company, amendments to the Articles of Incorporation that substantially adversely affects the contract rights of the holders of Class B Common Stock and any substantial transfer of control under FCC rules requires the approval of the holders of a majority of the outstanding shares of Class A Common Stock and the approval of the holders of a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.



     Prior to the Recapitalization discussed in Note 2, effective November 3, 1994 and July 7, 1995, the Board of Directors of the Company declared a 10 to 1 and a 1,000 to 1 stock split, respectively, of the then outstanding shares of Old Class A Common Stock. All references in the financial statements and notes have been adjusted to give effect to the stock splits.



     As of December 13, 1996 the Company reserved Class B Common Stock for future issuance as detailed below:



    Conversion of convertible debentures....................................   10,562,500
    Stock purchase warrants.................................................      400,000
    Employee and director option plans and grants...........................    7,231,660
                                                                               ----------
              Total.........................................................   18,194,160
                                                                                =========



     The Company expects to reserve 5,040,000 shares of Class B Common Stock for issuances under a Director Stock Compensation Plan, an Incentive Compensation Plan, a 401-K Plan, and an Employee Stock Purchase Plan, all of which are expected to be approved by the Board of Directors prior to the Offering. Additionally, shares of Common Stock will be reserved for Control Group Options and future issuances of stock relating to its vendor financing agreements.



     In exchange for services rendered, the Company, in April 1996, issued to C.
E. Capital Consultants, Inc., 150,000 shares of Class B Common Stock and warrants to purchase 150,000 shares of Class B Common Stock at an exercise price of $14.00 per share (the "Warrants"). The Warrants expire in January 1998. The shares issued and the Warrants were recorded at the fair value of the professional services, which the Company estimated at $123,000.



     On August 19, 1996, the Company entered into two agreements with Booz - Allen & Hamilton Inc. ("Booz - Allen") which would provide for the issuance of up to 718,750 shares of Class B Common Stock at a purchase price of $8.00 per share, subject to certain adjustments and satisfaction of certain conditions. Such conditions were met upon making the Downpayment. In connection with these agreements, the Company recorded subscribed stock of $5,750,000 as of September 30, 1996 and on November 8, 1996 issued 625,000 shares of Class B Common Stock resulting in proceeds of $5.0 million which was applied towards the Downpayment and 93,750 shares of Class B Common Stock as payment for $750,000 of services provided in connection with development of the Company's PCS networks. Additional shares of Class B Common Stock may be issued by the Company to Booz - Allen to adjust for the lowest per share price paid to the Company for certain sales of Class B Common Stock from and after August 1, 1996 until the earlier of the consummation of the Offering and January 31, 1997.



     On August 29, 1996, the Company entered into a subscription agreement to sell 125,000 shares of Class B Common Stock at a purchase price of $8.00 per share in return for executive search and consulting services. In connection with this agreement, the Company recorded subscribed stock of $1.0 million as of September 30, 1996.



     On November 1, 1996, the Company entered into a stock purchase agreement with a third party whereby the Company would sell 1,800,729 shares of Class B Common Stock for approximately $2.7 million. The proceeds from the sale of the Class B Common Stock were used by the Company to satisfy an obligation approximating $1.2 million and redeem shares of Old Class A Common Stock previously purchased by a third party aggregating $1.5 million, as discussed in
Note 11.

5. PROPERTY AND EQUIPMENT


     Property and equipment at December 31, 1994 and 1995 and September 30, 1996 consist of the following:


                                                              DECEMBER 31,
                                                          ---------------------    SEPTEMBER 30,
                                                           1994         1995           1996
                                                                                    (UNAUDITED)

    Office equipment...................................   $11,029    $  272,134     $   411,138
    Furniture and fixtures.............................     2,363       120,053         111,330
    Leasehold improvements.............................        --        52,248          70,138
                                                          -------    ----------      ----------
                                                           13,392       444,435         592,606
    Less accumulated depreciation......................      (302)      (44,535)       (143,903)
                                                          -------    ----------      ----------
                                                           13,090       399,900         448,703
    Network development, in process....................        --     1,349,265      13,247,172
                                                          -------    ----------      ----------
                                                          $13,090    $1,749,165     $13,695,875
                                                          =======    ==========      ==========


6. SHORT-TERM BORROWINGS


  Borrowing Facility



     In August 1996, the Company, in connection with securing financing for the Downpayment, entered into an arrangement with certain related entities for borrowings of approximately $41.7 million, including fees of approximately $1.0 million (the "Borrowing Facility"). On November 8, 1996, the Company borrowed $41.7 million at an interest rate of 11.25% per annum with such interest paid quarterly with such net borrowings of $40.6 million applied towards the Downpayment. Amounts borrowed under the Borrowing Facility are subject to mandatory prepayment by the Company in the event that at least $200 million of certain financing is raised, including amounts raised in the Offering. Borrowings that are not prepaid will mature on the earlier of (i) November 8, 1997, and (ii) the occurrence of an event of default, as defined in the Borrowing. In connection with the borrowings under the Borrowing Facility, the Company has issued a promissory note in the principal amount of $8.0 million to an affiliated third party (the "Promissory Note") in satisfaction of services provided in securing the Borrowing Facility. Warrants to purchase 1 million shares of Class B Common Stock at an exercise price of $8.00 per share, whose exercise is subject to FCC requirements, are attached to such promissory note. The promissory note matures November 8, 1998 unless tendered by the holder in satisfaction of the exercise price of the warrants.



     The Company has entered into three working capital loan agreements (collectively the "Short-Term Financing Agreements") with proceeds to the Company aggregating approximately $3.2 million all with borrowings at an interest rate of 12% per annum. As of September 30, 1996, the Company had approximately $1.0 million outstanding under the Short-Term Financing Agreements. Amounts borrowed, including unpaid interest, under the Short-Term Financing Agreements are due over periods through October 22, 1997, unless prepaid earlier as provided in the respective agreements. Generally, the Short-Term Financing Agreements provide that outstanding borrowings will be due in full when the Company has secured alternative sources of financing, including the Offering. In securing certain of these financing agreements, the Company issued a promissory note, with attached stock purchase warrants, in the amount of $240,000 due in two years. The stock purchase warrants, whose exercise is subject to FCC requirements, will allow for the purchase of up to 30,000 shares of Class B Common Stock at $8.00 per share. All amounts borrowed under the Short-Term Financing Agreements are with related parties or their affiliates.



     In December 1996, the Company entered into a financing agreement with Dominion Fund IV ("Dominion Fund") pursuant to which Dominion Fund agreed to provide an $8.0 million short-term loan for the purchase of telephone switching equipment for use in the Las Vegas and Honolulu BTAs. Simultaneously with the closing of this short-term loan, the Company and Dominion Fund entered into an $8.0 million master lease line with a term of 36 months for the leasing of telephone switching equipment and office equipment. Under the terms of the agreements, the combined principal amounts outstanding may not exceed $8.0 million.

The term loan bears an interest rate of 15% per annum and is payable in full in June 1997. As additional consideration for providing such financing, Dominion Fund will receive at closing of the term loans and the master lease line, a total of 430,000 detachable warrants to purchase Class B Common Stock exercisable at $8.00 per share, subject to certain adjustments, which expire at the earlier of (a) five years from the date of the Offering or (b) seven years from the date of the agreement, whose exercise is subject to compliance with FCC rules.


7. LONG-TERM DEBT


     Long-term debt at December 31, 1995 and September 30, 1996 was:



                                                                                SEPTEMBER 30, 1996
                                                                      --------------------------------------
                                                                                               PRO FORMA
                                                 DECEMBER 31, 1995         ACTUAL  (UNAUDITED) (NOTE 2)
    Vendor Financing..........................         --                   $34,541,402         $ 39,541,402
    Convertible and Additional Convertible
      Loans...................................      $39,300,000              54,300,000                   --
    Series B and D Convertible Debentures.....          833,000               7,333,000                   --
    Promissory Note...........................               --                      --            8,000,000
                                                    -----------              ----------          -----------
                                                     40,133,000              96,174,402           47,541,402
                                                    -----------              ----------          -----------
    Government Financing......................               --                      --          823,918,032
                                                    -----------              ----------          -----------
                                                    $40,133,000             $96,174,402         $871,459,434
                                                    ===========              ==========          ===========



VENDOR FINANCING AGREEMENTS



  Ericsson Inc.



     In November 1995, the Company entered into a loan agreement with Ericsson Inc. ("Ericsson"), whereby the Company would receive up to $2.0 million for working capital purposes (the "Ericsson Working Capital Loan"). As of September 30, 1996, the Company had borrowed $2.0 million under the Ericsson Working Capital Loan at an interest rate of 11% per annum. In May 1996, the Company entered into a second loan agreement with Ericsson (the "1996 Ericsson Loan") providing the Company with a credit facility of up to $20.0 million in principal and an additional $3.0 million for interest advances on the borrowings. As of September 30, 1996, the Company borrowed approximately $15.6 million under the second loan agreement consisting of (i) $15.0 million at an interest rate of 11.25% per annum and (ii) $643,000 of financed interest costs in connection with principal borrowings. On November 7, 1996, the Company borrowed an additional $5.0 million under the 1996 Ericsson Loan at an interest rate of 11.25% per annum with such interest to be paid quarterly. Amounts borrowed and outstanding under the Ericsson Working Capital Loan and the 1996 Ericsson Loan are expected to be refinanced with the first borrowings under the Ericsson Financing Agreement as herein defined.



     At September 30, 1996, the Company has classified all amounts currently due within one year, including interest and accrued network development costs owed to Ericsson, of $22.7 million as long-term debt. The Company has both the intent and the ability, as demonstrated by an executed financing agreement with Ericsson dated December 11, 1996 to refinance this debt on a long-term basis (the "Ericsson Financing Agreement").



     The Ericsson Financing Agreement provides that Ericsson will provide up to $422 million of vendor financing. The funds available under the Ericsson Financing Agreement may be drawn upon by a subsidiary of the Company that will be the holding company for indirect subsidiaries of the Company to be formed in each of the Honolulu, Chicago and Dallas markets for the build-out and operation of the Company's PCS network in such markets.



     Advances under the Ericsson Financing Agreement will bear interest at a rate of prime plus 3% per annum. At the Company's option, advances may be converted into Eurodollar loans, bearing interest at a rate of LIBOR plus 5.75%. The Ericsson Financing Agreement makes funds available to the Company for a period of four years, subject to the Company's satisfaction of certain equity and borrowing base requirements.



     The principal amount due on advances made under the Ericsson Financing Agreement is repayable in quarterly installments during calendar years 2001 through 2004, with the amount of the installments ranging from 3.75% of the then-outstanding principal amount of the advances in 2001 to 8.75% in 2004. Accrued interest will be payable quarterly or, in the case of Eurodollar loans, at the end of interest periods as defined in the Ericsson Financing Agreement.



     As additional consideration to Ericsson for its provision of up to $422 million of vendor financing, Ericsson has the right to receive detachable warrants to purchase shares of the Company's Class B Common Stock. The warrants can be exercised at $8.00 per share. Warrants shall be issued pro rata only to the extent of draws made under the Ericsson Financing Agreement but shall not be exercisable until December 31, 1998. Both the issuance and exercise of the warrants are subject to FCC requirements.



     Advances under the Ericsson Credit Agreement will be secured by a security interest in all of the assets of the Company's operating subsidiaries that will be developing and operating the PCS Network in the Honolulu, Chicago and Dallas markets, and by a pledge of all the stock of the license-holding subsidiaries to which the Licenses for each of the markets will be assigned. In addition, the Company will provide a guaranty of the repayment obligations of its operating subsidiaries under the Ericsson Financing Agreement.



  Siemens Stromberg-Carlson



     In August 1996, the Company entered into an agreement with Siemens Stromberg-Carlson ("Siemens") whereby Siemens agreed to loan the Company $10.0 million, subject to certain conditions (the "Siemens Facility").



     On September 18, 1996, the Company borrowed $10.0 million under the Siemens Facility at an interest rate of 10.74% per annum. Borrowings under the Siemens Facility were applied towards the Downpayment discussed in Note 1. At September 30, 1996, the Company has classified all amounts due within one year, including interest, under the Siemens Facility of approximately $10.0 million as long-term debt. The Company has both the intent and the ability, as demonstrated by financing agreements that are currently being finalized to refinance this debt on a long-term basis (the "Siemens Financing Term Sheet").



     The Siemens Financing Term Sheet provides that Siemens will provide up to $165 million of vendor financing. Under the agreed terms, the Siemens financing will be available to the Company for equipment and services to be provided by Siemens for the build-out of the Detroit market. In addition, the Siemens Facility would provide funds for certain related third-party equipment and services. Advances bear interest at prime plus 4% or LIBOR plus 5%. The agreed terms for the Siemens Facility represent a commitment by Siemens to provide such financing subject to execution of a definitive agreement. As additional consideration to Siemens for its provision of up to $165 million of vendor financing, Siemens will have the right to receive detachable warrants to purchase shares of the Company's Class B Common Stock. The warrants can be exercised at $8.00 per share. Warrants shall be issued pro rata only to the extent of draws made under the Siemens financing agreement but shall not be exercisable until July 1, 1998. Both the issuance and exercise of the warrants are subject to FCC requirements. Management believes that a definitive agreement for the Siemens Facility will be executed, however, there can be no assurance of such closing.



  Northern Telecom Inc.



     In November 1996, the Company and Northern Telecom Inc. ("Nortel") entered into a contract pursuant to which Nortel would sell telephone equipment and provide financing and related services in connection with the implementation and operation of the Las Vegas BTA (the "Nortel Financing Agreement"). Total financing to be provided will approximate $59.0 million.



     At September 30, 1996, the Company has classified all amounts due within one year, including interest and accrued network development costs owed to Nortel under previous and separate agreements, of approximately $1.8 million as long-term debt. The Company has both the intent and the ability to refinance this debt on a long-term basis. The Nortel Financing Agreement provides that the funds available under the Nortel Financing Agreement may be drawn upon by DCR Pacific PCS Limited Partnership, a majority-owned subsidiary of the Company ("DCR Pacific"). A portion of the credit provided by the Nortel Financing Agreement ("Tranche B") is available for the payment of certain Nortel equipment and services not provided under the Nortel Project and Supply Agreement and for certain other third-party related costs.



     Advances under the Nortel Financing Agreement will be subject to interest on a LIBOR basis, bearing interest at a rate of LIBOR plus 4.5%. The Nortel Financing Agreement makes funds available to the Company until October 31, 2000, subject to the Company's satisfaction of certain equity requirements.



     The principal amount due on the advances made under the Nortel Financing Agreement is repayable in 16 consecutive quarterly installments following the fourth anniversary of the Nortel Financing Agreement. Prior to such date, interest only is payable.



     The Nortel Financing Agreement provides, after July 1, 1998, for the right to convert certain advances under Tranche B of the facility into shares of Class B Common Stock of the Company only to the extent drawn down and consistent with FCC requirements. The exchange rate for conversion shall be equal to $8.00 per share. In addition, holders of shares received by conversion of the advances will be entitled to certain registration rights for the public sale of such shares.



     Advances under the Nortel Financing Agreement will be secured by a security interest in all of the assets of DCR Pacific, and by pledge of the partnership interests of DCR PCS of Las Vegas Limited Partnership, a wholly-owned subsidiary of DCR Pacific, to which the License for the Las Vegas market will be assigned. In addition, the Company provided a guaranty of the repayment obligations of its operating subsidiary under the Nortel Agreement.



  Vendor Stock Purchase Warrants, Conversion Rights



     The Ericsson Credit Agreement, the Nortel Agreement and the Siemens Agreement provide for stock purchase warrants (as to Ericsson and Siemens) and conversion rights (as to Nortel) for the issuance of up to 8,568,750 shares of Class B Common Stock over the term of such financings, subject to FCC requirements. Both the stock purchase warrants and the convertible rights (i) are exercisable in periods after July 1, 1998, (ii) have an exercise price and a conversion rate of $8.00 and (iii) are issued pro rata with draws made under the respective vendor financing agreement. Warrants will be valued at the time that they are issued to the vendor.



CONVERTIBLE AND ADDITIONAL CONVERTIBLE LOANS


  Convertible Loans


     In June 1995, the Company entered into a loan and purchase agreement (the "MTAI Agreement") with Masa Telecom Asia Investment Pte. Ltd. ("MTAI") whereby MTAI agreed to loan the Company up to $30.0 million with such funds to be applied towards the Downpayment. The MTAI Agreement, as amended, provides that initial borrowings would be in the form of term loans (the "Convertible Loans") which may convert into Series A convertible debentures (the "Convertible Debentures"), subject to certain limitations, within fifteen days following the consummation of either an initial public offering or a private placement of at least $172,500,000 of securities. In November 1995, the Company borrowed $30.0 million in Convertible Loans at an interest rate of 6.71% per annum. The Company expects that certain of the Convertible Loans will convert to Convertible Debentures within fifteen days following the consummation of Offering (the "Converted Loans"). Any conversions of the outstanding Convertible Loans and the conversion of Convertible Debentures, including mandatory conversion features, are subject to the Company's continued compliance with the FCC's alien ownership restrictions, Small Business qualifications and maintenance of its Designated Entity Status as discussed in Note 14 (together the "FCC Ownership Regulations").



     Unpaid interest on the Converted Loans at the date of conversion, together with interest payable thereon at 6.71% will be due five years after conversion. Convertible Loans which do not convert, unless subsequently converted, will, along with all deferred and unpaid interest, be due and payable in May 2001.

     Future issuances of Convertible Debentures, if any, resulting from conversions of Convertible Loans will bear interest at the Applicable Federal Midterm Rate in effect at the date on which the Convertible Debentures are issued. The Convertible Debentures, unless subsequently converted, along with unpaid interest shall be due in September 2000. Convertible Debentures will be subject to mandatory conversion to shares of Class B Common Stock in the event of a public offering of stock by the Company, subject to the FCC Ownership Regulations. Any such mandatory conversion shall be at a price equal to the lesser of (i) $8.00, subject to certain adjustments or (ii) an amount equal to the price paid per share of Class B Common Stock sold in the Offering, (the "Conversion Ratio"). Certain of the then outstanding Convertible Debentures are expected to convert into shares of Class B Common Stock in connection with the Offering discussed in Note 2. For Convertible Debentures which do convert as a result of the mandatory conversion feature, all unpaid interest together with interest payable thereon at the same rate, is due five years after date of the conversion.



     For the period prior to maturity, each Convertible Debenture is convertible into shares of Class B Common Stock at the option of the debenture holder. Any such voluntary conversion of the Convertible Debentures into shares of Class B Common Stock shall be at the Conversion Ratio. Additionally, the Company, at its option, can require conversion of all outstanding Convertible Debentures into shares of Class B Common Stock beginning September 1, 1997, and each anniversary thereafter, until maturity. All conversions of the Convertible Debentures into shares of Class B Common Stock are subject to the FCC Ownership Regulations. For Convertible Debentures which are converted at the option of the debenture holder or at the option of the Company, all unpaid interest together with interest payable thereon is due five years after date of the conversion.


  Additional Convertible Loans


     The Company entered into a loan and purchase agreement (the "Pacific Eagle Agreement") in August 1995, with Pacific Eagle Investments, Ltd. ("Pacific Eagle"), whereby Pacific Eagle agreed to loan the Company up to $35.0 million to be used towards the Downpayment. The Pacific Eagle Agreement, as amended, provides that initial borrowings would be in the form of term loans (the "Additional Convertible Loans"), which would convert into Convertible Debentures, subject to certain limitations, within fifteen days following the consummation of either a public or private offering of Class B Common Stock, including the Offering. In November 1995, the Company borrowed $9.3 million in Additional Convertible Loans at an interest rate of 6.71% per annum, which was applied towards the Downpayment. In April 1996, the Pacific Eagle Agreement was amended to permit further borrowings. In May 1996, the Company borrowed $15.0 million in Additional Convertible Loans under the amended Pacific Eagle Agreement at an interest rate of 7.28% per annum, which was applied towards the Downpayment. On November 8, 1996, the Company borrowed an additional $10.7 million at an interest rate of 6.79% per annum with such borrowings being applied toward the Downpayment. The Company expects that certain of the Additional Convertible Loans will convert to Convertible Debentures within fifteen days following the consummation of the Offering (the "Additional Converted Loans"). Any subsequent conversions of outstanding Additional Convertible Loans and the conversion of Convertible Debentures are subject to continued compliance with the FCC Ownership Regulations. Additionally, the repayment terms, maturity, and conversion features and restrictions of the Additional Convertible Loans, and conversion features and restrictions of Convertible Debentures under the Pacific Eagle Agreement are the same as those provided in the MTAI Agreement.



     Unpaid interest due on the Additional Converted Loans at the date of conversion, together with interest payable thereon at rates ranging from 6.71% to 7.28% will be due five years after conversion. Additionally, it is expected that in connection with the consummation of the Offering discussed in Note 2, certain of the then outstanding Convertible Debentures will be converted into shares of Class B Common Stock. All conversions of the Convertible Debentures into shares of Class B Common Stock are subject to the FCC Ownership Regulations.

CONVERTIBLE DEBENTURES


  Series B Convertible Debentures

     In August 1995, the Company issued a total of $833,000 in Series B Convertible Debentures (the "Series B Convertible Debentures"), to Multinational Technology and Business Limited ("MTB") which bear interest at rates ranging from 6.31% to 6.38% per annum. The Series B Convertible Debentures, which mature in September 2000, are convertible into shares of Class B Common Stock at a price per share of $.833 at any time prior to maturity and automatically convert in the event of a public offering of capital stock by the Company. Conversions are subject to (i) minimum conversion increments of $200,000, (ii) continued compliance with FCC Ownership Regulations and (iii) the conversion priority of holders of debentures issued in connection with the MTAI Agreement and the Pacific Eagle Agreement, if any. In 1995, MTB assigned its rights under the Series B Convertible Debentures to Pacific Eagle.

     It is expected that, in connection with the consummation of the Offering discussed in Note 2, a certain amount of Series B Convertible Debentures will be converted into shares of Class B Common Stock. All conversions of the Series B Convertible Debentures into shares of Class B Common Stock are subject to the FCC Ownership Regulations. For Series B Convertible Debentures which convert, all unpaid interest, together with interest payable thereon at the same rate, is due five years after date of conversion.

     The entities MTAI, Pacific Eagle, and MTB are all affiliated because some of the principals own shares in two or more of the other entities.

  Series D Convertible Debentures


     In March 1996, the Company entered into a Convertible Loan and Investment Agreement, (the "Investment Agreement"), with LCC, L.L.C. ("LCC") to provide the Company financing of up to $6.5 million. In connection therewith, the Company issued Series D convertible debentures (the "Series D Convertible Debentures") in the amount of $6.5 million allocated by the Investment Agreement to (i) $1.5 million for software license fees and (ii) $5.0 million for working capital purposes or to partially satisfy the Downpayment. The Series D Convertible Debentures of $3.5 million accrue interest at prime, determined as of the last business day of the immediately preceding calendar quarter, plus 4% per annum for the first six months, and thereafter at prime plus 2.5% per annum. Series D Convertible Debentures of $3.0 million accrue interest at prime, determined as of the last business day of the immediately preceding calendar quarter, plus 2.5% per annum. Interest shall be payable quarterly, in arrears, with the first interest payment due on March 31, 1997 covering the period from the initial funding through March 1997. As of September 30, 1996, outstanding Series D Convertible Debentures bear interest ranging from 10.75% to 12.25% per annum. The Series D Convertible Debentures are convertible into shares of Class B Common Stock at the lesser of $14.00 and the price at which the Company sells certain shares of its equity securities, including the shares sold in the Offering. In connection with the subscription agreement entered into with Booz - Allen, which provides for a purchase price of $8.00 per share of Class B Common Stock, the conversion rate of the Series D Convertible Debentures is anticipated to be $8.00 per share. The Series D Convertible Debentures, unless converted into Class B Common Stock, mature in 2001.



     As specified in the Investment Agreement, the lender, at its option, can convert the Series D Convertible Debentures into Class B Common Stock in multiples of not less than $1.0 million, subject to the FCC's foreign ownership restrictions. The Company may also exercise the mandatory conversion feature of the Series D Convertible Debentures upon the closing of an initial public offering of the Company's common stock resulting in gross proceeds of at least $25.0 million and require the conversion of Series D Convertible Debentures, subject to limitations, into Class B Common Stock or similar other equity, as defined, if other equity is being offered. In those situations where the Company has elected to cause mandatory conversion of the Series D Convertible Debentures, LCC may elect to not have the Series D Convertible Debentures mandatorily converted but in so doing waives its rights to effect future voluntary conversions. Any conversion into Class B Common Stock would be at the Conversion Rate.

     In connection with the Offering discussed in Note 2, it is expected that a certain amount of Series D Convertible Debentures will be converted into shares of Class B Common Stock. All conversions of the Series D Convertible Debentures into Class B Common Stock are subject to the FCC Ownership Regulations.


GOVERNMENT FINANCING



     On November 8, 1996, the Company recorded an obligation of $823.9 million for the Government Financing determined as the present value of the deferred payment obligation using a discount rate of 14%. The Government Financing will finance 90% of the Company's total bid of $1.43 billion, which is net of a 25% bidding credit available to the Company as a result of qualifying as a Small Business under FCC regulations.



     The Government Financing has a ten-year term and will require only quarterly interest payments for the first six years. The interest rate of 6.50% per annum is fixed for the ten year term. For years seven through ten, the obligation requires both principal and interest payments through maturity.



OTHER MATTERS



     The Company's financing agreements contain affirmative covenants, including, among others, maintenance of licenses and properties, compliance with laws, insurance, payment of taxes, payment of other indebtedness, and delivery of financial and other information. Additionally, the vendor financing agreements require that the Company and certain of its subsidiaries comply with certain financial tests and maintain certain financial ratios, including, among others, with respect to maximum leverage, debt service, fixed charges and other financial ratios. In addition, the Company is required to make certain repayments of borrowing under these agreements from certain asset sales and excess cash flow. These agreements also contain restrictive covenants that impose restrictions and/or limitations on the operations and activities of the Company and certain of its subsidiaries, including, among others, the incurrence of indebtedness, material adverse change clauses, the creation or incurrence of liens, the sale of assets, investments and acquisitions, mergers, declaration or payment of dividends on or other payments or distributions to shareholders (or partners in the case of subsidiaries that are partnerships) or material transactions with an affiliate on terms less favorable than those obtainable from a nonaffiliate. Additionally, certain of the financing agreements provide for restrictions and limitations on transactions by the Company other than in the ordinary course of its business or that would affect its cash flow, liabilities or capital structure including the requirement to continue the Company's prior commitment to use GSM technology and the requirement to procure and use certain lenders' equipment and related services in specific markets.



     The agreements governing the vendor financings contain a number of customary representations, warranties, covenants and conditions. In addition, such agreements require the Company's subsidiaries to receive certain minimum capital contributions prior to drawing down funds under the facilities. The Company expects to satisfy a portion of such minimum capital contributions through the Offerings. Moreover, additional significant capital contributions will be required in order to access the total commitments under the vendor financing.



     These agreements provide for various events of default, including, without limitation, interest and payments defaults, breach of the covenants, agreements, representations and warranties made by the Company and certain of its subsidiaries under the various agreements, cross defaults to certain other indebtedness, judgments in excess of $1.0 million which remain undischarged for a period of 30 days, certain events relating to bankruptcy or insolvency, revocation of any material FCC license, the failure of the present Control Group to retain control.



     Borrowings under certain financing agreements are secured by, among other things, the grant of security interests in the assets of the respective borrower and its affiliates, the pledge of the capital stock and partnership interests of subsidiaries to the lenders and guarantees provided by the Company and its subsidiaries.



     As of September 30, 1996, $1.0 million, $66.1 million and $29.1 million of long-term debt matures in 2000, 2001 and 2002 and beyond, respectively.

     On December 12, 1996, the Company and Brightpoint Inc. ("Brightpoint") entered into both a services agreement and financing agreement whereby (i) Brightpoint will provide the Company a variety of services, including wholesale inventory management, warehousing and fulfillment and (ii) Brightpoint purchased, and the Company sold, $5.0 million of Series E Convertible Debentures (the "Series E Convertible Debentures"). The Series E Convertible Debentures are due December 12, 1998 (the "Maturity Date"), unless previously converted into Class B Common Stock, as provided, by either Brightpoint or the Company, or redeemed by the Company at face value as provided. Borrowings bear interest at the prime rate, adjusted quarterly, plus two and one-half percent. Interest at the prime rate plus one-half percent per annum shall be payable quarterly in arrears and two percent per annum shall accrue and be due at maturity or upon the conversion of the principal. In the event of conversion of the principal, the accrued portion of interest will be payable in shares of Class B Common Stock, subject to compliance with FCC requirements, at the conversion rate of $8.00 per share. The Series E Convertible Debentures are not convertible by Brightpoint until June 1998 at which time Brightpoint can convert such obligations into Class B Common Stock, subject to compliance with FCC requirements, at $8.00 per share. At Maturity Date, if the price per share of Class B Common Stock equals or exceeds $10.00 per share, the Company can convert any outstanding Series E Convertible Debentures into Class B Common Stock. Additionally, at Maturity Date, if the price per share of Class B Common Stock is less than $10.00, Brightpoint at its election may convert the Series E Convertible Debentures into Class B Common Stock, subject to compliance with FCC requirements, or require repayment in cash. Additional shares of Class B Common Stock may be issued by the Company to Brightpoint, subject to compliance with FCC requirements, to adjust for the lowest per share price paid to the Company for certain sales of Class B Common Stock after December 12, 1996 until such time as the Company secures at least $150 million in additional financing.



8. STOCK OPTIONS



     The Company's Incentive Stock Option Plan (the "1995 Plan") was established in 1995 and authorizes the grant of options for Class B Common Stock to all eligible employees. As of September 30, 1996, a total of 1,550,000 shares of Class B Common Stock have been reserved for issuance under the 1995 Plan. The exercise price for each option may not be less than 100% of the fair market value, as defined, of a share of Class B Common Stock on the date of grant. The 1995 Plan is administered by the Board of Directors which has the authority to determine the option recipients, the number of shares subject to each option, the term of the option, the exercise price and the vesting schedule.



     In 1995, the Company authorized the grant of non-qualified stock options for Class B Common Stock to certain employees (the "1995 Non-Qualified Options"). The exercise price for the 1995 Non-Qualified Options is $0.83 per share. As of September 30, 1996, 3,000,000 shares of Class B Common Stock have been reserved for issuance to employees pursuant to the 1995 Non-Qualified Options.

     The following table summarizes the Company's stock option activity for the 1995 Non-Qualified Options and the 1995 Plan:



                                     1995 INCENTIVE STOCK OPTION PLAN          1995 NON-QUALIFIED STOCK OPTIONS
                                   -------------------------------------    --------------------------------------
                                       NUMBER OF SHARES                         NUMBER OF SHARES
                                   ------------------------                 -------------------------
                                                 GRANTED &     PRICE PER                   GRANTED &     PRICE PER
                                   AVAILABLE    OUTSTANDING      SHARE      AVAILABLE     OUTSTANDING      SHARE
    Shares authorized...........   1,550,000                                 3,000,000
    Granted during 1995.........    (756,000)     756,000         $.83      (1,500,000)    1,500,000        $.83
                                   ---------    -----------                 ----------    -----------
    Balance at December 31,
      1995......................     794,000      756,000                    1,500,000     1,500,000
                                   ---------    -----------                 ----------    -----------
    Expired/forfeited during
      1996......................      65,000      (65,000)        $.83               0             0
    Exercised during 1996.......                  (18,100)        $.83                       (60,240)       $.83
                                   ---------    -----------                 ----------    -----------
    Balance at September 30,
      1996......................     859,000      672,900                    1,500,000     1,439,760
                                   =========    ===========                 ==========    ===========
    Exercisable at December 31,
      1995......................                       --                                    500,000        $.83
    Exercisable at September 30,
      1996......................                  225,327         $.83                       939,760        $.83



     In May 1996, the Board of Directors approved the reservation of 390,000 shares of Class B Common Stock in anticipation of the adoption of the 1996 Director Non-Qualified Stock Option Plan (the "1996 Director Plan"). The 1996 Director Plan, if adopted, will provide the grant of stock options to eligible directors of the Company who served on the Board of Directors. The exercise price for options granted under the 1996 Director Plan will be (i) $0.83 per share or (ii) at the discretion of the Board of Directors, if less, the fair market value, as defined, of Class B Common Stock at the date of grant and provide for vesting on the later of (i) June 1, 1997 or (ii) an initial public offering of stock, including the Offering. While the Company has not granted any options under the 1996 Director Plan as of September 30, 1996, it has committed that options providing for the purchase of up to 257,500 shares will be granted to directors serving on the Board of Directors as of June 1, 1996, contingent on compliance with FCC requirements and stockholder approval, but prior to the consummation of the Offering. As of September 30, 1996, in connection with these options, the Company has recorded $1.2 million of deferred compensation representing the portion of deferred compensation to be earned through June 1, 1997.



     In May 1996, the Board of Directors approved the reservation of 2,370,000 shares of Class B Common Stock in anticipation of the adoption of the 1996 Non-Qualified Stock Option Plan (the "1996 Employee Plan"). The 1996 Employee Plan, if adopted, will provide the grant of stock options to eligible employees of the Company. The exercise price for options granted will be determined by the Board of Directors, but will not be less than the lesser of (i) $0.83 per share and (ii) the fair market value, as defined, of the Class B Common Stock on the date of grant. In anticipation of the adoption of the 1996 Employee Plan and as an inducement to retain key personnel, the Company has entered into stock option commitments with employees totaling 1,736,153. Subject to finalization of terms and conditions and adoption by the Board of Directors of the 1996 Employee Plan, it is expected that (i) such commitments will provide for an exercise price of $.83 per share, (ii) for 1,623,765 of option commitments, one third of the options would vest by May 17, 1997 with the remaining stock options vesting evenly through May 17, 1999 and (iii) 112,388 of stock option commitments vest at the grant date. Because the exercise price of the stock options at the date of commitment was below the fair market value of the Class B Common Stock, the Company has recorded (i) $316,000 of compensation expense for the portion of the
1.6 million share issuance representing the portion earned as of September 30, 1996, (ii) $10.4 million of deferred compensation representing the portion of the 1.6 million option issuance to be earned over the remaining vesting period, and (iii) $805,000 of compensation expense for the 112,388 options earned prior to September 30, 1996. Deferred compensation is charged to expense over the vesting period commencing the earlier of the commitment date or the grant date. All grants and commitments under the 1996 Employee Plan are subject to compliance with FCC requirements and stockholder approval of the 1996 Employee Plan.



     Also see discussion of Control Group Options in Note 4, "Stockholders' Deficit."

9. INCOME TAXES

     Differences between accounting rules and tax laws cause differences between the bases of certain assets and liabilities for financial reporting and tax purposes, primarily related to different treatment of start up costs. The tax effects of these differences, to the extent they are temporary, are recorded as deferred tax assets and liabilities and consisted of the following components at:


                                                             DECEMBER 31,
                                                       ------------------------    SEPTEMBER 30,
                  DEFERRED TAX ASSETS:                   1994          1995            1996
                                                                                   (UNAUDITED)
    Capitalized start-up costs for tax purposes.....   $ 199,001    $ 2,824,433    $  5,419,111
    Accruals........................................          --             --         674,781
    Amortization of financing costs.................          --             --         145,365
    Net operating loss carry-forwards...............          --        106,389       1,374,379
                                                       ---------    -----------    ------------
    Total deferred tax assets.......................     199,001      2,930,822       7,613,636
                                                       ---------    -----------    ------------
    Valuation allowance.............................    (199,001)    (2,930,822)     (7,613,636)
                                                       ---------    -----------    ------------
    Deferred tax assets, net........................   $      --    $        --    $         --
                                                       =========    ===========    ============



     Due to the uncertainty surrounding the realization of these assets, a valuation allowance has been provided for the full amount of the deferred tax assets. At September 30, 1996 the Company had net operating loss carryforwards of approximately $3.7 million which can be used to offset taxable income through the year 2010.


10. COMMITMENTS

  Supply Agreements and Vendor Financing


     As further discussed below in Note 7, the Company has entered into various supply and service related agreements with vendors for the purchase of equipment, services, and software required to construct and deploy the PCS Network which could aggregate $646 million. The Company's ability to meet its business plan is largely dependent on the performance of these suppliers. There are a limited number of suppliers who can perform these services.



     LCC


     In connection with the Investment Agreement, and in support of the design and buildout of the PCS Network, the Company has agreed to purchase from LCC a total of $65 million of professional services over a period of five years consisting of (i) $45.0 million of program management services and (ii) $20.0 million of radio frequency engineering services.

  Booz - Allen

     The Company has entered into an agreement whereby Booz - Allen will provide up to $50 million of management and technology consulting services over a five year period. The agreement provides that the Company, in situations where minimum services are not purchased within required time frames, will be obligated to pay liquidated damages of up to 15% of the difference between amounts purchased and the stipulated minimum requirements.

  Financing


     In connection with its financing efforts, the Company has entered into agreements with third parties that generally provide for a fee based on either performance within specified guidelines or a percentage of debt or equity raised by the firm including financing raised in future periods. At September 30, 1996, the Company has obligations of $9.4 million in financing related costs for financing raised to date.

  Leases


     The Company leases office space, office equipment and transponder sites under arrangements accounted for as operating leases. As of September 30, 1996, future annual minimum rental payments under operating leases are as follows :



        1996 (3 months remaining).......................................   $  248,902
        1997............................................................    1,424,052
        1998............................................................    1,212,099
        1999............................................................      987,016
        2000............................................................      989,745
        2001............................................................      843,138
        Thereafter......................................................    3,201,034
                                                                           ----------
        Total...........................................................   $8,905,986
                                                                            =========



     Rent expense for the nine months ended September 30, 1996, for the year ended December 31, 1995, for the period April 20, 1994 (date of inception) to December 31, 1994 and for the period April 20, 1994 (date of inception) to September 30, 1996, was approximately $567,000, $243,000, $22,000 and $832,000, respectively.


11. REDEEMABLE COMMON STOCK


     In 1995, the Company entered into a services contract (the "Services Contract") with a third party that provides that, in certain situations, the Services Contract may be terminated by either party. In August 1996, the Company notified the third party that it was terminating the Services Contract which obligated the Company to redeem the 1,800,729 shares of Old Class B Common Stock previously purchased by the third party for $1.5 million. On December 3, 1996, the Company satisfied this obligation and redeemed, and subsequently canceled, 1,800,729 shares of Old Class B Common Stock.



12. FAIR VALUE OF FINANCIAL INSTRUMENTS



     At September 30, 1996, and December 31, 1995, the Company's carrying value of financial instruments approximated fair value. The estimated fair value of the financial instruments has been determined using available market information. However, considerable judgment is required in interpreting market data and assessing the impact of the FCC's alien ownership restrictions on certain instruments conversion rights.


13. CERTAIN RELATED PARTY TRANSACTIONS


     The Company has had transactions in the normal course of business with various corporations, certain of whose directors or officers are also directors of the Company. Payment to these corporations for services rendered was approximately $683,502, $899,010 and $1.6 million for the nine months ended September 30, 1996, for the year ended December 31, 1995, and for the period from April 20, 1994 to September 30, 1996, respectively. There were no payments to the affiliated parties for the period April 20, 1994 to December 31, 1994. Since inception, the Company has issued shares of its common stock to shareholders and affiliates for property and services rendered. These services have been recorded at their estimated fair value of $542,000, $347,000, $609,000 and $1,498,000 for the nine months ended September 30, 1996, for the year ended December 31, 1995, for the period April 20, 1994 to December 31, 1994, and for the period from April 20, 1994 to September 30, 1996, respectively. At September 30, 1996, the Company was indebted to affiliates and certain related parties for approximately $72.3 million.


14. REGULATORY MATTERS


     On June 21, 1996, National Telecom PCS, Inc. ("NatTel") filed a petition with the FCC to deny all of the Company's applications for the C Block licenses. Allegations cited include, among other things, the Company's failure to satisfy certain of the FCC's small business requirements and alien ownership restrictions. In addition, on July 1, 1996, Radiofone, Inc. ("Radiofone") filed petitions to dismiss or deny and reauction the C Block licenses for certain markets, for each of which the Company was the high bidder. Radiofone alleged, among other things, that the FCC's conduct of C Block auctions for these markets was unlawful in that it permitted Radiofone to bid only subject to its potential future disqualifications (based upon Radiofone's challenge to the FCC's spectrum cap rules). In July 1996, the Company filed oppositions to these petitions as without merit. On November 4, 1996, the FCC staff decided both these petitions in favor of the Company and conditionally granted all of the Company's licenses, subject to payment of the required downpayment, which the Company paid on November 8, 1996. On November 27, 1996, NatTel appealed the denial of its petition to the FCC and sought a stay of the decision granting the Company's licenses. The Company filed its opposition on December 12, 1996 stating its position that NatTel's claims are without merit. The Company cannot predict the outcome of this proceeding.


     Upon acquiring the licenses, the Company will be subject to various restrictions, rules and regulations of the FCC. These regulations include matters relating to the (i) ongoing eligibility requirements for entities qualifying as a Small Business and designated entity status, (ii) restrictions on the ownership and control of a FCC license holder and (iii) compliance with established deadlines for the buildout of PCS Networks, among others. Depending on their extent and timing, these matters, as well as other regulatory matters, could individually or in the aggregate have an adverse effect on the Company's financial condition, results of operations and cash flows.


     To continue to qualify as a designated entity ("DE") under the FCC rules and thereby qualifying for the favorable license financing terms of the Government Financing, the DE rules require that the Control Group (as defined in the rules and regulations promulgated by the FCC) hold 50.1% of the voting control of the Company and either 50.1% or 25% (depending on which Control Group minimum equity structure is used) of the "fully diluted" equity for at least 3 years. Additionally, the regulations include (i) restrictions on the composition of the Control Group and certain members thereof (the "Qualifying Investors") and requirements for the Qualifying Investors voting stock and equity and (ii) the involvement of the Control Group in the operations of the Company, (iii) requirements as to rights and privileges of stock held by members of the Control Group and (iv) requirements that the Control Group must constitute or appoint a majority of the Board of Directors. Additionally, DE's are subject to restrictions relating to the transfer and the assignment of licenses. License holders are also subject to specific construction schedules for system build out. Licensees that fail to meet construction and buildout schedules may be subject to forfeiture of their licenses. With respect to foreign ownership regulation, the Company is subject to a 25% limitation regarding the total percentage of capital stock of the Company directly or indirectly owned of record or voted by non-U.S. persons or entities or their representatives ("Alien Ownership").


     Failure on the part of an entity to maintain the Designated Entity Status, satisfy specific buildout and construction requirements, and comply with Alien Ownership limitations, among others, could result in the loss of the favorable license financing terms of the Government Financing including the loss of bidders credits, acceleration of payments due under the Government Financing or the revocation of the awarded licenses, among others.

             ------------------------------------------------------
             ------------------------------------------------------
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                             ---------------------
                               TABLE OF CONTENTS


                                        PAGE
Prospectus Summary.....................   1
Risk Factors...........................   7
Use of Proceeds........................  21
Dividend Policy........................  21
Dilution...............................  22
Capitalization.........................  23
Selected Financial Data................  24
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations............  25
Business...............................  29
Regulation of the Wireless
  Telecommunications Industry..........  44
Management.............................  48
Certain Transactions...................  65
Principal Stockholders.................  68
Description of Certain Indebtedness....  70
Description of Capital Stock...........  77
Shares Eligible for Future Sale........  85
Underwriting...........................  87
Legal Matters..........................  88
Experts................................  88
Other Matters..........................  88
Additional Information.................  89
Glossary of Terms......................  90
Index to Financial Statements.......... F-1
           ---------------------
     UNTIL                , 1997 (25 DAYS
AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS
B COMMON STOCK, WHETHER OR NOT PARTICIPATING
IN THIS DISTRIBUTION, MAY BE REQUIRED TO
DELIVER A PROSPECTUS. THIS IS IN ADDITION TO
THE OBLIGATION OF DEALERS TO DELIVER A
PROSPECTUS WHEN ACTING AS UNDERWRITERS AND
WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR
SUBSCRIPTIONS.


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                             SHARES

                                     [LOGO]

                          POCKET COMMUNICATIONS, INC.

                              CLASS B COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                          DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION


                            BEAR, STEARNS & CO. INC.


                                COWEN & COMPANY

                              GOLDMAN, SACHS & CO.

                                            , 1996

             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission (the "Commission") registration fee and the National Association of Securities Dealers, Inc. ("NASD") registration fee.


                                                                             PAYABLE BY
                                                                           THE REGISTRANT
        SEC registration fee............................................      $ 59,483
        NASD registration fee...........................................        17,750
        Blue Sky fees and expenses......................................        *
        Accounting fees and expenses....................................        *
        Legal fees and expenses.........................................        *
        Printing and engraving expenses.................................        *
        Miscellaneous fees and expenses.................................        *
                                                                              --------
                  Total.................................................      $ *
                                                                              ========


---------------

* To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Articles of Incorporation provides that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer of the Company shall have any liability to the Company or its stockholders for monetary damages. The Maryland General Corporation Law provides that a corporation's charter may include a provision which restricts or limits the liability of its directors or officers to the corporation or its stockholders for money damages except: (1) to the extent that it is provided that the person actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Company's Articles of Incorporation and By-laws provide that the Company shall indemnify and advance expenses to its currently acting and its former directors to the fullest extent permitted by the Maryland General Corporation Law and that the Company shall indemnify and advance expenses to its officers to the same extent as its directors and to such further extent as is consistent with law.

     The Articles of Incorporation and By-Laws provide that the Company will indemnify its directors and officers and may indemnify employees or agents of the Company to the fullest extent permitted by law against liabilities and expenses incurred in connection with litigation in which they may be involved because of their offices with the Company. In addition, the Company's Articles of Incorporation provides that its directors and officers will not be liable to stockholders for money damages, except in limited instances. However, nothing in the Articles of Incorporation or By-Laws of the Company protects or indemnifies a director, officer, employee or agent against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith gross negligence or reckless disregard of the duties involved in the conduct of his office. To the extent that a director has been successful in defense of any proceeding, the Maryland General Corporation Law provides that he shall be indemnified against reasonable expenses incurred in connection therewith.


     The Underwriting Agreement provides for indemnification by the Underwriters of the registrant, its Directors and officers, and by the registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since inception, the Company has issued and sold the following securities (The following information has been adjusted to reflect the Recapitalization Plan and will be adjusted to reflect the reverse stock split to be effected prior to the effective date of this Registration Statement):

          (a)(1) On April 20, 1994, the Company issued and sold an aggregate of 10,400,000 shares of Class A Common Stock at a price of $.05 per share to two of its founding members, Janis A. Riker and Daniel C. Riker, in exchange for $10,000 and the contribution by Ms. and Mr. Riker of a business plan for the Company.


          (2) In August 1994, the Company sold 5,000,000 shares of Class A Common Stock at a price of $.05 per share to Teleconsult, Incorporated. In December 1994, the Company agreed to sell to Teleconsult, Incorporated an aggregate of 4,300,000 shares at a price of $.227 in exchange for $918,700 in cash and $308,573 in services. Such consideration was received by the Company during the period December 1994 through February 1996.



          (3) On October 24, 1994, the Company issued and sold for $.05 per share 1,000,000 shares of Class B Common Stock to Randall S. Anderson, for $.05 per share and 200,000 shares of Class B Common Stock to Jonathan L. Alpert and Jo Elizabeth Alpert, as tenants by the entirety for cash in the aggregate amount of $60,000.



          (4) On January 30, 1995, the Company sold an aggregate of 6,000,000 shares of Class B Common Stock at $.83 per share to Masa Telecom, Inc., for a $5 million cash payment. 1,800,000 shares were issued on January 31, 1995 for a $1.5 million cash payment. 4,200,000 shares were issued on May 1, 1995 for a $3.5 million cash payment.



          (5) On October 30, 1995, the Company issued 20,000 shares of Class B Common Stock to each of the following directors of the Company, Brion R. Sasaki, Ronald S. Schimel, Thomas L. Leming and George S. Wills, as compensation for services rendered as a Board member, which shares were valued at $.83 per share.



          (6) On November 3, 1995, the Company sold to CTD, L.L.C. 100,000 shares of Class B Common Stock at a purchase price of $.83 per share in exchange for 100 shares of FedSMR, Inc. Common Stock.



          (7) On November 9, 1995, the Company sold to Westinghouse Electric Corporation ("WEC") 1,800,729 shares of Class B Common Stock at $.83 per share in exchange for $1 million cash payment and $500,000 worth of services, which services were provided by WEC to the Company during the period from November 1995 through March 1996. Such shares were redeemed by the Company for $1,500,000 on December 3, 1996.



          (8) On March 15, 1996, the Company issued and sold 30,120 shares of Class B Common Stock to Randall S. Anderson (an employee) pursuant to the exercise of his option to purchase such stock and for which he paid $25,000 in cash or $.83 per share.



          (9) On March 21, 1996, the Company agreed to sell and issue Series D Convertible Debentures to LCC, L.L.C. for an aggregate purchase price of $6.5 million which debentures are convertible into common stock of the Company. The Company issued two debentures, one with a principal amount of $3.5 million on March 27, 1996 in exchange for a $2 million cash payment and a $1.5 million license fee and the other debenture with a principal amount of $3 million on May 10, 1996 in exchange for a $3.0 million cash payment.



          (10) On April 25, 1996, the Company agreed to sell to C.E. Capital Consultants, Inc. (a) 150,000 shares of Class B Common Stock for a purchase price of $.01 per share and (b) warrants to purchase 150,000 shares of Class B Common Stock at an exercise price of $14.00 per share as partial consideration of the consulting services provided to the Company by C.E. Capital Consultants, Inc.



          (11) On August 19, 1996, Booz - Allen & Hamilton, Inc. entered into a subscription agreement to purchase 718,750 shares of Class B Common Stock at a purchase price of $8.00 per share, subject to certain adjustments, for an aggregate purchase price of $5,750,000 consisting of both cash and consulting services.



          (12) On August 26, 1996, Kimbaco agreed to purchase an $8.0 million note along with 1,000,000 non-detachable warrants to purchase Class B Common Stock at $8.00 per share. The agreement to issue the note and warrants was in lieu of a cash payment to satisfy a placement fee for services provided by Kimbaco to the Company.



          (13) Pursuant to an investment decision made by Executive Search International, Inc. prior to August 29, 1996, which investment decision was set forth in an agreement executed on August 29, 1996 prior to filing the Registration Statement, Executive Search International, Inc. agreed to purchase from the Company an aggregate of 125,000 shares of Class B Common Stock at a purchase price of $8.00 per share, subject to certain adjustments, for aggregate purchase price of $1.0 million in executive search and consulting services.



          (14) Pursuant to an investment decision made by William A. Marshall prior to August 29, 1996, which investment decision was set forth in an agreement executed on August 29, 1996 prior to filing the Registration Statement, William A. Marshall (an employee) agreed to purchase 15,000 shares of Class B Common Stock for which he paid $120,000 in cash or $8.00 per share.



          (15) On September 18, 1996, the Company sold 30,120 shares of Class B Common Stock to Randall S. Anderson (an employee) for $25,000. The sale was a result of Mr. Anderson's exercise of stock options, which options were granted in August 1995 and were granted to him pursuant to an agreement negotiated prior to August 29, 1996.



          (16) On September 18, 1996, the Company sold 18,100 shares of Class B Common Stock to Larry D. Berent (an employee) for $15,023. The sale was a result of Mr. Berent's exercise of stock options, which options were granted in 1995 and were granted to him pursuant to an agreement negotiated prior to August 29, 1996.



          (17) On October 31, 1996, Lee Chung Chan agreed to purchase a $240,000 note along with non-detachable warrants to purchase 30,000 shares of Class B Common Stock at an exercise price of $8.00 per share. The warrants are to be issued as compensation for placement agency services rendered by Lee Chung Chan in connection with a $2.0 million working capital facility.



          (18) As of November 4, 1996, DCR Pacific PCS Limited Partnership, a subsidiary of the Company ("DCR Pacific"), agreed to issue to Northern Telecom Inc. promissory notes in the aggregate principal amount of $59.0 million, each as a consideration for loans extended to DCR Pacific by Northern Telecom Inc. pursuant to a Loan Agreement, dated as of November 4, 1996, by and among DCR Pacific, Northern Telecom Inc. and the other lenders thereunder. One of such promissory notes is exchangeable, subject to compliance with FCC rules, regulations and policies including Designated Entity and foreign ownership rules, for Class B Common Stock of the Company after July 1, 1998 at an exercise price equal to $8.00 per share.



          (19) As of December 11, 1996, the Company entered into a vendor financing agreement with Ericsson, Inc., pursuant to which Ericsson agreed to provide the Company with $422 million in equipment financing for the purpose of paying the purchase price for equipment, software, goods and engineering services to be purchased by the Company from Ericsson for the Company's Chicago, Hawaii and Dallas markets. In connection with the Ericsson Agreement, the Company agreed to issue Ericsson warrants to purchase Class B Common Stock at an $8.00 exercise price.



          (20) On December 12, 1996, in connection with a distribution and services agreement pursuant to which Brightpoint will provide inventory management, warehousing and fulfillment services to the Company, the Company entered into a subscription agreement with Brightpoint pursuant to which the Company would receive $5.0 million in cash in return for the issuance of 25 Series E Convertible Debentures convertible into 625,000 shares of Class B Common Stock at a conversion price of $8.00 per share, subject to adjustment.

          (21) On December 12, 1996, the Company agreed to issue to Siemens Stromberg-Carlson warrants to purchase Class B Common Stock at an exercise price of $8.00 per share. The proceeds of the sale of such warrants will be used to purchase goods and services from Siemens Stromberg-Carlson for use in the Detroit market. The warrants will not be exercisable before July 1, 1998.



          (22) As of December 13, 1996, in connection with a loan and a lease agreement to be entered into with Dominion Fund IV, the Company agreed to issue to Dominion Fund IV warrants to purchase 430,000 shares of Class B Common Stock at an exercise price of $8.00 per share, subject to certain adjustments. The proceeds of such financing will be used to lease telephone switching equipment, computers and office equipment. The warrants will not be exercisable before June 1998.


     The issuances described in Item 15(a) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and/or debentures issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.


          (b)(1) The Company sold and issued Class B Convertible Debentures to Multinational Technology and Business Limited ("MTB") on August 18, 1995, for a $833,000 cash payment, which debentures are convertible into 1,000,000 shares of Class B Common Stock. MTB assigned the debenture to Pacific Eagle Investments Ltd.



          (2) On November 1, 1996, the Company agreed to issue and sell to Dong-Hoon Choi 1,800,729 shares of Class B Common Stock for an aggregate cash purchase price of $2,716,158, the proceeds of which were used to redeem Common Stock and pay certain amounts owed to C.E. Capital Consultants, Inc.



     The issuances described in Item 15(b) were deemed exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering and Regulation S promulgated under the Securities Act as an offshore transaction. The recipient of the securities represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access through its relationship with the Company to information about the Company. In addition, the recipient represented that it would not engage in any direct selling efforts to a U.S. person or for the account or benefit of a U.S. person. Appropriate legends were affixed to the securities.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits.


EXHIBIT
NUMBER                                        DESCRIPTION
  1.1     Form of Underwriting Agreement.**
  3.1     Form of Amended and Restated Articles of Incorporation of the Company.**
  3.2     Form of By-Laws of the Company.**
  4.1     Form of the Company's Class B Common Stock certificate.**
  5.1     Opinion of Latham & Watkins re: legality of shares being registered.**
 10.1     Stock Purchase Agreement, dated as of December 1, 1994, by and between the Company and Teleconsult, Inc.
 10.2     Consulting Agreement, dated January 10, 1995, by and between the Company and C.E.
          Capital Consultants, Inc.**
 10.3     Stock Purchase Agreement, dated as of January 30, 1995, by and between the Company and Teleconsult, Inc.
 10.4     Stock Purchase Agreement, dated as of January 30, 1995, by and between the Company and Masa Telecom, Inc., as amended as of November, 1995.**

EXHIBIT
NUMBER                                        DESCRIPTION
 10.5     Stockholders' Agreement, dated as of January 30, 1995, as amended from time to time, by and between the Company and the stockholders named therein and the amendments thereto.
 10.6     Memorandum of Understanding and Acquisition Agreement, dated June 20, 1995, by and between the Company and Ericsson, Inc. (confidential treatment requested)**
 10.7     Loan and Purchase Agreement, dated as of June 24, 1995, by and between the Company and Masa Telecom Asia Investment Pte. Ltd.**
 10.8     PCS 1900 Project and Supply Agreement, dated as of July 26, 1995, by and between the
          Company and Northern Telecom, Inc. (confidential treatment requested)**
 10.9     Loan and Purchase Agreement, dated as of August 18, 1995, by and between the Company and Pacific Eagle Investments Ltd. and the amendments thereto.**
 10.10    Purchase Agreement, dated as of August 18, 1995, by and between the Company and
          Multinational Technology and Business Limited.
 10.11    Working Capital Loan Agreement, dated as of November 8, 1995, by and between the
          Company and Ericsson, Inc. and the amendment thereto. (confidential treatment requested)**
 10.12    Stock Purchase and Warrant Agreement, dated January 21, 1996, by and between the
          Company and C.E. Capital Consultants, Inc.**
 10.13    Convertible Loan and Investment Agreement, dated March 20, 1996, by and between the
          Company and LCC, L.L.C., as amended as of May 10, 1996.
 10.14    Loan Agreement, dated May 13, 1996, by and between the Company and Ericsson, Inc.
          (confidential treatment requested)**
 10.15    Stock Option Agreement by and between the Company and Randall Anderson, dated August
          10, 1995.**
 10.16    1995 Incentive Stock Option Plan and amendments thereto.**
 10.17    1996 Employee Non-Qualified Stock Option Plan.**
 10.18    1996 Director Non-Qualified Stock Option Plan.**
 10.19    1996 Incentive Compensation Plan.**
 10.20    Pocket Director Stock Compensation Plan.**
 10.21    Employment Agreement, dated as of August 1, 1994 and amended as of July 12, 1995, by and between the Company and Daniel C. Riker.**
 10.22    Employment Agreement, effective as of May 1, 1995, by and between the Company and
          Janis A. Riker.**
 10.23    Employment Agreement, effective January 3, 1995, by and between the Company and
          Randall S. Anderson.
 10.24    Employment Agreement, effective March 6, 1995, by and between the Company and Barry
          C. Winkle.
 10.25    Employment Agreement, effective February 1, 1996, by and between the Company and
          Robert A. Kerstein.**
 10.26    Employment Agreement, effective January 1, 1997, by and between the Company and John
          Samarron, Jr.**
 10.27    Employment Agreement, effective January 1, 1997, by and between the Company and
          Colleen R. Cross.**
 10.28    Employment Agreement, effective January 1, 1997, by and between the Company and John
          A. Hoffman.**
 10.29    DCR Pacific PCS Limited Partnership Agreement of Limited Partnership, dated as of
          October 19, 1995, as amended.
 10.30    Letter Agreement, dated as of April 1, 1996, by and between the Company and Masa
          Telecom, Inc.
 10.31    Financing Agreement, dated as of August 9, 1996, by and between the Company and
          Siemens Stromberg-Carlson.**
 10.32    Subscription Agreement for 93,750 shares of Common Stock, dated as of August 19,
          1996, by and between the Company and Booz - Allen & Hamilton, Inc.
 10.33    Subscription Agreement for 625,000 shares of Common Stock, dated as of August 19,
          1996, by and between the Company and Booz - Allen & Hamilton, Inc.
 10.34    Services Agreement, dated as of August 19, 1996, by and between the Company and Booz
          Allen & Hamilton, Inc.**
 10.35    Loan Agreement, dated November 4, 1996, by and among DCR Pacific PCS Limited
          Partnership and Northern Telecom Inc. (confidential treatment requested)**
 10.36    Services and Financing Agreement, dated December 12, 1996, between the Company and
          Brightpoint Inc.**
 10.37    Financing Agreement, dated December 13, 1996, between the Company and Dominion Fund
          IV.**
 10.38    Term Sheet, dated December 12, 1996, between the Company and Siemens
          Stromberg-Carlson. (confidential treatment requested)**

EXHIBIT
NUMBER                                        DESCRIPTION
 10.39    Credit Agreement, dated December 11, 1996, by and between the Company and Ericsson,
          Inc. (confidential treatment requested).**
 11.1     Computations of Earnings per Common Share.*
 16.1     Letter from Coopers & Lybrand L.L.P.*
 21.1     Subsidiaries of the Company.**
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Latham & Watkins (included in Exhibit 5.1).**
 23.3     Consent of Wilmer, Cutler & Pickering.**
 24.1     Powers of Attorney (contained on signature page).**
 27.1     Financial Data Schedule.


---------------

 * Previously filed.



** To be filed by amendment.


     (b) Financial Statement Schedules. Schedule II -- Valuation and Qualifying Accounts.

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes to provide to the Underwriters at the closing of the Offerings specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 17th day of December, 1996.


                                          POCKET COMMUNICATIONS, INC.

                                          By:       /s/ DANIEL C. RIKER
                                            ------------------------------------
                                                     (DANIEL C. RIKER)
                                              CHAIRMAN OF THE BOARD AND CHIEF
                                                     EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                 SIGNATURES                               TITLE                     DATE
               /s/ DANIEL C. RIKER              Chairman of the Board and     December 17, 1996
---------------------------------------------    Chief Executive Officer
              (DANIEL C. RIKER)
                      *                           Director and President      December 17, 1996
---------------------------------------------
              (JANIS A. RIKER)
                      *                                  Director             December 17, 1996
---------------------------------------------
             (THOMAS L. LEMING)
                      *                                  Director             December 17, 1996
---------------------------------------------
            (J. HERBERT NUNNALLY)
                      *                                  Director             December 17, 1996
---------------------------------------------
                (EDUARDO PAZ)
                      *                                  Director             December 17, 1996
---------------------------------------------
               (BRION SASAKI)
                      *                                  Director             December 17, 1996
---------------------------------------------
             (RONALD S. SCHIMEL)
                      *                                  Director             December 17, 1996
---------------------------------------------
              (GEORGE S. WILLS)
                      *                         Senior Vice President and     December 17, 1996
---------------------------------------------    Chief Financial Officer
            (ROBERT A. KERSTEIN)
                      *                             Vice President and        December 17, 1996
---------------------------------------------           Controller
             (WILLIAM G. ARENDT)
         By: /s/ DANIEL C. RIKER
---------------------------------------------
               DANIEL C. RIKER
              ATTORNEY-IN-FACT

                          POCKET COMMUNICATIONS, INC.
                                AND SUBSIDIARIES
                        (A DEVELOPMENT STAGE ENTERPRISE)
                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                  VALUATION ALLOWANCE FOR DEFERRED TAX ASSETS

                                                   BALANCE AT    ADDITIONS     WRITE-OFFS,    BALANCE AT
                                                   BEGINNING     CHARGED TO      NET OF         END OF
                  DESCRIPTION                      OF PERIOD       INCOME      RECOVERIES       PERIOD
For the Year Ended December 31, 1995............    $199,001     $2,731,821        $--        $2,930,822
For the Period April 20, 1994 (Inception) to
  December 31, 1994.............................    $     --     $  199,001        $--        $  199,001

                                 EXHIBIT INDEX


                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                   DESCRIPTION                                      PAGE
   1.1    Form of Underwriting Agreement.**........................................
   3.1    Form of Amended and Restated Articles of Incorporation of the
          Company.**...............................................................
   3.2    Form of By-Laws of the Company.**........................................
   4.1    Form of the Company's Class B Common Stock certificate.**................
   5.1    Opinion of Latham & Watkins re: legality of shares being registered.**...
  10.1    Stock Purchase Agreement, dated as of December 1, 1994, by and between the Company and Teleconsult, Inc. .......................................
  10.2    Consulting Agreement, dated January 10, 1995, by and between the Company and C.E. Capital Consultants, Inc.**.....................................
  10.3    Stock Purchase Agreement, dated as of January 30, 1995, by and between the Company and Teleconsult, Inc. .......................................
  10.4    Stock Purchase Agreement, dated as of January 30, 1995, by and between the Company and Masa Telecom, Inc., as amended as of November, 1995.**...
  10.5    Stockholders' Agreement, dated as of January 30, 1995, as amended from time to time, by and between the Company and the stockholders named therein and the amendments thereto. .....................................
  10.6    Memorandum of Understanding and Acquisition Agreement, dated June 20,
          1995, by and between the Company and Ericsson, Inc. (confidential treatment requested)**...................................................
  10.7    Loan and Purchase Agreement, dated as of June 24, 1995, by and between the Company and Masa Telecom Asia Investment Pte. Ltd.**.................
  10.8    PCS 1900 Project and Supply Agreement, dated as of July 26, 1995, by and between the Company and Northern Telecom, Inc. (confidential treatment requested)**.............................................................
  10.9    Loan and Purchase Agreement, dated as of August 18, 1995, by and between the Company and Pacific Eagle Investments Ltd. and the amendments thereto.**...............................................................
 10.10    Purchase Agreement, dated as of August 18, 1995, by and between the
          Company and Multinational Technology and Business Limited. ..............
 10.11    Working Capital Loan Agreement, dated as of November 8, 1995, by and between the Company and Ericsson, Inc. and the amendments thereto.
          (confidential treatment requested)**.....................................
 10.12    Stock Purchase and Warrant Agreement, dated January 21, 1996, by and between the Company and C.E. Capital Consultants, Inc.**.................
 10.13    Convertible Loan and Investment Agreement, dated March 20, 1996, by and between the Company and LCC, L.L.C., as amended as of May 10, 1996. .....
 10.14    Loan Agreement, dated May 13, 1996, by and between the Company and
          Ericsson, Inc. (confidential treatment requested)**......................
 10.15    Stock Option Agreement by and between the Company and Randall Anderson, dated August 10, 1995. **................................................
 10.16    1995 Incentive Stock Option Plan and amendments thereto.**...............
 10.17    1996 Employee Non-Qualified Stock Option Plan.**.........................
 10.18    1996 Director Non-Qualified Stock Option Plan.**.........................
 10.19    1996 Incentive Compensation Plan.**......................................
 10.20    Pocket Director Stock Compensation Plan.**...............................
 10.21    Employment Agreement, dated as of August 1, 1994 and amended as of July
          12, 1995, by and between the Company and Daniel C. Riker.**..............
 10.22    Employment Agreement, effective as of May 1, 1995, by and between the
          Company and Janis A. Riker.**............................................
 10.23    Employment Agreement, effective January 3, 1995, by and between the
          Company and Randall S. Anderson. ........................................

                                                                                      SEQUENTIALLY
EXHIBIT                                                                                 NUMBERED
NUMBER                                   DESCRIPTION                                      PAGE
 10.24    Employment Agreement, effective March 6, 1995, by and between the Company and Barry C. Winkle. ....................................................
 10.25    Employment Agreement, effective February 1, 1996, by and between the
          Company and Robert A. Kerstein.**........................................
 10.26    Employment Agreement, effective January 1, 1997, by and between the
          Company and John Samarron, Jr.**.........................................
 10.27    Employment Agreement, effective January 1, 1997, by and between the
          Company and Colleen R. Cross.**..........................................
 10.28    Employment Agreement, effective January 1, 1997, by and between the
          Company and John A. Hoffman.**...........................................
 10.29    DCR Pacific PCS Limited Partnership Agreement of Limited Partnership,
          dated as of October 19, 1995, as amended. ...............................
 10.30    Letter Agreement, dated as of April 1, 1996, by and between the Company and Masa Telecom, Inc. ..................................................
 10.31    Financing Agreement, dated as of August 9, 1996, by and between the
          Company and Siemens Stromberg-Carlson.**.................................
 10.32    Subscription Agreement for 93,750 shares of Common Stock, dated as of
          August 19, 1996, by and between the Company and Booz - Allen & Hamilton,
          Inc. ....................................................................
 10.33    Subscription Agreement for 625,000 shares of Common Stock, dated as of
          August 19, 1996, by and between the Company and Booz - Allen & Hamilton,
          Inc. ....................................................................
 10.34    Services Agreement, dated as of August 19, 1996, by and between the
          Company and Booz - Allen & Hamilton, Inc.**..............................
 10.35    Loan Agreement, dated November 4, 1996, by and among DCR Pacific PCS
          Limited Partnership and Northern Telecom Inc. (confidential treatment requested)**.............................................................
 10.36    Services and Financing Agreement, dated December 12, 1996, between the
          Company and Brightpoint Inc.**...........................................
 10.37    Financing Agreement, dated December 13, 1996, between the Company and
          Dominion Fund IV.**......................................................
 10.38    Term Sheet, dated December 12, 1996, between the Company and Siemens
          Stromberg-Carlson (confidential treatment requested).**..................
 10.39    Credit Agreement, dated December 11, 1996, by and between the Company and
          Ericsson, Inc. (confidential treatment requested).**.....................
  11.1    Computations of Earnings per Common Share.*..............................
  16.1    Letter from Coopers & Lybrand L.L.P.*....................................
  21.1    Subsidiaries of the Company.**...........................................
  23.1    Consent of Arthur Andersen LLP. .........................................
  23.2    Consent of Latham & Watkins (included in Exhibit 5.1).**.................
  23.3    Consent of Wilmer, Cutler & Pickering.**.................................
  24.1    Power of Attorney (contained on signature page).**.......................
  27.1    Financial Data Schedule..................................................


---------------

 * Previously filed.



** To be filed by amendment.